     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 8, 1999



                                                     REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549

                             ---------------------


                                    FORM S-4


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------


                        TRANSOCEAN OFFSHORE (TEXAS) INC.


             (Exact name of registrant as specified in its charter)



              TEXAS                              1381                            72-0464968
 (State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
 incorporation or organization)       Classification Code Number)                  Number)



                                4 GREENWAY PLAZA


                              HOUSTON, TEXAS 77046


                                 (713) 871-7500


              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             ---------------------


                            NICOLAS J. EVANOFF, ESQ.
                        TRANSOCEAN OFFSHORE (TEXAS) INC.
                                4 GREENWAY PLAZA
                              HOUSTON, TEXAS 77046
                                 (713) 871-7500


               (Name, address, including zip code, and telephone number, including area code, of agent for service)


                             ---------------------


                                    Copy to:



                              GENE J. OSHMAN, ESQ.
                             BAKER & BOTTS, L.L.P.
                              3000 ONE SHELL PLAZA
                           HOUSTON, TEXAS 77002-4995
                                 (713) 229-1234


                             ---------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Transocean Offshore Inc., a Delaware corporation ("Transocean-Delaware"), into the Registrant, with the Registrant surviving and, following such merger, the conversion and continuation of Registrant into a Cayman Islands exempted company named "Transocean Offshore Inc." ("Transocean-Cayman") (such merger, conversion and continuation, collectively, the "Reorganization") pursuant to the Agreement and Plan of Merger and Conversion attached as Annex A to the Proxy Statement/Prospectus contained herein have been satisfied.



    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]


                             ---------------------


                        CALCULATION OF REGISTRATION FEE



----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                       AMOUNT           PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
    TITLE OF EACH CLASS OF             TO BE             OFFERING PRICE      AGGREGATE OFFERING       REGISTRATION
 SECURITIES TO BE REGISTERED         REGISTERED           PER SHARE(1)            PRICE(1)               FEE(2)
----------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value
  U.S. $.01 per share.........      101,060,300             $25.6875           $2,595,986,456           $721,685
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------



(1) Reflects the market price of the common stock of Transocean-Delaware to be exchanged for ordinary shares of Transocean-Cayman in connection with the Reorganization described in this Registration Statement computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act based upon the average of the high and low prices of the common stock of Transocean-Delaware as reported by the New York Stock Exchange, Inc. on April 7, 1999 and is estimated solely to determine the registration fee.


(2) A fee of $459,435 was previously paid by Transocean-Delaware pursuant to Rule 14a-6 and Rule 0-11 under the Exchange Act in connection with the preliminary proxy statement/prospectus related hereto filed on March 12, 1999. Pursuant to Rule 457(b) under the Securities Act and Rule 0-11(a)(2) under the Exchange Act, such fee is being credited against the registration fee and, accordingly, only an additional $262,250 is being paid in connection with this Registration Statement.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


             PROXY STATEMENT OF                          PROSPECTUS FOR ORDINARY SHARES OF
          TRANSOCEAN OFFSHORE INC.                           TRANSOCEAN OFFSHORE INC.
          (a Delaware corporation)             (a Cayman Islands exempted company limited by shares)


                               [TRANSOCEAN LOGO]

Dear Shareholder:

     We are proposing a corporate reorganization of Transocean that would result in your holding shares in a Cayman Islands corporation rather than a Delaware corporation. The reorganization will change our place of incorporation from Delaware to the Cayman Islands. The number of shares you own and your percentage ownership in Transocean will not change as a result of the reorganization. After the completion of the reorganization, the Cayman Islands corporation will continue to conduct the business now conducted by the Delaware corporation. We expect the shares of the Cayman Islands corporation to be listed on the New York Stock Exchange under the symbol "RIG," the same symbol under which your shares are currently listed.

     This proxy statement/prospectus provides you with detailed information regarding the reorganization. We encourage you to read this entire document carefully.


     YOU SHOULD CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 12.


     The reorganization cannot be completed unless the holders of a majority of our outstanding shares approve it. Your board of directors recommends that you vote to approve the reorganization. We are asking for this approval at our annual meeting. Also on the agenda for the annual meeting is the reelection of three directors to serve three-year terms.

     The record date for the annual meeting is April 12, 1999. The date, time and place of the annual meeting are:

  May 13, 1999
  9:00 a.m. Houston time
  Renaissance Houston Hotel
  6 Greenway Plaza East
  Houston, Texas

                                            Sincerely,

                                            /s/ J. Michael Talbert
                                            -----------------------------
                                                J. Michael Talbert
                                                Chairman of the Board and
                                                Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE REORGANIZATION OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this proxy statement/prospectus is                     , 1999,
and it will be first mailed to shareholders along with a form of proxy on April 15, 1999.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE. THESE DOCUMENTS ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST DIRECTED TO JEFFREY L. CHASTAIN, DIRECTOR OF INVESTOR RELATIONS, TRANSOCEAN OFFSHORE INC., 4 GREENWAY PLAZA, HOUSTON, TEXAS 77046, TELEPHONE
(713) 871-7500. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 6, 1999. THE EXHIBITS TO THESE DOCUMENTS WILL GENERALLY NOT BE MADE AVAILABLE UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
TRANSOCEAN STRUCTURE...................    5
QUESTIONS AND ANSWERS ABOUT THE
  REORGANIZATION.......................    6
SUMMARY................................    7
  Parties to the Reorganization........    7
  The Reorganization...................    7
  Reasons for the Reorganization.......    7
  Tax Considerations...................    8
  No Exchange of Certificates..........    8
  Rights of Shareholders...............    8
  Stock Exchange Listing...............    8
  Market Price.........................    8
  Rights of Dissenting Shareholders....    8
  Accounting Treatment of the
     Reorganization....................    8
  Annual Meeting.......................    8
  Recommendations of the Board of
     Directors.........................    9
  Votes Required.......................    9
  Proxies..............................    9
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA.......................   10
SUMMARY PRO FORMA FINANCIAL
  INFORMATION..........................   11
RISK FACTORS...........................   12
THE REORGANIZATION.....................   13
  Background and Reasons for the
     Reorganization....................   13
  The Agreement and Plan of Merger and
     Conversion........................   14
  Conditions to Consummation of the
     Reorganization....................   15
  Effective Time.......................   16
  Management of Transocean-Cayman......   16
  Required Vote........................   16
  Rights of Dissenting Shareholders....   16
  No Requirement to Exchange
     Certificates......................   16
  Dividends............................   17
  Stock Compensation Plans.............   17
  Stock Exchange Listing...............   17
  Accounting Treatment of the
     Reorganization....................   17



                                         PAGE
                                         ----
  Subsequent Restructuring.............   18
MATERIAL TAX CONSIDERATIONS............   18
  U.S. Federal Income Tax
     Consequences......................   18
  Cayman Islands Tax Consequences......   22
DESCRIPTION OF AUTHORIZED SHARES OF
  TRANSOCEAN-CAYMAN....................   23
  Authorized Share Capital.............   23
  Voting...............................   23
  Quorum for General Meetings..........   23
  Dividend Rights......................   24
  Rights Upon Liquidation..............   24
  No Sinking Fund......................   25
  No Liability for Further Calls or
     Assessments.......................   25
  No Preemptive Rights.................   25
  Redemption and Conversion............   25
  Repurchase...........................   25
  Restrictions On Transfer.............   25
  Other Classes or Series of Shares....   25
  Compulsory Acquisition of Shares held
     by Minority Holders...............   25
  Transfer Agent.......................   26
  Anti-Takeover Provisions.............   26
COMPARISON OF RIGHTS OF SHAREHOLDERS...   28
  Shareholder Approval of Business
     Combinations......................   28
  Special Vote Required for
     Combinations with Interested
     Shareholders......................   29
  Appraisal Rights and Compulsory
     Acquisition.......................   30
  Shareholder Consent to Action Without
     Meeting...........................   30
  Special Meetings of Shareholders.....   30
  Distributions and Dividends;
     Repurchases and Redemptions.......   31
  Vacancies on Board of Directors......   31
  Removal of Directors; Staggered Term
     of Directors......................   31

                                         PAGE
                                         ----
  Inspection of Books and Records......   32
  Amendment of Governing Documents.....   32
  Indemnification of Directors and
     Officers..........................   33
  Limited Liability of Directors.......   34
  Shareholders' Suits..................   34
  Advance Notification Requirements for
     Proposals of Shareholders.........   35
  Cumulative Voting....................   35
THE ANNUAL MEETING.....................   36
  Time, Place and Date.................   36
  Proposals............................   36
  Quorum...............................   36
  Record Date..........................   36
  Votes Required.......................   36
  Proxies..............................   37
  Solicitation of Proxies..............   37
ELECTION OF DIRECTORS..................   38
  Requisite Vote.......................   38
  Nominees for Director -- Class III --
     Terms Expiring 2002...............   38
  Continuing Directors -- Class
     I -- Terms Expiring 2000..........   38
  Continuing Directors -- Class
     II -- Terms Expiring 2001.........   39
  Board Meetings and Committees........   39
  Compensation of Directors............   40
SECURITY OWNERSHIP OF 5% BENEFICIAL
  OWNERS AND MANAGEMENT................   41
  Ownership of Common Stock by
     Directors and Executive
     Officers..........................   41
  Section 16(a) Beneficial Ownership
     Reporting Compliance..............   41



                                         PAGE
                                         ----
  Common Stock Ownership of 5%
     Beneficial Owners.................   42
COMPENSATION OF EXECUTIVE OFFICERS.....   42
  Report of the Executive Compensation
     Committee.........................   42
  Executive Compensation...............   45
  Options Granted......................   46
  Aggregate Option Exercises...........   47
  Defined Benefit Plans................   47
  Performance Graph....................   49
  Compensation upon Change of
     Control...........................   49
  Employment Agreements................   50
  Compensation Committee Interlocks and
     Insider Participation.............   51
SELECTION OF AUDITOR...................   51
PROPOSALS OF SHAREHOLDERS..............   51
LEGAL MATTERS..........................   52
EXPERTS................................   53
WHERE YOU CAN FIND MORE INFORMATION....   53
DISCLOSURE REGARDING FORWARD-LOOKING
  STATEMENTS...........................   54
AGREEMENT AND PLAN OF MERGER AND
  CONVERSION..........................ANNEX A
MEMORANDUM OF ASSOCIATION OF
  TRANSOCEAN-CAYMAN...................ANNEX B
ARTICLES OF ASSOCIATION OF
  TRANSOCEAN-CAYMAN...................ANNEX C

                              TRANSOCEAN STRUCTURE


     The reorganization involves three steps. First, the current Delaware corporation will merge into a wholly owned Texas subsidiary, with the Texas corporation surviving the merger. Second, after the merger, the Texas corporation will become a Cayman Islands corporation pursuant to a conversion and continuation procedure under Texas and Cayman Islands law. Third, after the conversion, the Cayman Islands corporation will contribute a significant portion of its assets to a newly formed Delaware subsidiary. For a more complete description of the reorganization, see "The Reorganization" starting on page 13.


     The following diagrams show the structure of Transocean (1) before the reorganization, (2) after the merger and (3) after the merger and conversion. The diagrams do not reflect all of the legal entities owned by Transocean, any asset transfers effected in the reorganization or any restructuring of our business operations that we may effect following the reorganization.

     In this proxy statement/prospectus, we refer to Transocean Offshore
Inc. -- the Delaware corporation of which you are currently a shareholder -- as "Transocean-Delaware." We refer to the newly formed Texas corporation as "Transocean-Texas," and once it becomes a Cayman Islands corporation, we refer to it as "Transocean-Cayman." Additionally, we sometimes refer to Transocean-Delaware, Transocean-Texas and Transocean-Cayman as "we," "our" or "Transocean."

[CHART OF CORPORATE STRUCTURE BEFORE REORGANIZATION, AFTER THE MERGER AND AFTER
                           THE MERGER AND CONVERSION]

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q:   IS THE REORGANIZATION TAXABLE TO ME?


A: If you are a U.S. shareholder and have a gain on your shares, you will generally be required to recognize that gain as a result of the reorganization. Those U.S. shareholders with a loss on their shares will not be allowed to recognize a loss as a result of the reorganization, but will carry over their basis to the Transocean-Cayman shares and would be able to recognize that loss by disposing of the Transocean-Cayman shares. In addition, there are a number of other tax consequences that you should consider. These are discussed under the heading "Material Tax Considerations" starting on page 18.


Q:   WHEN DO YOU EXPECT THE REORGANIZATION TO BE
     COMPLETED?

A:   We are working towards completing the
     reorganization as quickly as possible and expect to do so promptly after the annual meeting.

Q:   WHAT WILL I RECEIVE FOR MY
     TRANSOCEAN-DELAWARE SHARES?

A:   After the reorganization, you will hold one
     Transocean-Cayman share for each Transocean-Delaware share you held immediately prior to the reorganization.

Q:   WHY IS TRANSOCEAN-TEXAS INVOLVED IN THE
     REORGANIZATION?

A:   Delaware law would require approval by
     100% of our shareholders to change our place of incorporation to the Cayman Islands. Because our common stock is publicly traded, obtaining 100% approval is impractical. By using Transocean-Texas in an intermediate step, we are only required to obtain approval of a majority of our shareholders for the reorganization.

Q:   DO I HAVE TO EXCHANGE MY STOCK CERTIFICATES?

A: No. You will not be required to exchange your stock certificates as a result of the reorganization. After the reorganization, your Transocean-Delaware certificates will represent Transocean-Cayman shares.

Q:   WHAT SHOULD I DO NOW TO VOTE?

A: You should indicate on your proxy card how you want to vote and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the annual meeting.

Q:   IF MY SHARES ARE HELD IN "STREET NAME" BY MY
     BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. You must instruct your broker how to vote your shares or else your broker will not vote your shares. Follow your broker's directions to provide instructions as to how your shares should be voted.

Q:   CAN I CHANGE MY VOTE AFTER I GRANT MY
     PROXY?


A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in the manner described under "The Annual Meeting -- Proxies" starting on page 38.


Q:   WHOM SHOULD I CALL WITH QUESTIONS?

A:   You should contact either of the following:

       Transocean-Delaware:

          Jeffrey L. Chastain
          Director of Investor Relations
          4 Greenway Plaza
          Houston, Texas 77046
          Fax: (713) 552-5475
          Phone: (713) 871-7500

       the Proxy Solicitor:


          Virginia Porcaro

          Corporate Investor Communications
          111 Commerce Road
          Carlstadt, New Jersey 07072
          Phone: (201) 896-5693

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the reorganization more fully, and for a more complete legal description of the reorganization, you should read carefully the entire proxy statement/prospectus, including the annexes. The Agreement and Plan of Merger and Conversion attached as Annex A to this proxy statement/prospectus is the legal document that governs the reorganization. We encourage you to read that agreement.

PARTIES TO THE REORGANIZATION

     Transocean-Delaware. We are a leading international provider of deepwater and harsh environment contract drilling services for oil and gas wells. As of March 1, 1999, we owned, had partial ownership in or operated 31 mobile offshore drilling rigs. On that date, our fleet consisted of seven fourth-generation semisubmersibles, fourteen second-and third-generation semisubmersibles, four drillships, including one newbuild drillship, the "Discoverer Enterprise," which is currently in the final stages of construction and testing, and six jackup rigs. We also have under construction two additional Discoverer Enterprise-class drillships, to be named "Discoverer Spirit" and "Discoverer Deep Seas." We contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill offshore wells. We also provide additional drilling services, including turnkey drilling, coiled tubing drilling and well intervention and management of third-party well service activities.

     Transocean-Texas. Transocean-Texas is a Texas corporation. It has transacted no business to date except in connection with the reorganization and related transactions. All Transocean-Texas shares are currently held by Transocean-Delaware.

     Transocean-Cayman. Transocean-Cayman will be a Cayman Islands corporation. In the reorganization, Transocean-Texas will be converted into and continue its existence as Transocean-Cayman. After the reorganization, you will be a shareholder of Transocean-Cayman.

     The principal executive office of each of the parties to the reorganization is located at 4 Greenway Plaza, Houston, Texas 77046. The telephone number of each party at that address is (713) 871-7500.


THE REORGANIZATION (see page 13)


     The reorganization is a transaction that will result in your owning shares in a Cayman Islands corporation rather than a Delaware corporation. The reorganization will change our place of incorporation from Delaware to the Cayman Islands. After completion of the reorganization, Transocean-Cayman will continue to conduct the businesses Transocean-Delaware now conducts.

     The reorganization involves three steps. First, Transocean-Delaware will merge into Transocean-Texas. Second, after the merger, Transocean-Texas will become a Cayman Islands corporation pursuant to a conversion and continuation procedure under Texas and Cayman Islands law. This procedure allows the Texas corporation to become a Cayman Islands corporation while continuing its existence uninterrupted and without the need for a merger. Third, after the conversion, Transocean-Cayman will contribute a significant portion of its assets to a newly formed Delaware subsidiary. The Agreement and Plan of Merger and Conversion is the document that sets forth the terms of the merger and the conversion.

     We anticipate that the reorganization will become effective promptly following the annual meeting, if it is approved at the annual meeting and all necessary third-party consents are obtained.

     Following the reorganization, we plan to restructure our operations in a manner that helps us achieve our business objectives.


REASONS FOR THE REORGANIZATION (see page 13)


     Because we anticipate that a substantial portion of the future opportunities in our business will be in the international market, we believe that reorganizing Transocean as a Cayman Islands corporation will give us advantages not available to a U.S. company. In particular, we believe that the reorganization:

- Will give us greater flexibility in seeking to lower our worldwide effective corporate tax rate.

- Will allow us to restructure our business to achieve operational efficiencies, including improved worldwide cash management.

- May increase our access to international capital markets and cause our securities to become more attractive to non-U.S. investors, thus broadening our investor base.

- May result in a more favorable corporate structure for expansion of our current business through creation of foreign joint ventures and future acquisition opportunities.


TAX CONSIDERATIONS (see page 18)


     Taxation of Transocean-Delaware. Transocean-Delaware will be required to recognize gain on any assets retained by Transocean-Cayman and not contributed to the newly formed Delaware subsidiary, but will not be able to recognize any loss on these assets. Transocean-Delaware should not be required to recognize any gain or loss on the assets that are contributed by Transocean-Cayman to the newly formed Delaware subsidiary. We do not expect gain recognized on the retained assets to result in any significant additional U.S. federal income tax to Transocean.

     Taxation of Transocean-Delaware Shareholders. U.S. shareholders will generally be required to recognize gain, if any, on their Transocean-Delaware shares in an amount equal to the excess of the fair market value of the Transocean-Cayman shares received in the reorganization over their tax basis in their Transocean-Delaware shares exchanged for those Transocean-Cayman shares. U.S. shareholders with a loss on their Transocean-Delaware shares will not be able to recognize that loss in the reorganization, but will have a basis in the Transocean-Cayman shares equal to the basis in their Transocean-Delaware shares, thus preserving their loss.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

     A more detailed discussion of material tax consequences of the reorganization is set out under "Material Tax Considerations."

NO EXCHANGE OF CERTIFICATES (see page 16)

     In the reorganization, each of your Transocean-Delaware shares will be converted into one share of Transocean-Cayman. Your proportionate share ownership will not change as a result of the reorganization. Your
Transocean-Delaware certificates will automatically become certificates representing Transocean-Cayman shares, and you will not be required to exchange your stock certificates in connection with the reorganization.


RIGHTS OF SHAREHOLDERS (see page 28)


     The principal attributes of the Transocean-Delaware shares and the Transocean-Cayman shares will be similar. However, there are differences between the rights of shareholders under Delaware law and under Cayman Islands law. In addition, there are differences between Transocean-Delaware's certificate of incorporation and by-laws and Transocean-Cayman's memorandum of association and articles of association.


STOCK EXCHANGE LISTING (see page 17)


     Immediately following the reorganization, we expect that the Transocean-Cayman shares will be listed on the New York Stock Exchange under the symbol "RIG," the same symbol under which the Transocean-Delaware shares are currently listed. The Transocean-Delaware shares are listed on the New York Stock Exchange and the Oslo Stock Exchange, but we intend to list the Transocean-Cayman shares only on the New York Stock Exchange, provided the Oslo Stock Exchange approves the delisting.

MARKET PRICE


     The closing price per share of Transocean-Delaware shares on the New York Stock Exchange was $25 on April 7, 1999. The high and low sales prices of the Transocean-Delaware shares on the New York Stock Exchange were $26 3/4 and
$25 9/16 on March 12, 1999, the last trading day before the public announcement of the reorganization.



RIGHTS OF DISSENTING SHAREHOLDERS (see page 16)


     You will not have dissenters' appraisal rights in connection with the reorganization.

ACCOUNTING TREATMENT OF THE REORGANIZATION (see page 17)

     The reorganization will be accounted for as a combination of entities under common control using the historical cost basis of the combining companies (as if it were a pooling of interests).


ANNUAL MEETING (see page 37)


     Time, Date, Place and Purpose. The annual meeting of shareholders will be held at 9:00 a.m., Houston time, on May 13, 1999, at the Renaissance Houston Hotel, 6 Greenway Plaza East, Houston, Texas. At the annual meeting, you will be asked to vote on:

- the approval of the reorganization, which is expected to result in Transocean's shares no longer being listed on the Oslo Stock Exchange;

- the reelection of three nominees as directors to serve three-year terms; and

- any other matters that may properly come before the annual meeting.

     Record Date. Only shareholders of record at the close of business on April 12, 1999, as shown in Transocean-Delaware's records, will be entitled to vote, or to grant proxies to vote, at the annual meeting.

     Quorum. The presence, in person or by proxy, of shareholders holding a majority of the outstanding Transocean-Delaware shares entitled to vote at the annual meeting will constitute a quorum.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF TRANSOCEAN-DELAWARE UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE REORGANIZATION. THE BOARD ALSO RECOMMENDS THAT YOU VOTE FOR THE REELECTION OF THE THREE NOMINEES FOR DIRECTOR.


VOTES REQUIRED (see page 37)


     Approval of the reorganization requires the affirmative vote of the holders of a majority of the outstanding Transocean-Delaware shares entitled to vote at the annual meeting. The three director nominees receiving the most votes will be elected to the board of directors. As of the April 12, 1999, record date, there
were           Transocean-Delaware shares outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates
directly owned, in the aggregate, approximately           Transocean-Delaware
shares, which represents approximately      % of the outstanding
Transocean-Delaware shares. These persons have informed us that they intend to vote their shares in favor of the proposal to approve the reorganization and the proposal to reelect each of the three nominees as directors.


PROXIES (see page 38)


     General. A proxy card is being sent to each holder of Transocean-Delaware shares as of the record date. If you held Transocean-Delaware shares on the record date, you may grant a proxy by marking the proxy card appropriately, executing it in the space provided and returning it to Transocean-Delaware. If you hold your Transocean-Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a proxy card must be received by Transocean-Delaware prior to the beginning of voting at the annual meeting.

     Revocation. A proxy card may be revoked at any time prior to the time the proxy is voted at the annual meeting by any of the following methods:

- giving written notice of the revocation to the Secretary of Transocean-Delaware;

- appearing and voting in person at the annual meeting; or

- properly completing, executing and delivering a later-dated proxy.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     We prepared the selected historical consolidated financial data of Transocean-Delaware in the table below using the consolidated financial statements of Transocean-Delaware. We derived the consolidated statement of operations data below for each of the five years ended December 31, 1998, and the consolidated balance sheet data as of December 31 of each year from 1994 to 1998, from financial statements audited by Ernst & Young LLP, independent auditors.

     The statement of operations data for the year ended December 31, 1996 includes the operating results of Transocean ASA since September 1, 1996, the effective date of the combination of Transocean ASA with Transocean-Delaware for accounting purposes.

     We have included no data for Transocean-Texas or Transocean-Cayman because these entities were not in existence during any of the periods shown below.


                                                          YEARS ENDED DECEMBER 31,
                                               ----------------------------------------------
                                                1998       1997       1996      1995     1994
                                               ------     ------     ------     ----     ----
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Operating revenues...........................  $1,090     $  892     $  529     $323     $243
Operating and maintenance expenses...........     485        546        359      229      185
Depreciation and amortization................     117        103         47       27       25
General and administrative expenses..........      28         24         15       15       12
Operating income.............................     460        217        108       52       21
Net income...................................     343        142         78       47       13
Net income per share(1)(2)
  Basic......................................    3.43       1.40       1.09     0.83     0.23
  Diluted....................................    3.41       1.38       1.07     0.82     0.23
OTHER FINANCIAL DATA
Cash flows from operating activities.........  $  470     $  164     $  126     $ 60     $ 64
EBITDA(3)....................................     624        331        169       98       45
Cash dividends declared per share(1).........    0.12       0.12       0.12     0.12     0.12
Capital expenditures(4)......................     573        406        213       19       59
BALANCE SHEET DATA (at end of period)
Working capital..............................  $  169     $  122     $   21     $133     $ 79
Property and equipment, net..................   2,128      1,668      1,370      303      326
Total assets.................................   3,251      2,755      2,443      542      493
Total debt...................................     833        733        420       30       30
Stockholders' equity.........................   1,979      1,621      1,628      364      321


---------------

(1) Net income per share and cash dividends declared per share have been retroactively restated to reflect the increased number of shares of common stock issued and outstanding as a result of a two-for-one stock split effected in the form of a 100% stock dividend, which was paid in September 1997.

(2) Net income per share amounts prior to 1997 have been restated to comply with SFAS No. 128, Earnings Per Share.

(3) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. It is presented here because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA is not a measurement presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities.

(4) Excludes the combination with Transocean ASA.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     A pro forma consolidated condensed balance sheet for Transocean-Cayman is not presented in this proxy statement/prospectus because it would be identical, with the exception of the effect of reorganization expenses, to the historical consolidated condensed balance sheet of Transocean-Delaware as of December 31, 1998. That balance sheet is included in Transocean-Delaware's Annual Report on Form 10-K for the year ended December 31, 1998. The reorganization expenses are estimated to be approximately $1.7 million and will be reflected as a reduction of stockholders' equity.

     A pro forma consolidated condensed statement of operations for Transocean-Cayman is not presented in this proxy statement/prospectus because it would be identical to the historical consolidated condensed statement of operations of Transocean-Delaware for the year ended December 31, 1998. That statement of operations is included in Transocean-Delaware's Annual Report on Form 10-K for the year ended December 31, 1998.

                                  RISK FACTORS

     In considering whether to vote for approval of the reorganization, you should consider carefully the following risks related to the reorganization, in addition to the other information in this proxy statement/ prospectus.

THE REORGANIZATION WILL BE TAXABLE TO U.S. SHAREHOLDERS WHO HAVE A GAIN ON THEIR SHARES, WHILE THOSE WITH A LOSS WILL NOT BE ABLE TO RECOGNIZE THE LOSS


     The reorganization will be taxable to those U.S. holders of Transocean-Delaware shares who have a gain on their shares. In addition, U.S. shareholders with a loss on their shares will not be able to recognize that loss in the reorganization. For more detailed discussion of these and other tax consequences of the reorganization, see "Material Tax Considerations" starting on page 18.


THE REORGANIZATION AND SUBSEQUENT TRANSFERS OF ASSETS COULD RESULT IN A TAXABLE GAIN TO TRANSOCEAN

     In connection with the reorganization, Transocean-Cayman intends to contribute to a new Delaware subsidiary a significant portion of the assets that were held by Transocean-Delaware before the reorganization. Other assets, including the stock of our Norwegian subsidiary, Transhav AS, will be retained by Transocean-Cayman. We will be subject to U.S. tax on the gain, if any, on the assets that are retained by Transocean-Cayman. Following the reorganization, we plan to restructure our business operations. Any transfers of assets by the new Delaware corporation to Transocean-Cayman in this restructuring could, in some cases, result in the imposition of additional taxes.

     In determining the amount of gain, if any, on the assets retained by Transocean-Cayman or transferred in the restructuring, the value of those assets will be determined by appraisal. The appraisal will not be binding on the tax authorities and they may argue that the taxable gain is larger than we determine. While we do not expect to be subject to tax on gain on assets that Transocean-Cayman contributes to the new Delaware subsidiary, this conclusion is not entirely free of doubt. Additionally, changes in the tax laws or regulations could adversely affect Transocean and the benefits we are seeking to achieve in the reorganization and subsequent restructuring.

YOUR RIGHTS AS A SHAREHOLDER WILL CHANGE AS A RESULT OF THE REORGANIZATION


     Because of differences in Cayman Islands law and Delaware law and differences in the governing documents of Transocean-Cayman and Transocean-Delaware, your rights as a shareholder will change if the reorganization is completed. For a description of these differences, see "Comparison of Rights of Shareholders" starting on page 28.


THE MARKET FOR THE TRANSOCEAN-CAYMAN SHARES MAY DIFFER FROM THE MARKET FOR THE TRANSOCEAN-DELAWARE SHARES

     We intend to list the Transocean-Cayman shares on the New York Stock Exchange under the symbol "RIG," the same trading symbol as the Transocean-Delaware shares. However, we do not intend to list the Transocean-Cayman shares on the Oslo Stock Exchange, where the Transocean-Delaware shares are also currently listed. The market price, trading volume or volatility of the Transocean-Cayman shares could be different than those of the Transocean-Delaware shares.

THE ENFORCEMENT OF CIVIL LIABILITIES AGAINST US MAY BE MORE DIFFICULT

     Transocean-Cayman will be a Cayman Islands corporation and a substantial portion of its assets may be located outside the U.S. As a result, investors could experience more difficulty enforcing in U.S. courts judgments obtained against us than is currently the case for Transocean-Delaware. In addition, some claims may be more difficult to bring against Transocean-Cayman in Cayman Islands courts than similar claims against a U.S. company in U.S. courts.

                               THE REORGANIZATION

     The board of directors has unanimously approved and recommends that you approve a proposed corporate reorganization. The reorganization involves three steps. First, Transocean-Delaware will merge into Transocean-Texas, with Transocean-Texas surviving. Second, after that merger, Transocean-Texas will become a Cayman Islands corporation pursuant to a conversion and continuation procedure under Texas and Cayman Islands law. This procedure allows the Texas corporation to become a Cayman Islands corporation while continuing its existence uninterrupted and without the need for a merger. Third, after this conversion, Transocean-Cayman will contribute a majority of its assets to a newly formed Delaware subsidiary.

     After the reorganization, you will continue to own an interest in a parent company which, together with its subsidiaries, will be engaged in the same businesses that Transocean-Delaware and its subsidiaries were engaged in before the reorganization. Your proportionate ownership and relative voting rights will not change as a result of the reorganization. The reorganization will be effected pursuant to the Agreement and Plan of Merger and Conversion, which is the legal document that governs the reorganization. A copy of that agreement is attached to and is a part of this proxy statement/prospectus as Annex A. We encourage you to read that agreement carefully.

BACKGROUND AND REASONS FOR THE REORGANIZATION


     International activities are a significant part of our business. Our revenues from non-U.S. operations were 59.5% in 1995, 66.2% in 1996, 69.6% in 1997 and 71.7% in 1998. The location of our fleet of 31 mobile offshore drilling rigs at March 1, 1999 was:


NUMBER OF RIGS       LOCATION
--------------       --------
      15         North Sea
       8         Gulf of Mexico
       3         Middle East
       2         Offshore Brazil
       1         Offshore India
       1         Offshore Mexico
       1         Offshore Trinidad

     We also maintain offices, land bases and other facilities outside the U.S. in Macae and Rio de Janeiro, Brazil; Aberdeen, Scotland; Esbjerg, Denmark; Cairo and Ras Shukhair, Egypt; Mumbai, India; Ciudad Del Carmen, Mexico; Bergen, Harstad and Tananger, Norway; Doha, Qatar; La Coruna, Spain; and Chaguaramas, Trinidad.

     We believe that a substantial portion of future opportunities for deepwater contract drilling lie outside the U.S. The reorganization is intended to position our company to benefit from these opportunities. We believe that reorganizing Transocean as a Cayman Islands corporation will give us competitive advantages not available to a U.S. company. In particular, we believe the reorganization:

     - Will give us greater flexibility in seeking to lower our worldwide effective corporate tax rate. The U.S. imposes corporate income tax on the worldwide income of U.S. corporations. In contrast, the Cayman Islands generally imposes no corporate income tax. Following the reorganization, we expect to restructure our business operations among our subsidiaries. To the extent we conduct our non-U.S. business through Transocean-Cayman or its non-U.S. subsidiaries, we expect to be able to reduce our overall worldwide corporate income taxes. During 1998, our effective tax rate was approximately 29.5%. Our expectation is that we will, over time, achieve a reduction of 10 to 20 percentage points in our effective rate. We cannot give any assurance as to what our effective tax rate will be after the reorganization, however, because of, among other things, uncertainty regarding future dayrates, where our rigs might be operating and tax policies of the jurisdictions where we operate. Our actual effective tax rate may vary from this expectation and that variance may be material.

     - Will allow us to restructure our business to achieve operational efficiencies, including improved worldwide cash management and increased flexibility for operating foreign-owned rigs in the U.S.


     - May increase our access to international capital markets and cause our securities to become more attractive to non-U.S. investors, thus broadening our investor base. The process of implementing the reorganization could enhance our recognition by the international investment communities, including investment banks and financially oriented media, which may translate into an increased level of investment by non-U.S. investors. In addition, more favorable tax treatment for non-U.S. shareholders following the reorganization could further our ability to attract foreign investors. Distributions with respect to stock in a U.S. corporation to nonresident aliens could be subject to withholding taxes under the U.S. Internal Revenue Code. In addition, estate taxes are payable in some cases in respect of the value of shares in a U.S. corporation owned by a non-U.S. investor. As we would be a non-U.S. corporation following the reorganization, these taxes would generally no longer be applicable to non-U.S. investors. As a result, non-U.S. investors may be more receptive to an investment in Transocean-Cayman shares.


     - May result in a more favorable corporate structure for expansion of our current business through creation of foreign joint ventures and future acquisition opportunities.

     We cannot assure you, however, that the anticipated benefits of the reorganization will be realized.

THE AGREEMENT AND PLAN OF MERGER AND CONVERSION

     There are three steps to the reorganization:

     - merging Transocean-Delaware into Transocean-Texas with Transocean-Texas surviving;

     - converting Transocean-Texas to a Cayman Islands corporation; and

     - contributing a significant portion of Transocean-Cayman's assets to a newly formed Delaware subsidiary.

     The merger and the conversion will be effected pursuant to the Agreement and Plan of Merger and Conversion.

  THE MERGER

     Transocean-Texas will survive the merger and will succeed to Transocean-Delaware's assets and liabilities. Transocean-Delaware will no longer exist. In the merger:

     - each outstanding Transocean-Delaware share not owned by Transocean-Delaware will automatically be converted into one Transocean-Texas share;

     - each outstanding Transocean-Delaware share owned by Transocean-Delaware will automatically be canceled without consideration being delivered in exchange for those shares; and

     - each outstanding Transocean-Texas share owned by Transocean-Delaware will automatically be canceled.

  THE CONVERSION

     Once the merger is completed, Transocean-Texas will be converted into Transocean-Cayman. In the conversion, each outstanding Transocean-Texas share will become one Transocean-Cayman share. As a result of the conversion, Transocean-Texas will continue its existence without interruption as a Cayman Islands corporation rather than a Texas corporation. The Agreement and Plan of Merger and Conversion provides that Transocean-Cayman's memorandum and articles will be the governing organization documents. See "Description of Authorized Shares of Transocean-Cayman."

  ASSET CONTRIBUTION

     After the conversion, we intend to transfer a significant portion of our assets and subsidiaries from Transocean-Cayman to a new wholly owned Delaware subsidiary of Transocean-Cayman. Other assets, including the stock of our Norwegian subsidiary, Transhav AS, will be retained by Transocean-Cayman. The Delaware subsidiary will generally carry on much of the business in the United States that was previously conducted by Transocean-Delaware and will own other assets as well.

     We will be required to recognize gain on the assets that are retained by Transocean-Cayman and not contributed to the new Delaware subsidiary. We believe the amount of gain recognized will not result in any significant U.S. federal income taxes. See "Material Tax Consequences" for a discussion of this gain recognition and its tax effects.

  AMENDMENT OR TERMINATION

     The Agreement and Plan of Merger and Conversion may be amended, modified or supplemented at any time before or after its adoption by the shareholders of Transocean-Delaware. However, after adoption, no amendment, modification or supplement may be made or effected that requires further approval by Transocean-Delaware shareholders without obtaining that approval.

     The board of directors of Transocean-Delaware may terminate the Agreement and Plan of Merger and Conversion and abandon the reorganization at any time prior to its effectiveness.

  ADDITIONAL AGREEMENTS

     Pursuant to the Agreement and Plan of Merger and Conversion, Transocean-Delaware and Transocean-Texas have agreed, among other things, that:

     - Transocean-Delaware will take steps to ensure that resales of securities by affiliates will be made pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements under the Securities Act;

     - Transocean-Texas and Transocean-Cayman will indemnify the officers and directors of Transocean-Delaware, Transocean-Texas and their subsidiaries and divisions and will maintain directors' and officers' liability insurance for those officers and directors for six years after the effective time of the reorganization; and

     - Transocean-Cayman will assume the employee benefit and compensation plans and agreements of Transocean-Delaware.

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

     The reorganization will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

     - the reorganization is approved by the requisite vote of shareholders of Transocean-Delaware;

     - none of the parties to the Agreement and Plan of Merger and Conversion is subject to any decree, order or injunction that prohibits the consummation of the reorganization;

     - the registration statement of which this proxy statement/prospectus is a part is declared effective by the Securities and Exchange Commission and no stop order is in effect;

     - the Transocean-Cayman shares to be issued pursuant to the reorganization are authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

     - Transocean receives all necessary third-party consents to the reorganization;

     - Transocean receives an opinion from Weil, Gotshal & Manges LLP confirming, as of the effective date of the reorganization, the matters discussed under "Material Tax Considerations -- U.S. Federal Income Tax Consequences";



     - Transocean receives an opinion from W.S. Walker & Company confirming, as of the effective date of the reorganization, the matters discussed under "Material Tax Considerations -- Cayman Islands Tax Consequences";


     - Transocean receives an opinion from Thommessen Krefting Greve Lund concerning material Norwegian tax matters; and

     - Transocean receives an opinion from Baker & Botts, L.L.P. covering certain Delaware and Texas legal matters.

     Transocean-Delaware and its subsidiaries are parties to agreements that require the consent of third parties prior to implementation of the reorganization. Although it is anticipated that the required consents will be obtained, they may not be obtained or they may not be obtained on a timely basis.

EFFECTIVE TIME

     We anticipate that the reorganization will become effective promptly following the annual meeting, subject to the receipt of all necessary third-party consents. The merger of Transocean-Delaware into Transocean-Texas, if approved by our shareholders and not terminated by our board of directors, will become effective upon the later of the time of filing a certificate of merger with the Delaware Secretary of State and the issuance of a certificate of merger by the Texas Secretary of State unless a later effective time is specified in the filings with those states. The conversion of Transocean-Texas into and its continuance as a Cayman Islands corporation, if not terminated by our board of directors, will become effective upon the issuance of a certificate of registration by way of continuance by the Cayman Islands Registrar.

MANAGEMENT OF TRANSOCEAN-CAYMAN

     When the reorganization is completed, the officers and directors of Transocean-Delaware will become the officers and directors of Transocean-Cayman. This will include the three directors elected at the annual meeting. The Transocean-Cayman articles of association provide for the same classified board of directors as Transocean-Delaware currently has, and Transocean-Delaware's directors will carry their terms of office over to the Transocean-Cayman board of directors.

REQUIRED VOTE

     The reorganization requires the affirmative vote of the holders of a majority of the outstanding Transocean-Delaware common stock. See "The Annual Meeting -- Votes Required."

     The reorganization also requires the affirmative vote of the holders of a majority of the outstanding Transocean-Texas common stock. Transocean-Delaware, as the sole shareholder of Transocean-Texas, has approved the reorganization.

RIGHTS OF DISSENTING SHAREHOLDERS

     Under Delaware and Texas law, you will not have "dissenters' appraisal rights" in connection with the reorganization because, among other reasons, the Transocean-Delaware common stock is listed on the New York Stock Exchange.

NO REQUIREMENT TO EXCHANGE CERTIFICATES

     Stock certificates representing Transocean-Delaware shares will, at the effective time, automatically represent the same number of Transocean-Cayman shares. You will not be required to exchange your stock certificates as a result of the reorganization. Should you desire to sell some or all of your Transocean-Cayman shares after the effective time, delivery of the stock certificate or certificates which previously represented Transocean-Delaware shares will be sufficient.

     Following the reorganization, certificates bearing the name of Transocean-Cayman will be issued in the normal course upon surrender of outstanding Transocean-Delaware certificates for transfer or exchange. If you surrender a certificate representing Transocean-Delaware shares for exchange or transfer and new certificates are to be issued in a name other than that appearing on the surrendered certificate, it will be a condition to the exchange or transfer that the surrendered certificate be accompanied by (1) all documents required to evidence and effect the transfer and (2) evidence that any applicable stock transfer taxes have been paid.

DIVIDENDS

     Transocean-Delaware has paid quarterly cash dividends of $0.03 per share since the fourth quarter of 1993. Although Transocean-Cayman expects to continue to pay these quarterly cash dividends following the reorganization, any future declaration and payment of dividends by Transocean-Cayman will be:

     - dependent upon its results of operations, financial condition, cash requirements and other relevant factors;

     - subject to the discretion of its board of directors;

     - subject to restrictions contained in its revolving credit facilities; and


     - payable only out of its accumulated profits or its share premium account in accordance with Cayman Islands law. The share premium account is the excess of the purchase price for shares issued over the nominal or par value of those shares. For a description of restrictions on dividends imposed by Cayman Islands law, see "Description of Authorized Shares of Transocean-Cayman -- Dividend Rights" starting at page 24.


STOCK COMPENSATION PLANS

     If the reorganization is completed, Transocean-Delaware's long-term incentive plan and other employee benefit plans and arrangements will be amended to provide (1) that ordinary shares of Transocean-Cayman will be issued by Transocean-Cayman upon exercise of any options issued under those plans and arrangements and (2) for the other appropriate substitution of Transocean-Cayman for Transocean-Delaware in those plans and arrangements. Shareholder approval of the reorganization will also constitute shareholder approval of these amendments.

STOCK EXCHANGE LISTING

     Transocean-Delaware common stock is currently listed on the New York Stock Exchange and the Oslo Stock Exchange. There is currently no established public trading market for the ordinary shares of Transocean-Cayman. We have made application so that, immediately following the reorganization, the ordinary shares of Transocean-Cayman will be listed on the New York Stock Exchange under the symbol "RIG," the same symbol under which the Transocean-Delaware common stock is currently listed.

     We do not intend to list the Transocean-Cayman shares on the Oslo Stock Exchange because of the light trading in our shares on that exchange and the cost and other burdens of maintaining that listing. We have requested the Oslo Stock Exchange to approve the delisting of our shares and currently expect the exchange to decide on this matter at its May 18, 1999 board meeting.

ACCOUNTING TREATMENT OF THE REORGANIZATION

     The reorganization will be accounted for as a combination of entities under common control using the historical cost basis of the combining companies as if it were a pooling of interests.

SUBSEQUENT RESTRUCTURING

     Following the reorganization, we plan to further restructure our business operations in order to increase our ability to achieve the benefits described above. That restructuring is likely to include the transfer of assets owned by our Delaware subsidiary or its subsidiaries to Transocean-Cayman or its non-U.S. subsidiaries. Those actions will not require your approval.

                          MATERIAL TAX CONSIDERATIONS

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is the opinion of Weil, Gotshal & Manges LLP, special U.S. tax counsel to Transocean-Delaware, with respect to the material U.S. federal income tax consequences of the reorganization applicable to Transocean-Delaware and any holder (a "U.S. holder") of Transocean-Delaware shares that is:

     - a citizen or resident of the U.S.;

     - a corporation created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

A non-U.S. holder is any shareholder other than a U.S. holder.

     This opinion is for general information purposes only and does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the reorganization. This opinion assumes that the Transocean-Delaware shares exchanged in the reorganization are held as a capital asset. This opinion is based on current provisions of the U.S. Internal Revenue Code, current and proposed Treasury regulations and administrative and judicial decisions as of the date of this proxy statement/ prospectus, all of which are subject to change, possibly on a retroactive basis.


     This opinion does not address the tax treatment of the reorganization under applicable state, local, foreign or other tax laws and generally does not take account of rules that may apply to holders that are subject to special treatment, including, without limitation:


     - insurance companies, dealers in securities, some retirement plans, financial institutions, tax exempt organizations, holders of securities held as part of a "straddle," "hedge" or "conversion transaction" with other investments and taxpayers whose functional currency is not the U.S. dollar;

     - shareholders owning, directly, indirectly or by attribution, 10% or more of Transocean-Delaware shares or Transocean-Cayman shares;

     - shareholders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation; or

     - some expatriates or former long-term residents of the U.S.

  U.S. FEDERAL INCOME TAX CONSEQUENCES TO TRANSOCEAN-DELAWARE

     The merger of Transocean-Delaware into Transocean-Texas, followed by the conversion and continuation of Transocean-Texas as Transocean-Cayman, will be characterized for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code. However, pursuant to Section 367(a) of the Code, and related Treasury regulations, Transocean-Delaware will be treated as selling any assets that are retained by Transocean-Cayman and not contributed to the newly formed, wholly owned Delaware subsidiary of Transocean-Cayman as described under "The Reorganization -- Asset Contribution." That sale will be treated as a fully taxable transaction in which gain, if any, will be recognized. However, no loss may be recognized on that sale. Transocean-Delaware should not be required to recognize any gain or loss on the deemed exchange of the former Transocean-Delaware assets that Transocean-Cayman contributes to the new Delaware subsidiary for stock of the new Delaware subsidiary.


  U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF TRANSOCEAN-DELAWARE SHARES

  TAX CONSEQUENCES OF THE REORGANIZATION

  Receipt of Transocean-Cayman Shares

     Under Section 367(a) of the U.S. Internal Revenue Code, and related Treasury regulations, U.S. holders deemed to exchange their Transocean-Delaware shares for Transocean-Cayman shares will generally be required to recognize their gain, if any, on the transaction. However, U.S. holders will not be able to recognize any loss they may have on the transaction. U.S. holders with a loss on their Transocean-Delaware shares will, however, be able to carry over their basis to their Transocean-Cayman shares, thus preserving the loss. A U.S. holder's gain generally should equal the excess of (1) the fair market value of the Transocean-Cayman shares received by the holder in the reorganization over
(2) the holder's adjusted basis in the Transocean-Delaware shares exchanged for the Transocean-Cayman shares.

     It is possible that a U.S. holder may recognize less gain than as set forth above. A U.S. holder's gain may be reduced to reflect the fact that Transocean-Cayman will retain some assets and not contribute them to the new Delaware subsidiary. The law is unclear how any reduction in gain should be measured. In addition, it is unclear how a U.S. holder should calculate its basis or holding period in Transocean-Cayman shares received in exchange for Transocean-Delaware shares. Because of the lack of any clear authority, counsel is unable to render any opinion on these issues under these circumstances and U.S. holders are urged to consult their own tax advisors.

     Any recognized gain will be capital gain and will be long-term capital gain if the Transocean-Delaware shares are held more than one year at the time of the exchange. Subject to the discussion in the preceding paragraph, the basis of the Transocean-Cayman shares will be equal to their fair market value on the date of the reorganization, except in the case of holders realizing a loss on the exchange whose basis will be the same as the basis of their Transocean-Delaware shares. The holding period of the Transocean-Cayman shares will commence on the day after the date of the reorganization, except in the case of holders realizing a loss on the exchange whose holding period will include the period those holders held their Transocean-Delaware shares.

  Reporting Requirements

     In addition to the return and reporting requirements imposed on taxpayers generally, the U.S. Internal Revenue Code and regulations prescribe additional requirements that may be applicable to shareholders of Transocean-Delaware. Under Section 6038B of the U.S. Internal Revenue Code, a U.S. holder will be subject to penalties if that holder fails to report gain recognized in the transaction on that holder's Federal income tax return for the taxable year of the transaction.


     If a U.S. holder recognizes less than all of its gain on its shares, the U.S. holder must file a notice under Section 367(b) with the IRS on or before the due date, including extensions, of the holder's return for the taxable year containing the date of the exchange. If the filing requirements are not met, the U.S. holder generally may be required to recognize all of its gain on its Transocean-Delaware shares exchanged for Transocean-Cayman shares, if not otherwise required to be recognized by reason of the transaction.

  TAX CONSEQUENCES AFTER THE REORGANIZATION

  United States Federal Income Taxation of Dividends

     A U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on Transocean-Cayman shares on the date the distribution is received, to the extent the distribution is paid out of Transocean-Cayman's current or accumulated earnings and profits as determined for U.S. federal income tax purposes (a "dividend"). These dividends generally will not be eligible for the dividends received deduction allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. Distributions in excess of those earnings and profits will be applied first to reduce the U.S. holder's tax basis in its shares. To the extent the distribution exceeds that U.S. holder's tax basis, the excess will constitute gain from a deemed sale or exchange of the shares.

     For U.S. foreign tax credit purposes, dividends on the shares will generally constitute "passive income" or, in the case of some U.S. holders, "financial services income."

  Classification of Transocean-Cayman As a Controlled Foreign Corporation

     Transocean-Cayman will be a "controlled foreign corporation" ("CFC") if U.S. holders who own (or by attribution are considered to own) 10% or more of the voting power of Transocean-Cayman collectively own (directly, indirectly or by attribution) more than 50% of the voting power or value of Transocean-Cayman. A U.S. holder owning 10% or more of the voting shares of a CFC (a "U.S. Shareholder") must include in its gross income some types of income earned by a CFC, regardless of whether any amounts were actually distributed to that holder. In addition, if the CFC has earnings invested in U.S. property, those earnings may also be taxed to U.S. Shareholders prior to an actual distribution. Further, gain on the sale of stock in a CFC realized by a current U.S. Shareholder, or, in some cases, a former U.S. Shareholder, is treated as ordinary dividend income to the extent of its pro rata share of the CFC's accumulated undistributed earnings and profits.

     Under these rules, Transocean does not expect Transocean-Cayman to be a CFC. While it is possible that Transocean-Cayman could, in the future, be treated as a CFC, so long as a shareholder of Transocean-Cayman is not a U.S. Shareholder, Transocean-Cayman's status as a CFC should have no adverse effect on the shareholder.

  Passive Foreign Investment Companies

     Sections 1291 through 1298 of the U.S. Internal Revenue Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). Transocean-Cayman will be a PFIC if 75% or more of its gross income in a taxable year is passive income. Its gross income for that calculation includes the pro rata share of the gross income of any company in which Transocean-Cayman is considered to own 25% or more of the shares by value.

     Alternatively, Transocean-Cayman will be considered to be a PFIC if at least 50% of its assets averaged over the year in any taxable year are held for the production of, or produce, passive income. Its assets for that calculation include the pro rata share of the assets of any company in which Transocean-Cayman is considered to own 25% or more of the shares by value.

     If Transocean-Cayman becomes a PFIC, a U.S. holder would be subject to additional tax liability upon some distributions by Transocean-Cayman and upon disposition of the Transocean-Cayman shares at a gain. If those events were to occur, that U.S. person would be liable to pay tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax. That tax calculation would be made as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the Transocean-Cayman shares during which Transocean-Cayman was a PFIC. Additionally, were Transocean-Cayman to become a PFIC, U.S. holders who acquire Transocean-Cayman shares from decedents would be denied the normally available step-up of the income tax basis for the Transocean-Cayman shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent's basis, if lower.

     However, if a U.S. holder elects to treat Transocean-Cayman as a "qualified electing fund" (a "QEF") for all taxable years that the holder held the Transocean-Cayman shares and Transocean-Cayman was a PFIC, the tax effects described in the preceding paragraph will not apply. Instead, gain on the sales of Transocean-Cayman shares by that U.S. holder will be characterized as capital gain, and the denial of basis step-up at death would not apply. A shareholder of a QEF is required, for each taxable year, to include in income a pro rata share of the ordinary earnings of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain. However, that shareholder could make a separate election to defer payment of taxes, but that deferral is subject to an interest charge. Transocean-Cayman, at the request of a shareholder electing to have Transocean-Cayman treated as a QEF, will comply with the applicable information reporting requirements.

     In some cases, a U.S. holder of publicly traded PFIC shares could elect to recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the holder's fair market value of the PFIC stock and the adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net gain previously included by the U.S. holder under the election for prior taxable years. If the election were made, then the gain and loss rules described above would not apply for periods covered by the election.

     Transocean believes that Transocean-Cayman will not be a PFIC. However, the tests for determining PFIC status are applied annually, and it is difficult to predict accurately future income and assets, which are relevant to this determination. Accordingly, Transocean cannot assure that Transocean-Cayman will not become a PFIC. U.S. holders who hold Transocean-Cayman shares during a period when Transocean-Cayman is a PFIC will be subject to the foregoing rules, even if Transocean-Cayman subsequently ceases to be a PFIC, except to the extent Transocean-Cayman is a pedigreed QEF.

     Transocean cannot assure you that it will have timely knowledge of any future status as a PFIC. In this regard, Transocean does not assume any obligation to make timely disclosure with respect to PFIC status. If you are a U.S. holder, we urge you to consult your tax advisors about the PFIC rules, including QEF elections.

  United States Taxation of Non-U.S. Holders

     Except as described in "Information Reporting and Backup Withholding" below, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized, if any, on the exchange of Transocean-Delaware shares for Transocean-Cayman shares, unless:

     - the gain is effectively connected with the conduct of a trade or business and, in the case of a resident of a country which has a treaty with the U.S., the item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, in the U.S.; or

     - in the case of a non-U.S. holder that is an individual who holds the Transocean-Delaware shares as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the reorganization and other required conditions exist.

     Except as described in "Information Reporting and Backup Withholding" below, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Transocean-Cayman shares, unless:

     - the dividends or gains are effectively connected with the conduct of a trade or business and, in the case of a resident of a country which has a treaty with the U.S., the item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business, within the U.S.; or

     - subject to some exceptions, the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year of the sale and other required conditions exist.

     A non-U.S. holder may, however, be subject to U.S. withholding tax on dividend distributions of earnings and profits of Transocean-Delaware to which Transocean-Cayman succeeds in the reorganization.

  Information Reporting and Backup Withholding

     The exchange of Transocean-Delaware shares for Transocean-Cayman shares should not be subject to information reporting or backup withholding because the exchange will not be for cash.

     U.S. holders generally are subject to information reporting requirements and may be subject to backup withholding with respect to dividends paid on the Transocean-Cayman shares. Those reporting requirements and backup withholding also may apply to the cash proceeds of a sale or an exchange of Transocean-Cayman shares.

     A non-U.S. holder generally is not subject to information reporting or backup withholding with respect to dividends paid on, or cash proceeds of a sale or exchange of, the Transocean-Cayman shares. In order to qualify for that exemption, the non-U.S. holder must:

     - provide a taxpayer identification number;

     - certify its foreign status; or

     - otherwise establish an exemption.

     The amount of any backup withholding from a payment to a holder is allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.


  Post-Reorganization Taxation of Transocean-Cayman


     All of Transocean-Delaware's foreign subsidiaries are presently CFCs. As discussed above, under subpart F of the U.S. Internal Revenue Code, a CFC is a foreign corporation that is owned directly, indirectly or by attribution, more than 50%, by vote or by value, by U.S. Shareholders. In the event that a foreign corporation is a CFC, a U.S. Shareholder of the CFC must include in income in its taxable year in which, or with which the taxable year of the CFC ends, the total of, among other things, (1) its pro rata share of the CFC's subpart F income for the taxable year and (2) its pro rata share of the CFC's increase in earnings invested in U.S. property for that year. Thus, immediately prior to the reorganization, Transocean-Delaware, or one or more of its domestic subsidiaries, is, and has been, subject to the deemed income inclusion provisions described above as the only U.S. Shareholder of Transocean-Delaware's foreign subsidiaries. After the reorganization, Transocean will continue to be subject to the deemed inclusion provisions with respect to any foreign subsidiaries that continue to be owned by a U.S. entity, and Transocean-Cayman will not be subject to any deemed income inclusion with respect to its other direct or indirect subsidiaries.

CAYMAN ISLANDS TAX CONSEQUENCES

     The following is the opinion of W.S. Walker & Company, special Cayman Islands counsel to Transocean, with respect to the material Cayman Islands tax consequences arising from the reorganization.

     At the present time, there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands corporation or its shareholders. In addition, after the reorganization, Transocean will apply for and expects to receive an undertaking from the Governor in Council of the Cayman Islands under the Tax Concessions Law (1995 Revision) that generally provides that no new Cayman Islands taxes will be applied to Transocean-Cayman for 20 years from the date of the undertaking. Transocean expects this undertaking to provide that, for that 20-year period:

     - no law enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Transocean-Cayman or its operations; and

     - no withholding or other tax to be levied on profits, income, gains or appreciations or any estate duty or inheritance tax shall be payable by Transocean-Cayman or its shareholders. Therefore, there will be no Cayman Islands tax consequences with respect to the reorganization or with respect to ownership by shareholders of or subsequent distributions in respect of the Transocean-Cayman shares.

             DESCRIPTION OF AUTHORIZED SHARES OF TRANSOCEAN-CAYMAN

     The following discussion is a summary of Transocean-Cayman's share capital. This summary is not complete and is subject to the complete text of Transocean-Cayman's amended and restated memorandum of association (the "memorandum") and its amended and restated articles of association (the "articles") as they will be in effect on the date of the reorganization. Transocean-Cayman's memorandum is attached to this proxy statement/prospectus as Annex B and its articles are attached as Annex C. We encourage you to read those documents carefully.

AUTHORIZED SHARE CAPITAL

     Transocean-Cayman's memorandum provides that its authorized share capital is US$6,500,000, divided into 150,000,000 ordinary shares, par value US$0.01, and 50,000,000 shares, par value US$0.10, which shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the board of directors.

VOTING

     The holders of Transocean-Cayman's ordinary shares will be entitled to one vote per share other than on the election of directors.

     With respect to the election of directors, each holder of Transocean-Cayman's ordinary shares entitled to vote at the election will have the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors will be divided into three classes, with only one class being up for election each year. Directors will be elected by a plurality of the votes cast in the election. Cumulative voting, for the election of directors, is prohibited by Transocean-Cayman's articles.

     There are no limitations imposed by Cayman Islands law or Transocean-Cayman's articles on the right of nonresident shareholders to hold or vote their Transocean-Cayman ordinary shares.

     The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of at least a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issue of further shares that rank in any respect prior to or equivalent with those shares.

     Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of Transocean-Cayman, voluntarily winding up the company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution. A special resolution is a resolution (1) passed by the holders of two-thirds of the shares voted at a general meeting or (2) approved in writing by all shareholders of a company entitled to vote at a general meeting of the company.

QUORUM FOR GENERAL MEETINGS

     The presence of shareholders, in person or by proxy, holding at least a majority of the issued shares generally entitled to vote at a meeting is a quorum for the transaction of most business. However, different quorums are required in some cases to approve a change in Transocean-Cayman's articles.

     Shareholders present in person or by proxy holding at least 95% of the issued shares entitled to vote at a meeting is the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or disapply any of the following provisions of the articles:

     - Section 17 -- which relates to the convening of general meetings;

     - Section 19 -- which relates to proceedings and procedures at general meetings;

     - Section 21.1 -- which relates to the election and appointment of directors;

     - Section 26 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of Transocean-Cayman's property or assets; or

     - Section 27 -- which requires shareholders to approve business combinations with interested shareholders (with the exceptions described below).

     However, shareholders present, in person or by proxy, holding at least a majority of the issued shares entitled to vote at the meeting is a quorum if:

     - a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution; and

     - in the case of a special resolution to amend, vary, suspend the operation of or disapply Section 27 of the articles, other than a special resolution referred to below, the favorable board of directors' recommendation is made at a time where a majority of the board of directors then in office were directors prior to any person becoming an interested member during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

     In addition, shareholders present, in person or by proxy, holding at least a majority of the issued shares entitled to vote at a meeting is also the required quorum to consider or adopt a special resolution to delete Section 27 of the articles if:

     - the resolution will not be effective until 12 months after the passing of the resolution; and

     - the restriction in Section 27 of the articles will otherwise continue to apply to any business combination between Transocean-Cayman and any person who became an interested shareholder on or prior to the passing of the resolution.

The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leave less than a quorum.

DIVIDEND RIGHTS

     Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of Transocean-Cayman's lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Transocean-Cayman and/or specific assets.

RIGHTS UPON LIQUIDATION

     Upon the liquidation of Transocean-Cayman, after the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Transocean-Cayman's ordinary shares are entitled to receive, pro rata, any remaining assets of Transocean-Cayman available for distribution to the holders of ordinary shares. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with Transocean-Cayman. The assets received by the holders of Transocean-Cayman ordinary shares in a liquidation may consist in whole or in part of property. That property is not required to be of the same kind for all shareholders.

NO SINKING FUND

     The Transocean-Cayman ordinary shares have no sinking fund provisions.

NO LIABILITY FOR FURTHER CALLS OR ASSESSMENTS

     The Transocean-Cayman shares to be issued in the reorganization will be duly and validly issued, fully paid and nonassessable.

NO PREEMPTIVE RIGHTS

     Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of Transocean-Cayman.

REDEMPTION AND CONVERSION

     The Transocean-Cayman ordinary shares will not be convertible into shares of any other class or series or be subject to redemption either by Transocean-Cayman or the holder of the shares.

REPURCHASE

     Under Transocean-Cayman's articles, Transocean-Cayman may purchase any issued ordinary shares in the circumstances and on the terms as are agreed by Transocean-Cayman and the holder of the shares. Transocean-Cayman may, from time to time, with the agreement of a holder, purchase all or part of the holder's ordinary shares whether or not Transocean-Cayman has made a similar offer to all or any other of the holders of ordinary shares.

RESTRICTIONS ON TRANSFER

     Subject to the rules of any stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

OTHER CLASSES OR SERIES OF SHARES

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of that class or series, to provide from time to time for the issuance of other classes or series of shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

COMPULSORY ACQUISITION OF SHARES HELD BY MINORITY HOLDERS

     An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

     - By a procedure under the Companies Law known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands corporation, the consent of the court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents, all holders of ordinary shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

     - By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party (the "offeror"). If an offeror has, within four months after the making of an offer for all the ordinary shares not owned by the offeror, obtained the approval of not less than 90% of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the court to order otherwise.

TRANSFER AGENT

     The transfer agent and registrar for the ordinary shares will be The Bank of New York.

ANTI-TAKEOVER PROVISIONS

     Transocean-Cayman's articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of Transocean-Cayman.

     The articles provide that Transocean-Cayman's board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, as defined in the articles, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     The articles provide that the board of directors will consist of not less than two nor more than twelve persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

     The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors or propose any business at an annual general meeting of shareholders. The articles provide generally that, if you desire to propose any business at an annual general meeting, you must give us notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after the anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Transocean-Cayman's ordinary shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of ordinary shares. Special general meetings may only be called by a majority of the entire board of directors.

     The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preference shares have been established as of the date of this document.

     The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or disapply the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

     - Section 17 -- which relates to the convening of general meetings;

     - Section 19 -- which relates to proceedings and procedures at general meetings;

     - Section 21.1 -- which relates to the election and appointment of directors;

     - Section 26 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of Transocean-Cayman's property or assets; or

     - Section 27 -- which requires shareholders to approve business combinations with interested members (for a description of exceptions to the quorum requirements to amend Section 27, see "-- Quorum for General Meetings").

     As a Cayman incorporated company, Transocean-Cayman is not subject to
Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders. However, the articles contain provisions that largely mirror the intention of Section 203 and generally prohibit "business combinations" between Transocean-Cayman and an "interested shareholder." Specifically, "business combinations" between an interested member and Transocean-Cayman are prohibited for a period of three years after the time the interested member acquired its shares, unless:

     - the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquired shares;

     - the interested member acquired at least 85% of Transocean-Cayman's shares in the transaction in which it became an interested member; or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

     "Business combinations" is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Transocean-Cayman, and most transactions that would increase the interested shareholder's proportionate share ownership in Transocean-Cayman.

     "Interested member" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the issued voting shares of Transocean-Cayman.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     Your rights as a shareholder of Transocean-Delaware are governed by Delaware law and Transocean-Delaware's restated certificate of incorporation and restated by-laws. After the reorganization, you will become a shareholder of Transocean-Cayman and your rights will be governed by Cayman Islands law and Transocean-Cayman's memorandum and articles.

     The principal attributes of Transocean-Delaware's common stock and Transocean-Cayman's ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between Transocean-Delaware's certificate and by-laws and Transocean-Cayman's memorandum and articles. The following discussion is a summary of material changes in your rights resulting from the reorganization. This summary is not complete and does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between Transocean-Delaware's certificate and by-laws and Transocean-Cayman's memorandum and articles. We believe this summary is accurate. It is, however, subject to the complete text of the relevant provisions of the Companies Law (1998 Revision) of the Cayman Islands (the "Companies Law"), the Delaware General Corporation Law ("DGCL"), Transocean-Delaware's certificate and by-laws and Transocean-Cayman's memorandum and articles. We encourage you to read those laws and documents. Forms of Transocean-Cayman's memorandum is attached to this proxy statement/prospectus as Annex B and its articles are attached as Annex C. For information as to how you can obtain Transocean-Delaware's certificate and by-laws, see "Where You Can Find More Information."

                               SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

    Transocean-Delaware                                Transocean-Cayman
Under the DGCL, a merger, consolidation, sale, lease,  Unlike Delaware law, Cayman Islands law does not exchange or other disposition of all or substantially  include a statutory merger procedure. The Companies
all of the property of the corporation not in the      Law does, however, provide for a procedure known as a
usual and regular course of the corporation's          "scheme of arrangement." A scheme of arrangement is
business, or a dissolution of the corporation, is      made by obtaining the consent of the Cayman Islands
generally required to be approved by the holders of a  corporation, the consent of the court and approval by
majority of the shares entitled to vote on the         holders of ordinary shares (1) representing a
matter, unless the charter provides otherwise.         majority in number of the shareholders present at the
However, mergers in which less than 20% of a           meeting held to consider the arrangement and (2)
corporation's stock is issued generally do not         holding at least 75% of all the issued ordinary
require shareholder approval. In addition, mergers in  shares other than those held by the acquiring party,
which an acquiring corporation owns 90% or more of     if any. If a scheme of arrangement receives all of
each class of stock of a corporation may be completed  the necessary consents, all holders of ordinary
without the vote of the acquired corporation's board   shares of a company would be compelled to sell their
of directors or shareholders.                          shares under the terms of the scheme of arrangement.
                                                       Transocean's Cayman Islands counsel, W.S. Walker &
                                                       Company, has advised that Cayman Islands courts are
                                                       unlikely to refuse to sanction such a scheme of
                                                       arrangement in the absence of bad faith, fraud or
                                                       unequal treatment of shareholders.
                                                       In addition, Cayman companies may be acquired by
                                                       other corporations by the direct acquisition of the
                                                       share capital of the Cayman company or by direct
                                                       asset acquisition. The Companies Law provides that
                                                       when an offer is made for ordinary shares of a Cayman
                                                       Islands company and, within four months of the offer,
                                                       the holders of not less

                                                       than 90% of those shares accept, the offeror may, for
                                                       two months after that four-month period, require the
                                                       remaining ordinary shareholders to transfer their
                                                       ordinary shares on the same terms as the original
                                                       offer. However, a Cayman Islands corporation could
                                                       acquire a Delaware or other U.S. company through the
                                                       use of a subsidiary.
                                                       Transocean-Cayman's articles provide that, in order
                                                       for it to sell, lease or exchange all or
                                                       substantially all of its property or assets, other
                                                       than transactions with entities it controls, it must
                                                       first obtain:
                                                       - approval by the board of directors; and
                                                       - approval of the holders of at least a majority of
                                                         the issued shares generally entitled to vote.

                    SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

  Transocean-Delaware                                  Transocean-Cayman

Section 203 of the DGCL provides that, in general, a   There is no provision in the Companies Law equivalent
corporation may not engage in a business combination   to Section 203 of the DGCL. Section 27.1 of
with an interested shareholder for a period of three   Transocean-Cayman's articles, however, includes
years after the time of the transaction in which the   restrictions on transactions with interested
person became an interested shareholder.               shareholders that have been structured to largely
                                                       mirror Section 203. These provisions prohibit
The prohibition on business combinations with          Transocean-Cayman from engaging in a business
interested shareholders does not apply in some cases,  combination with an interested shareholder for a
including if:                                          period of three years after the time of the
                                                       transaction in which the person became an interested
- the board of directors of the corporation, prior to  shareholder.
  the time of the transaction in which the person
  became an interested shareholder, approves (1) the   The exceptions to the prohibition on business
  business combination or (2) the transaction in       combinations with interested shareholders are the
  which the shareholder becomes an interested          same in all material respects to those applicable to
  shareholder;                                         Transocean-Delaware under Section 203.
                                                       Transocean-Cayman's articles include a counterpart to
- as a result of the business combination, the         the definition of "interested shareholder" in Section
  interested shareholder owns at least 85% of the      203 that is the same in all material respects.
  voting stock of the corporation outstanding at the
  time the transaction commenced; or

- the board of directors and the holders of at least
  66 2/3% of the outstanding voting stock not owned by the interested shareholder approve the business combination on or after the time of the transaction in which the person became an interested shareholder.

The DGCL generally defines an interested shareholder to include any person who, together with that person's affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

                                APPRAISAL RIGHTS AND COMPULSORY ACQUISITION
    Transocean-Delaware                                Transocean-Cayman
Under the DGCL, a shareholder of a corporation does    The Companies Law does not specifically provide for
not have appraisal rights in connection with a merger  appraisal rights. However, in connection with the
or consolidation, if, among other things:              compulsory transfer of shares to a 90% shareholder of
                                                       a Cayman corporation as described under
- the corporation's shares are listed on a national    "-- Shareholder Approval of Business Combinations," a
  securities exchange or held of record by more than   minority shareholder may apply to the court within
  2,000 shareholders; or                               one month of receiving notice of the compulsory
                                                       transfer objecting to that transfer. In these
- the corporation will be the surviving corporation    circumstances, the burden is on the minority
  of the merger, and no vote of its shareholders is    shareholder to show that the court should exercise
  required to approve the merger.                      its discretion to prevent the compulsory transfer.
                                                       Transocean-Cayman has been advised that the court is
However, a shareholder is entitled to appraisal        unlikely to grant any relief in the absence of bad
rights in the case of a merger or consolidation if     faith, fraud, unequal treatment of shareholders or
the shareholder is required to accept in exchange for  collusion as between the offeror and the holders of
the shares anything other than:                        the shares who have accepted the offer as a means of
                                                       unfairly forcing out minority shareholders.
- shares of stock of the corporation surviving or
  resulting from the merger or consolidation;
- shares of any other corporation that on the
  effective date of the merger or consolidation will
  be either listed on a national securities exchange
  or held of record by more than 2,000 shareholders;
  and
- cash instead of fractional shares of the
  corporation.
The Transocean-Delaware shares are currently listed
on the New York Stock Exchange and the Oslo Stock
Exchange, and we intend to list the Transocean-Cayman
shares on the New York Stock Exchange.

                               SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING
    Transocean-Delaware                                Transocean-Cayman
Under the DGCL, unless otherwise provided in the       The Companies Law and Transocean-Cayman's articles
charter, any action that can be taken at a meeting of  provide that shareholders may take action requiring a
the shareholders may be taken without a meeting if     special resolution without a meeting only by
written consent to the action is signed by the         unanimous written consent.
holders of outstanding stock having the minimum
number of votes necessary to authorize or take the
action at a meeting of the shareholders.
Transocean-Delaware's certificate provides that its
shareholders may act by written consent only if that
consent is signed by the holders of all outstanding
stock of Transocean-Delaware entitled to vote on the
issue.

                                      SPECIAL MEETINGS OF SHAREHOLDERS
  Transocean-Delaware                                  Transocean-Cayman

Under the DGCL, a special meeting of shareholders may  Under Transocean-Cayman's articles, an extraordinary
be called only by the board of directors or by         general meeting of Transocean- Cayman may be called
persons authorized in the certificate of               only by a majority of the board of directors of
incorporation or the by-laws. Transocean-Delaware's    Transocean-Cayman.
by-laws provide that a special meeting of
shareholders may be called only by a majority of the
board of directors of Transocean-Delaware.

                          DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS
  Transocean-Delaware                                  Transocean-Cayman
Under the DGCL, a corporation may pay dividends out    Under the Companies Law, the board of directors of
of surplus and, if there is no surplus, out of net     Transocean-Cayman may pay dividends to the ordinary
profits for the current and/or the preceding fiscal    shareholders out of Transocean- Cayman's:
year, unless the net assets of the corporation are
less than the capital represented by issued and        - profits; or
outstanding shares having a preference on asset
distributions. Surplus is defined in the DGCL as the   - "share premium account," which represents the
excess of the net assets over capital, as such           excess of the price paid to Transocean-Cayman on
capital may be adjusted by the board. A Delaware         issue of its shares over the par or "nominal" value
corporation may purchase or redeem shares of any         of those shares, which is similar to the U.S.
class except when its capital is impaired or would be    concept of additional paid in capital.
impaired by the purchase or redemption. A corporation
may, however, purchase or redeem out of capital        However, no dividends may be paid if, after payment,
shares that are entitled upon any distribution of its  Transocean-Cayman would not be able to pay its debts
assets to a preference over another class or series    as they come due in the ordinary course of business.
of its shares if the shares are to be retired and the
capital reduced.                                       Under the Companies Law, shares of a Cayman Islands
                                                       company may be redeemed or repurchased out of profits
                                                       of the company, out of the proceeds of a fresh issue
                                                       of shares made for that purpose or out of capital,
                                                       provided the company has the ability to pay its debts
                                                       as they fall due in the ordinary course of business.

                                      VACANCIES ON BOARD OF DIRECTORS
    Transocean-Delaware                                Transocean-Cayman
Under the DGCL, a vacancy or a newly created           Transocean-Cayman's articles provide that a vacancy
directorship may be filled by a majority of the        or a newly created directorship may only be filled by
remaining directors, although less than a quorum,      a majority of the remaining directors.
unless otherwise provided in the certificate of
incorporation or by-laws. Transocean-Delaware's
certificate provides that a vacancy or a newly
created directorship may only be filled by a majority
of the remaining directors.

                             REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS
  Transocean-Delaware                                  Transocean-Cayman
Under the DGCL, except in the case of a corporation    The Companies Law does not contain provisions
with a classified board or with cumulative voting,     specifically related to classified boards of
any director or the entire board may be removed, with  directors. However, Transocean-Cayman's articles or without cause, by the holders of a majority of the  provide for a classified board of directors and also
shares entitled to vote at an election of directors.   provide that directors may be removed by the holders
                                                       of a majority of the shares entitled to vote on the
Transocean-Delaware's certificate provides that the    election of directors and only for "cause," using the
board of directors consists of three classes of        same definition as in Transocean-Delaware's
directors, with each class of directors elected for    certificate. If the reorganization is effected,
three-year terms and one class coming up for election  Transocean-Delaware's directors will be appointed as
by the shareholders each year. Under the DGCL,         Transocean-Cayman directors and will serve in the
because Transocean-Delaware has a classified board     same class of directors for the same unexpired term
and its certificate does not provide otherwise,        as they did for Transocean-Delaware.
directors of Transocean-Delaware may be removed by
the holders of a majority of the shares entitled to
vote on the election of directors

and only for cause. Transocean-Delaware's certificate defines "cause" for this purpose to mean (1) an action by a director involving willful malfeasance which conduct has material adverse effect on Transocean-Delaware or (2) conviction of a felony.

                                      INSPECTION OF BOOKS AND RECORDS
  Transocean-Delaware                                  Transocean-Cayman
Under the DGCL, any shareholder may inspect the        Shareholders of a Cayman Islands company have no
corporation's books and records for a proper purpose.  general rights to inspect or obtain copies of the list of shareholders or corporate records of a
                                                       company (other than the register of mortgages and
                                                       charges). However, Transocean-Cayman's articles
                                                       provide that any shareholder may inspect
                                                       Transocean-Cayman's books and records for a proper
                                                       purpose. The board of directors of Transocean-Cayman
                                                       may establish procedures or conditions regarding
                                                       these inspection rights for the following purposes:
                                                       - protecting the interests of Transocean-Cayman;
                                                       - protecting the confidentiality of the information
                                                         contained in those books and records;
                                                       - the convenience of Transocean-Cayman; or
                                                       - protecting any other interest of Transocean-Cayman
                                                         that the board of directors deems proper.

                                      AMENDMENT OF GOVERNING DOCUMENTS
  Transocean-Delaware                                  Transocean-Cayman
Under the DGCL, a certificate of incorporation may be  Under the Companies Law, Transocean-Cayman's
amended if:                                            memorandum and articles may only be amended by a
                                                       special resolution. Transocean-Cayman's board of
- the board of directors sets forth the proposed       directors may not effect amendments to
  amendment in a resolution, declares the              Transocean-Cayman's articles on its own. Some
  advisability of the amendment and directs that it    amendments to Transocean-Cayman's articles require as
  be submitted to a vote at a meeting of               a quorum the presence of shareholders holding at
  shareholders; and                                    least 95% of the shares entitled to vote at that
                                                       meeting. See "Description of Authorized Shares of
- the holders of at least a majority of shares of      Transocean-Cayman."
  stock entitled to vote on the matter approve the
  amendment, unless the certificate of incorporation
  requires the vote of a greater number of shares.
In addition, under the DGCL, class voting rights
exist with respect to amendments to the charter that
adversely affect the terms of the shares of a class.
Class voting rights do not exist as to other
extraordinary matters, unless the charter provides
otherwise. Transocean-Delaware's certificate does not
provide otherwise.
Under the DGCL, the board of directors may amend
by-laws if so authorized in the charter. The
shareholders of a Delaware corporation also have the
power to amend by-laws. Transocean-

Delaware's certificate authorizes the board of directors to alter, amend or repeal its by-laws and also provides that the shareholders of Transocean-
Delaware may alter, amend or repeal its by-laws by the affirmative vote of 66 2/3% of the outstanding voting stock of Transocean-Delaware.
Transocean-Delaware's certificate generally does not require a supermajority vote of shareholders in order to be amended. However, some provisions, including those dealing with the classified board, appointing and removing directors, amending
Transocean-Delaware's by-laws, calling special shareholder meetings and shareholders acting by written consent, require the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of Transocean-Delaware in order to be altered, amended or repealed or in order to adopt a provision inconsistent with those provisions.

                                 INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Transocean-Delaware                                  Transocean-Cayman
Delaware law generally permits a corporation to        Cayman Islands law does not limit the extent to which
indemnify its directors and officers against           a company's articles of association may provide for
expenses, judgments, fines and amounts paid in         the indemnification of its directors, officers,
settlement actually and reasonably incurred in         employees and agents except to the extent that such
connection with a third-party action, other than a     provision may be held by the Cayman Islands courts to
derivative action, and against expenses actually and   be contrary to public policy. For instance, a
reasonably incurred in the defense or settlement of a  provision purporting to provide indemnification
derivative action, provided that there is a            against the consequences of committing a crime may be
determination that the individual acted in good faith  deemed contrary to public policy. In addition, an
and in a manner reasonably believed to be in or not    officer or director may not be indemnified for his
opposed to the best interests of the corporation.      own fraud, willful neglect or willful default.
That determination must be made, in the case of an
individual who is a director or officer at the time    Transocean-Cayman's articles make indemnification of
of the determination:                                  directors and officers and advancement of expenses to
                                                       defend claims against directors and officers
- by a majority of the disinterested directors, even   mandatory on the part of Transocean-Cayman to the
  though less than a quorum;                           fullest extent allowed by law.
- by a committee of disinterested directors,
  designated by a majority vote of disinterested
  directors, even though less than a quorum;
- by independent legal counsel, regardless of whether
  a quorum of disinterested directors exists; or
- by a majority vote of the shareholders, at a
  meeting at which a quorum is present.
Without court approval, however, no indemnification
may be made in respect of any derivative action in
which an individual is adjudged liable to the
corporation.
Delaware law requires indemnification of directors
and officers for expenses relating to a successful
defense on the merits or otherwise of a derivative or
third-party action. Delaware law permits a
corporation to advance expenses relating to the

defense of any proceeding to directors and officers contingent upon those individuals' commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.
Transocean-Delaware's certificate makes
indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Transocean-Delaware to the fullest extent permitted by law.

                                       LIMITED LIABILITY OF DIRECTORS
  Transocean-Delaware                                  Transocean-Cayman.
Delaware law permits the adoption of a charter         The Companies Law has no equivalent provision to
provision limiting or eliminating the monetary         Delaware law regarding the limitation of director's
liability of a director to a corporation or its        liability; however, Cayman law will not allow the
shareholders by reason of a director's breach of the   limitation of a director's liability for his own
fiduciary duty of care. Delaware law does not permit   fraud, willful neglect or willful default.
any limitation of the liability of a director for:     Transocean-Cayman's articles follow closely current
                                                       provisions of Delaware law and provide that the
- breaching the duty of loyalty to the corporation or  directors shall have no personal liability to
  its shareholders;                                    Transocean-Cayman or its shareholders for monetary
                                                       damages for breach of fiduciary duty as a director,
- failing to act in good faith;                        except in the same circumstances as described for
                                                       Delaware corporations.
- engaging in intentional misconduct or a known
  violation of law;
- obtaining an improper personal benefit from the
  corporation; or
- paying a dividend or approving a stock repurchase
  that was illegal under applicable law.
Transocean-Delaware's certificate eliminates the
monetary liability of a director to the fullest
extent permitted by Delaware law.

                                            SHAREHOLDERS' SUITS
  Transocean-Delaware                                  Transocean-Cayman
Delaware law requires only that the shareholder        The Cayman Islands courts have recognized derivative
bringing a derivative suit must have been a            suits by shareholders; however, the consideration of
shareholder at the time of the wrong complained of or  those suits has been limited. In this regard, the that the stock was transferred to him by operation of  Cayman Islands courts ordinarily would be expected to
law from a person who was such a shareholder. In       follow English precedent, which would permit a
addition, the shareholder must remain a shareholder    minority shareholder to commence an action against or
throughout the litigation.                             a derivative action in the name of the company only:
                                                       - where the act complained of is alleged to be beyond
                                                         the corporate power of the company or illegal;
                                                       - where the act complained of is alleged to
                                                         constitute a fraud against the minority perpetrated
                                                         by those in control of the company;
                                                       - where the act requires approval by a greater
                                                         percentage of the company's shareholders than

                                                         actually approved it; or
                                                       - where there is an absolute necessity to waive the
                                                         general rule that a shareholder may not bring such
                                                         an action in order that there not be a denial of
                                                         justice or a violation of the company's memorandum
                                                         of association.

                      ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS
  Transocean-Delaware                                  Transocean-Cayman
Transaction-Delaware's by-laws require shareholders    Transocean-Cayman's articles include requirements
wishing to nominate directors or propose business for  similar to those in Transocean- Delaware's by-laws.
a shareholders' meeting to give advance notice as
described under "Proposals of Shareholders."

                                             CUMULATIVE VOTING
  Transocean-Delaware                                  Transocean-Cayman
Under Delaware law, a corporation's certificate of     Transocean-Cayman's articles expressly prohibit
incorporation may provide that at all elections of     cumulative voting.
directors, or at elections held under specified
circumstances, each shareholder is entitled to
cumulate the shareholder's votes. Transocean-
Delaware's certificate does not provide for
cumulative voting for the election of directors.

                               THE ANNUAL MEETING

TIME, PLACE AND DATE

     The 1999 annual meeting of the Transocean-Delaware shareholders will be held at 9:00 a.m., Houston time, on May 13, 1999, at the Renaissance Houston Hotel, 6 Greenway Plaza East, Houston, Texas. This proxy statement/prospectus constitutes notice of the annual meeting as is required by Delaware law and our by-laws.

PROPOSALS

     At the annual meeting, shareholders will be asked to vote upon the following:

     - A proposal to approve the reorganization and to approve and adopt the Agreement and Plan of Merger and Conversion attached as Annex A. This Agreement and Plan of Merger and Conversion is the legal document that governs the reorganization. The reorganization is expected to result in your shares no longer being listed on the Oslo Stock Exchange.

     - A proposal to reelect each of the three nominees as directors to serve three-year terms. These directors will be members of a class of directors that will serve until the 2002 annual meeting of shareholders and until their respective successors have been duly elected and qualified.

     - Any other matters that may properly come before the meeting.

     We know of no other matters that are likely to be brought before the annual meeting.

QUORUM

     The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of Transocean-Delaware common stock entitled to vote at the annual meeting will constitute a quorum. Abstentions and broker "non-votes" will be counted as present for purposes of determining whether there is a quorum at the annual meeting.

RECORD DATE

     Only shareholders of record at the close of business on April 12, 1999, as shown in Transocean-Delaware's records, will be entitled to vote, or to grant proxies to vote, at the annual meeting.

VOTES REQUIRED

     Approval of the reorganization requires the affirmative vote of the holders of a majority of the outstanding shares of Transocean-Delaware common stock. Because of this vote requirement, abstentions will have the same effect as votes against the proposal to approve the reorganization. The failure of a shareholder to return a proxy card will also have the effect of a vote against the reorganization. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on many "routine" proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters like the reorganization. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to the approval and adoption of the reorganization (i.e., "broker non-votes"). Since the affirmative vote of a majority of the outstanding Transocean-Delaware shares is required for approval of the reorganization, a broker non-vote will have the same effect as a vote against the reorganization.

     Approval of the proposal to reelect the three nominees as directors requires the affirmative vote of a plurality of the votes cast. Abstentions and "broker non-votes" will not be counted in that vote.

     As of the record date for the annual meeting, there were        shares of
Transocean-Delaware common stock outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately
shares of Transocean-Delaware common stock, which represents approximately   %
of the outstanding Transocean-Delaware common stock. These persons have informed us that they intend to vote their shares in favor of the proposal to approve the reorganization and the proposal to reelect each of the three nominees as directors.

PROXIES

     A proxy card was sent to each Transocean-Delaware shareholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on the proposal to approve the reorganization and the proposal to reelect each of the three nominees for director by marking your proxy card appropriately, executing it in the space provided, and returning it to Transocean-Delaware. If you hold your Transocean-Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

     If you have timely submitted a properly executed proxy card and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your votes, your shares will be voted FOR the proposal to approve the reorganization and FOR the proposal to reelect each of the three nominees for director.

     If any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposal to approve the reorganization or the proposal to reelect each of the three nominees as directors will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional proxies.

  REVOCATION

     You may revoke your proxy card at any time prior to its exercise by:

     - giving written notice of the revocation to the Secretary of Transocean-Delaware;

     - appearing and voting in person at the annual meeting; or

     - properly completing and executing a later-dated proxy and delivering it to the Secretary of Transocean-Delaware at or before the annual meeting.

     Your presence without voting at the annual meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your Transocean-Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

  VALIDITY

     The inspectors of election will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of proxy cards. Their determination will be final and binding. The board of directors of Transocean-Delaware has the right to waive any irregularities or conditions as to the manner of voting. Transocean-Delaware may accept your proxy by any form of communication permitted by Delaware law so long as Transocean-Delaware is reasonably assured that the communication is authorized by you.

SOLICITATION OF PROXIES

     The accompanying proxy is being solicited on behalf of the board of directors of Transocean-Delaware. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by Transocean-Delaware.

     Corporate Investor Communications has been retained by Transocean-Delaware to aid in the solicitation of proxies, for a fee of $7,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, officers and employees of Transocean-Delaware, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Transocean-Delaware shares held by those persons, and Transocean-Delaware will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

                             ELECTION OF DIRECTORS

     Transocean's restated certificate of incorporation divides our board of directors into three classes: Class I, Class II and Class III. Three Class III directors are to be elected at the annual meeting of shareholders to serve for three-year terms.

     The board has nominated for reelection as Class III directors Robert J. Lanigan, Max L. Lukens and W. Dennis Heagney. Messrs. Lanigan and Lukens have served as directors since June 1993, and Mr. Heagney has served as a director since June 1997. If any of the nominees become unavailable for any reason, which we do not anticipate, the board of directors in its discretion may designate a substitute nominee. If you have filled out the accompanying proxy card, your vote will be cast for the substitute nominee.

REQUISITE VOTE

     Directors are elected by a plurality vote. Abstentions and "broker non-votes" will not be counted in the vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REELECTION OF ROBERT J. LANIGAN, MAX L. LUKENS AND W. DENNIS HEAGNEY AS CLASS III DIRECTORS.

NOMINEES FOR DIRECTOR -- CLASS III -- TERMS EXPIRING 2002

     ROBERT J. LANIGAN, age 70, is Chairman Emeritus of the Board of Directors of Owens-Illinois, Inc., the principal business of which is the manufacture and sale of packaging products. He has served Transocean as a director since June 1993. Mr. Lanigan is also a director of Daimler Chrysler AG, Owens-Illinois, Inc., Sonat Inc., The Dun & Bradstreet Corporation and IMS Health, Inc. During the past five years prior to appointment to his current position, Mr. Lanigan served as an executive officer of Owens-Illinois, Inc.

     MAX L. LUKENS, age 50, is Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated, a company that manufactures and sells oil and gas related drilling and process products and services. He has served Transocean as a director since June 1993. Mr. Lukens is also a director of Sonat Inc. During the past five years, Mr. Lukens has served as an executive officer of Baker Hughes Incorporated and certain of its subsidiaries.

     W. DENNIS HEAGNEY, age 51, is President and Chief Operating Officer of Transocean. He was elected as a director in June 1997. He has been employed by Transocean since 1969 and was elected Vice President in 1983, Senior Vice President in 1984 and President in 1986.

CONTINUING DIRECTORS -- CLASS I -- TERMS EXPIRING 2000

     RICHARD D. KINDER, age 54, is Chairman of the Board and Chief Executive Officer of Kinder Morgan Energy Partners, L.P., a master limited partnership which owns and operates diversified energy assets. He has served Transocean as a director since November 1994. Mr. Kinder is also a director of Baker Hughes Incorporated, KN Energy, Inc. and Waste Management, Inc. During the past five years prior to assuming his present position, Mr. Kinder served as President and Chief Operating Officer of Enron Corp.

     RONALD L. KUEHN, JR., age 63, is Chairman of the Board, President and Chief Executive Officer of Sonat Inc., a diversified natural gas company. He has served Transocean as a director since 1975.

Mr. Kuehn is also a Director of AmSouth Bancorporation, The Dun & Bradstreet Corporation, Praxair, Inc., Protective Life Corporation and Union Carbide Corporation, and is a member of the Board of Trustees of Tuskegee University. During the past five years, Mr. Kuehn has served as an executive officer of Sonat Inc.

     KRISTIAN SIEM, age 50, is Chairman and Chief Executive Officer of Siem Industries, Inc., an industrial holding company which owns offshore and onshore oil and gas drilling, subsea construction services, and passenger cruise line businesses through subsidiaries in Bermuda, the U.K., Norway and the U.S. Mr. Siem has served Transocean as a director since September 1996. During the past five years, Mr. Siem has served as an executive officer with Siem Industries, Inc. and as Chairman of Wilrig AS and Transocean ASA, which subsequently combined with Transocean. Mr. Siem also serves on the boards of Norwegian Cruise Line, DSND ASA, Ivar Holderig ASA, Lambert, Fenchurch Group Holdings plc, Four Seasons Capital A.B., Petter Olsen and A/S Oslo Reinsurance ASA. He also serves as a deputy on the board of representatives of Saga Petroleum ASA.

CONTINUING DIRECTORS -- CLASS II -- TERMS EXPIRING 2001

     MARTIN B. MCNAMARA, age 51, is Partner-in-Charge of the Dallas, Texas, office of the law firm of Gibson, Dunn & Crutcher and a member of the firm's executive committee. He has served Transocean as a director since November 1994. During the past five years, Mr. McNamara has been in the private practice of law.

     J. MICHAEL TALBERT, age 52, is Chairman of the Board and Chief Executive Officer of Transocean. He has served Transocean in these capacities since August 1994. Mr. Talbert is also a director of Equitable Resources, Inc. Prior to assuming his current position, Mr. Talbert served as President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and division of Enserch Corporation.


     FRIDTJOF LORENTZEN, age 68, is Chairman of the Board of F.H. Lorentzen AS, a Norwegian ship owning company. He has served as a director of Transocean since September 1996. Mr. Lorentzen was Deputy Chairman of Ross Offshore prior to its 1993 combination with Transocean ASA, and Deputy Chairman of Transocean ASA prior to assuming his current position as a director. He served as President and Chairman of the Board of the Baltic and International Maritime Council (BIMCO) from 1995 until 1997.


BOARD MEETINGS AND COMMITTEES

     During 1998, the board of directors held 6 regular meetings and 2 special meetings. Each of our directors attended at least 83% of the meetings, including committee meetings.

     The board has standing audit, executive compensation, finance/benefits and corporate governance committees. In addition, the board may from time to time form special committees to consider particular matters that arise.

     Audit Committee. The audit committee reviews and reports to the board the scope and results of audits by our outside auditor and our internal auditing staff. It also reviews with the outside auditor the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies. The audit committee also recommends to the board of directors a firm of certified public accountants to serve as our outside auditor, reviews the audit and other professional services rendered by the outside auditor and periodically reviews the independence of the outside auditor.

     Membership on the audit committee is restricted to those directors who are not active or retired officers or employees of Transocean or its subsidiaries. Our policy on audit committee membership complies with the Audit Committee Policy Statement adopted by the New York Stock Exchange, Inc. The current members of the audit committee are Mr. Siem, Chairman, and Messrs. Lukens, McNamara and Lorentzen. The audit committee met three times during 1998.

     Executive Compensation Committee. The executive compensation committee reviews and approves the compensation of our officers, administers our executive compensation programs and makes awards under the Long-Term Incentive Plan and the Performance Award and Cash Bonus Plan. The current members of the executive compensation committee are Mr. Kuehn, Chairman, and Messrs. Kinder, Lanigan, Lorentzen and Lukens. The executive compensation committee met five times during 1998.

     Finance/Benefits Committee. The finance/benefits committee approves our long-term financial policies and annual financial plans, significant capital expenditures, insurance programs and investment policies. It also makes recommendations to the board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the finance/benefits committee approves the creation, termination and amendment of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the finance/benefits committee are Mr. Lukens, Chairman, and Messrs. Lanigan, McNamara and Siem. The finance/benefits committee met five times during 1998.

     Corporate Governance Committee. The corporate governance committee makes recommendations to the board with respect to the selection and compensation of the board, how the board functions and how the board should interact with shareholders and management. It reviews the qualifications of potential candidates for the board of directors, evaluates the performance of incumbent directors and recommends to the board nominees to be elected at the annual meeting of shareholders. The current members of the corporate governance committee are Mr. Lanigan, Chairman, and Messrs. Kinder, Kuehn, Lorentzen, Lukens, McNamara and Siem. The corporate governance committee met two times during 1998.

     The corporate governance committee will consider nominees for director recommended by shareholders. Please submit your recommendations in writing, along with a resume of the nominee's qualifications and business experience and a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director. Submit nominations to Eric B. Brown, Secretary, Transocean Offshore Inc., 4 Greenway Plaza, Houston, Texas 77046.

COMPENSATION OF DIRECTORS

     Fees and Retainers. Employees of Transocean receive no extra pay for serving as directors. Each director who is not an officer or employee of Transocean or any of its subsidiaries receives an annual retainer of $30,000 ($35,000 for committee chairmen). Non-employee directors also receive a fee of $1,000 for each board meeting and each board committee meeting attended, plus incurred expenses where appropriate.

     Stock Options. When elected, each outside director is granted an option to purchase 4,000 shares of our common stock at the fair market value of those shares on the date of grant. Following the initial grant, if the outside director remains in office, the director is granted an additional option to purchase 4,000 shares of common stock after each annual meeting at the fair market value of those shares on the date of grant. For tax reasons, directors residing in Norway may receive stock appreciation rights ("SARs") instead of options. Mr. Lorentzen received SARs in lieu of options in 1998.

     Each stock option and SAR has a ten-year term and becomes exercisable in three equal annual installments assuming continued service on the board. In the event of an outside director's retirement in accordance with the board's retirement policy, death or disability, or in the event of a change of control of Transocean as described under "-- Compensation Upon Change of Control," options and SARs will become immediately exercisable and will remain exercisable for the remainder of their ten-year term. Options and SARs will terminate 60 days after an outside director leaves the board for any other reason. However, if that person ceases to be a director for the convenience of Transocean, as determined by the board, the board may at its discretion accelerate the exercisability of those options and SARs.

     We have reserved an aggregate of 200,000 shares of common stock for issuance to outside directors under our Long-Term Incentive Plan, of which 67,698 remained available for grant as of March 1, 1999.

The provisions of the Incentive Plan relating to grants to outside directors will terminate on July 1, 2003, unless terminated earlier by the board.

                      SECURITY OWNERSHIP OF 5% BENEFICIAL
                             OWNERS AND MANAGEMENT

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

     This table shows how much Transocean common stock each of our directors and named executive officers own as of January 31, 1999.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP


                                                                      SHARES OWNED
NAME OF BENEFICIAL OWNER                                            BENEFICIALLY(1)
------------------------                                      ----------------------------
Jon C. Cole.................................................             186,969(2)
W. Dennis Heagney...........................................             127,618(2)(3)
Richard D. Kinder...........................................              31,672
Ronald L. Kuehn, Jr. .......................................              18,165
Robert J. Lanigan...........................................              22,165
Robert L. Long..............................................             116,059(2)(4)
Max L. Lukens...............................................              11,118
Martin B. McNamara..........................................              14,671(5)
Donald R. Ray...............................................             179,218(2)(6)
J. Michael Talbert..........................................             283,620(2)(7)
Fridtjof Lorentzen..........................................             116,894
Kristian Siem...............................................               8,655
All directors and executive officers as a group (16
  Persons)..................................................           1,223,235(2)


---------------

(1) As of January 31, 1999, each listed individual beneficially owned less than 0.3% of the outstanding shares of common stock, and all of our present directors and executive officers as a group beneficially owned less than 1.3% of the outstanding shares of common stock.

(2) Includes:


                                                                                     ALL DIRECTORS
                                                                                     AND EXECUTIVE
                                                                                       OFFICERS
                                     COLE     HEAGNEY    LONG      RAY     TALBERT    AS A GROUP
                                    -------   -------   ------   -------   -------   -------------
Shares of Restricted Stock
  (Holders may vote and receive
  dividends, but may not sell)....   34,427   53,213    34,027    30,040    43,973      215,020
Options exercisable within 60
  days............................  122,060   69,573    68,646   132,379   190,460      729,901
Shares held by trustee under
  401(k) plan.....................    6,620    4,792     2,310     2,188       986       21,818
Shares held in Employee Stock
  Purchase Plan...................      444        0       444       362         0        2,315


(3) Includes 40 shares held by his children.

(4) Includes 10,632 shares held in a joint account with his wife.

(5) Includes 1,000 shares held in a joint account with his wife.

(6) Includes 14,249 shares held in a joint trust account with his wife.

(7) Includes 48,201 shares held in a joint account with his wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     We believe all Section 16(a) reporting requirements related to our directors and executive officers were timely fulfilled during 1998 with the following exceptions: (1) Mr. Lorentzen's Form 4 for the month of May was 2 days late and (2) Mr. Long's Form 4 for the month of May was 204 days late. This belief is based solely on a review of the reports required to be filed under
Section 16(a) of the U.S. Securities Exchange Act of 1934 that have been furnished to Transocean and written representations from those with filing obligations that all other reports were timely filed.

COMMON STOCK OWNERSHIP OF 5% BENEFICIAL OWNERS

     The following table lists each beneficial owner of more than 5% of our common stock as of March 1, 1999, that we are aware of based upon Schedule 13G filings with the Securities and Exchange Commission:

                                                                  SHARES        PERCENT
                                                                   OWNED           OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY(3)   CLASS(3)
------------------------------------                          ---------------   --------
Wellington Management Company LLP(1)........................    13,825,190       13.75%
  75 State Street
  Boston, Massachusetts 02109
Vanguard Windsor Funds(2)...................................     9,618,300        9.57%
  P.O. Box 2600
  Valley Forge, Pennsylvania 19482

---------------

(1) Filed a Schedule 13G on February 10, 1999. Reported shared voting power as to 3,324,398 shares and shared dispositive power as to 13,825,190 shares.

(2) Filed a Schedule 13G on February 11, 1999. Reported sole voting and shared dispositive power as to 9,618,300 shares.

(3) As of the date specified in the applicable Schedule 13G.

                       COMPENSATION OF EXECUTIVE OFFICERS

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The executive compensation committee is composed solely of nonemployee directors. It administers our executive compensation program. The committee's primary responsibility is to ensure that the executive compensation program furthers the interests of Transocean and our shareholders.

     Our executive compensation program has three principal objectives:

          (1) to attract and retain a highly qualified and motivated management team;

          (2) to appropriately reward individual executives for their contributions to the attainment of key strategic goals; and

          (3) to link the interests of executives and shareholders through stock-based plans and performance measures.

     The committee meets with outside consultants at least annually to review and compare the level of compensation we pay or award to key executives to the compensation practices of a peer group of companies. The primary peer group used for determining compensation for key executives consists of 26 publicly held companies of comparable size in the contract drilling, related oilfield services and oil and gas industry. In comparing the level of our executive compensation to that of the peer group, the committee takes into account the relative size of companies as measured by revenues. The committee uses the Simmons & Company International Oil Service Industry Index (the "Simmons Index") for comparing our total shareholder return to that of the index and bases awards of stock options and restricted shares on that comparison.

     The key components of our executive compensation program are base salary, annual cash bonus incentives and long-term stock incentives. The committee's policies with respect to each component of the program, including the basis for the compensation of the Chief Executive Officer, are described below. The committee consults with the Chief Executive Officer in reviewing the individual performance and compensation of key executives (other than the Chief Executive Officer). The committee reviews the Chief Executive Officer's performance and compensation at least annually.

     Base Salaries. The committee annually reviews the base salaries of key executive officers and determines whether salaries should be adjusted. Any adjustments are based primarily on the executive's individual performance, responsibilities and experience and salary survey information. In general, the committee's objective is to maintain executive salaries at the size-adjusted median of the salaries for comparable executives in our peer group. Executive salaries for 1997, including Mr. Talbert's salary, were all below the median level as compared to our peer group. Accordingly, at its salary review meeting on February 12, 1998, the committee increased Mr. Talbert's salary for 1998 to $625,000, as of April 1, 1998, which more closely approximates the median level.

     Annual Cash Bonus Incentives. We award annual cash bonus incentive opportunities under the Performance Award and Cash Bonus Plan. The amount of an executive's bonus opportunity, which is expressed as a percentage of base salary, depends primarily upon that individual's position and responsibilities and bonus opportunities provided to comparable positions within our peer group. At the beginning of each year, the committee reviews and approves annual performance goals. Shortly after the end of the year, the committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved. The annual incentive program is designed to pay total annual cash compensation, which is salary plus bonus, above the median of our peer group when we meet substantially all of the goals established for an executive's bonus opportunity. Similarly, when the goals are not achieved, the program is intended to result in total annual cash compensation below the median of our peer group. The committee also has the discretion to award performance-based cash bonuses under our Long-Term Incentive Plan.

     The payout of an executive's 1998 bonus opportunity was based on the level of achievement of a company-wide financial goal, corporate goals and individual goals, as described below. The financial goal was weighted at 50%, the corporate goals at 35% and the individual goals at 15%. The committee also has discretion to make additional cash bonus awards beyond the bonus opportunity to recognize exceptional individual performance or to take account of other factors.

     The financial goal included in the 1998 bonus opportunities under our Performance Award and Cash Bonus Plan for senior executive officers other than Mr. Talbert was our 1998 earnings per share ("EPS") as compared to our budgeted EPS. Payout of the EPS goal was based on minimum, target and maximum levels of achievement. Mr. Talbert had no financial goal under our Performance Award and Cash Bonus Plan, but he had similar financial performance goals under our Long-Term Incentive Plan. The corporate goals for all senior executives included in the 1998 bonus opportunities included operating, marketing and strategic goals and annual goals relating to safety and customer focus programs.


     The committee met in February 1999 to review in detail the extent to which the 1998 performance goals had been achieved. We achieved the maximum EPS goal so that the payout of the financial goal was at the 200% level. We also achieved many of our operating goals. The range of payouts for the four most highly compensated executive officers other than Mr. Talbert was between 145% and 153% of their bonus opportunities. Mr. Talbert's performance under our Performance Award and Cash Bonus Plan was determined by the committee to entitle him to a bonus payment of $220,874 or 105% of his bonus opportunity. In addition, Mr. Talbert was also awarded a bonus payment of $419,126 or 200% of his bonus opportunity under our Long-Term Incentive Plan based upon our achievement of EPS goals set by the committee.

     Long-Term Stock Incentives. The long-term stock incentives component of our executive compensation program is designed to align executive and shareholder interests by rewarding executives for the attainment of stock price appreciation and total shareholder return.

     As a general rule, the committee administers the long-term stock incentive program through annual grants of stock options and restricted stock to designated executive officers and other key employees. In addition, the committee may make special awards to individual executives and other key employees during the year on a discretionary basis. On February 12, 1998, the committee made stock option grants and awards of restricted stock to executives, including Mr. Talbert, and stock option grants to other key employees in order to further the goal of aligning the executives' and key employees' interests with those of the shareholders and to encourage management continuity.

     The committee determines the number of stock options and restricted shares granted to each executive officer in accordance with a formula established by the committee in prior years. Each executive officer is given a grant opportunity based on the executive's individual position and compensation survey data of our peer group. The committee determines whether or not the grant opportunity is earned by comparing our three-year weighted-average total shareholder return, calculated by considering stock price appreciation and dividends over a multiyear period, to the weighted-average total shareholder return of the companies in the Simmons Index having total capitalization of at least $200 million at the end of each year in the period and three years of earnings history. In general, if our weighted-average total shareholder return for the applicable period places us in a particular percentile of companies in the Simmons Index ranked by weighted-average total shareholder return, we make long-term incentive grants at a level which places our long-term awards at the same percentile as executives in comparable positions in our peer group. The formula used by the committee has the following additional conditions:

     - awards will not exceed the 50th percentile if our weighted-average total shareholder return is negative;

     - awards will not be made if our weighted-average total shareholder return is below the 25th percentile; and

     - the committee may reduce awards to the 75th percentile level if performance exceeds the 75th percentile level.

     Accordingly, on February 12, 1998, we granted Mr. Talbert options to purchase 48,000 shares of common stock at an exercise price of $41.50 per share, which was the fair market value of the common stock at the date of the grant, and 10,000 shares of restricted stock. The weighted-average total shareholder return on which the award was based placed us at the 57th percentile of the companies in the Simmons Index.

     Stock Ownership Guidelines. In 1993, the committee established guidelines designed to encourage our key executives to attain specified levels of stock ownership over a five-year period. Stock ownership goals are based on the value of the common stock and are expressed as a multiple of the executive's base salary. During 1998, the committee reviewed the guidelines and determined that the stock ownership goals were appropriate, and that executive officers were in compliance with these guidelines.

     Limitations on Deductibility of Non-Performance Based Compensation. Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that Transocean or its subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is "performance-based." The committee expects that all income recognized by executive officers upon the exercise of stock options granted under the Incentive Plan will qualify as performance-based compensation. The committee also believes that all restricted stock which it has awarded to date also qualifies as performance-based.

     The committee sought and received shareholder approval for the amendment and restatement of the Incentive Plan at the 1998 annual meeting. Under the Incentive Plan as amended and restated, the committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. For 1998, Mr. Talbert was the only executive eligible for a performance-based cash award under the Incentive Plan. The committee currently intends to continue to make cash bonus payments under Transocean's Performance Award and Cash Bonus Plan that are based not only on quantifiable financial and operating goals, but also on the achievement of subjective, non-quantifiable goals that may not qualify as performance-based compensation. The committee believes that these subjective goals, while not properly measurable by the kind of quantifiable targets that are required to qualify compensation as performance-based, are important to the long-term financial success of the company and to its shareholders.

     Conclusion. The committee believes that the executive compensation philosophy that we have adopted effectively serves the interests of Transocean and our shareholders. It is the committee's intention that the pay delivered to executives be commensurate with company performance.

   RONALD L. KUEHN, JR.  ROBERT J. LANIGAN  MAX L. LUKENS  RICHARD D. KINDER
                               FRIDTJOF LORENTZEN

EXECUTIVE COMPENSATION

     The table below shows the compensation of our Chief Executive Officer and four other most highly compensated executive officers (the "named executive officers") for 1996, 1997 and 1998. All share amounts and related matters in this proxy statement/prospectus have been adjusted to reflect a two-for-one stock split effected in September 1997, in the form of a 100% stock dividend.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                           ANNUAL COMPENSATION               COMPENSATION AWARDS
                                    ----------------------------------   ----------------------------
                                                                         RESTRICTED     SECURITIES
NAME AND PRINCIPAL POSITION                               OTHER ANNUAL     STOCK        UNDERLYING         ALL OTHER
WITH TRANSOCEAN              YEAR    SALARY    BONUS(1)   COMPENSATION    AWARD(2)    OPTIONS/SARS(3)   COMPENSATION(4)
---------------------------  ----   --------   --------   ------------   ----------   ---------------   ---------------
J. Michael Talbert.........  1998   $598,750   $640,000     $     0       $223,938(6)     48,000            $54,820
  Chairman of the Board      1997    507,500    325,000           0        287,500(7)     48,000             46,386
  and Chief Executive        1996    459,000    425,000           0        304,688(8)     64,400             49,368
  Officer
W. Dennis Heagney..........  1998    341,258    298,519           0        118,642(6)     19,600             24,790
  President, Chief           1997    297,500    152,000           0        115,000(7)     19,600             21,924
  Operating Officer and
    Director                 1996    283,000    152,042           0        173,438(8)     36,200             24,960
Jon C. Cole................  1998    305,000    231,705           0         82,156(6)     17,600             19,759
  Senior Vice President      1997    245,000    105,000           0        103,500(7)     17,600             16,974
                             1996    225,000    111,872      70,010(5)     121,875(8)     25,800             18,022
Robert L. Long.............  1998    257,500    215,978           0         78,074(6)     19,600             20,726
  Senior Vice President and
    Chief Financial Officer  1997    230,000     85,000           0         97,750(7)     16,400             17,562
                             1996    210,000    124,756      73,110(5)     112,500(8)     24,000             19,127
Donald R. Ray..............  1998    239,500    191,001           0         53,872(6)     13,600             18,419
  Senior Vice President      1997    212,000     69,000           0         80,500(7)     13,600             15,417
                             1996    192,000     70,886      36,684(5)      89,063(8)     18,800             16,546


---------------

(1) The amount shown as "Bonus" for a given year includes amounts earned with respect to that year but paid in the first quarter of the following year.

(2) Represents the number of restricted shares times the market price of the shares on the date of grant. Dividends are paid on all shares of restricted stock. As of December 31, 1998, the total number and value of restricted shares held by the named executive officers were: Mr. Talbert: 43,973 shares ($1,179,026); Mr. Heagney: 53,213 shares ($1,426,774); Mr. Cole: 34,427 shares ($923,073); Mr. Long: 34,027 shares ($912,349); and Mr. Ray: 30,040 shares ($805,448).

(3) Represents options to purchase shares at fair market value on the date of the grants.

(4) With respect to 1998, the amounts shown as "All Other Compensation" represent the following:

                                                   MR. TALBERT   MR. HEAGNEY   MR. COLE   MR. LONG   MR. RAY
                                                   -----------   -----------   --------   --------   -------
Matching contributions under the Savings Plan....    $ 7,200       $ 7,200      $7,200     $7,200    $7,200
Contributions under the Supplemental Benefit
  Plan...........................................     19,744         7,481       5,349      4,388     3,578
Premiums and benefits under the "split-dollar"
  Executive Life Insurance Program...............     27,876        10,109       7,210      9,138     7,641

(5) Represents supplemental payments paid upon the exercise of stock options or tandem SARs granted under the Sonat Inc. Executive Award Plan.

(6) Includes the value of the restricted stock granted on February 12, 1998, to Messrs. Talbert (10,000 shares), Heagney (4,000 shares), Cole (3,600 shares), Long (4,000 shares) and Ray (2,800 shares). Those shares vest in three equal installments on each anniversary of the date of the grant, commencing on the third anniversary of the date of grant.

(7) Includes the value of the restricted stock granted on March 12, 1997, to Messrs. Talbert (10,000 shares), Heagney (4,000 shares), Cole (3,600 shares), Long (3,400 shares) and Ray (2,800 shares). Those shares vest in three equal installments on each anniversary of the date of the grant, commencing on the third anniversary of the date of grant.

(8) Includes the value of the restricted stock granted on February 23, 1996, to Messrs. Talbert (13,000 shares), Heagney (7,400 shares), Cole (5,200 shares), Long (4,800 shares) and Ray (3,800 shares). Those shares vest in three equal installments on each anniversary of the date of the grant, commencing on the third anniversary of the date of grant.

OPTIONS GRANTED

     The table below contains information with respect to stock options granted to the named executive officers in 1998.

                           OPTION/SAR GRANTS IN 1998

                                                                                         POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                            VALUE AT
                                -----------------------------------------------------    ASSUMED ANNUAL RATES
                                                % OF TOTAL                                    OF COMPANY
                                 NUMBER OF     OPTIONS/SARS                                   STOCK PRICE
                                 SECURITIES     GRANTED TO                              APPRECIATION FOR OPTION
                                 UNDERLYING      COMPANY       EXERCISE                     TERM (10 YEARS)
                                OPTIONS/SARS   EMPLOYEES IN     PRICE      EXPIRATION   -----------------------
NAME                              GRANTED          1998       ($/SHARE)     DATE(1)       5%(2)        10%(2)
----                            ------------   ------------   ----------   ----------   ----------   ----------
J. Michael Talbert............     48,000          10.1         41.50       2/11/08     1,211,240    3,108,626
W. Dennis Heagney.............     19,600           4.1         41.50       2/11/08       494,590    1,269,355
Jon C. Cole...................     17,600           3.7         41.50       2/11/08       444,122    1,139,829
Robert L. Long................     19,600           4.1         41.50       2/11/08       494,590    1,269,355
Donald R. Ray.................     13,600           2.9         41.50       2/11/08       343,185      880,777
All Shareholders' Stock
  Appreciation................        N/A           N/A           N/A           N/A            (3)          (3)

---------------

(1) The stock options are subject to termination prior to their expiration date in some cases where employment is terminated.

(2) These columns show the gains the named executives and all of our shareholders could realize if our stock appreciates at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the Securities and Exchange Commission, not Transocean predictions.

(3) The potential realizable values for all shareholders as a group are $2,624,296,635 at 5% annual stock price appreciation and $6,650,469,027 at 10% annual stock price appreciation.

AGGREGATE OPTION EXERCISES

     The following table shows information concerning stock options the named executive officers exercised during 1998, and unexercised stock options they held as of December 31, 1998:

       AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUE

                                                       NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED,
                                                           UNEXERCISED OPTIONS AT               IN-THE-MONEY OPTIONS
                             ACQUIRED                          FISCAL YEAR END                   AT FISCAL YEAR END
                                ON          VALUE     ---------------------------------   ---------------------------------
NAME                       EXERCISE(1)    REALIZED    EXERCISABLE(2)   UNEXERCISABLE(3)   EXERCISABLE(4)   UNEXERCISABLE(5)
----                       ------------   ---------   --------------   ----------------   --------------   ----------------
J. Michael Talbert.......     80,000      3,780,000      136,993           101,467          1,418,253           72,451
W. Dennis Heagney........    194,000      8,924,500       44,440            44,734            306,137           40,726
Jon C. Cole..............    100,000      4,841,588      117,726            37,934          1,580,941           29,025
Robert L. Long...........     60,000      2,723,250       48,646            38,534            497,374           27,000
Donald R. Ray............          0              0      117,046            28,934          1,928,289           21,151

---------------

(1) The options in this column are options to purchase our common stock.

(2) As to Mr. Cole, consists of options to purchase 101,726 shares of our common stock and options to purchase 16,000 shares of Sonat Inc. common stock. As to the others, consists entirely of options to purchase our common stock.

(3) All options in this column are options to purchase our common stock.

(4) The value of each unexercised in-the-money stock option or tandem SAR is equal to the difference between $26.8125, which was the closing price of our common stock on December 31, 1998, or $27.0625, which was the closing price of Sonat Inc. common stock on December 31, 1998, and the exercise price of the Transocean stock option or Sonat Inc. option, as the case may be. The value does not include the value of any tax-offset supplemental payments that are payable upon the exercise of the stock options. The only options subject to tax-offset supplemental payments are options granted by Sonat Inc. prior to December 1991.

    The entire amount shown reflects the value attributable to options to purchase our common stock except in the case of Mr. Cole. Of the amounts shown for Mr. Cole, $1,447,441 reflects the value attributable to options to purchase our common stock, and $133,500 reflects the value attributable to options to purchase Sonat Inc. common stock.

(5) Reflects the value of unexercisable in-the-money options to purchase our common stock. At December 31, 1998, there were no unexercisable options to purchase Sonat Inc. common stock.

DEFINED BENEFIT PLANS

     Transocean's employees and officers and those of participating subsidiaries participate in our Retirement Plan. In general, we base annual retirement benefits on average covered compensation for the highest five consecutive years of the final ten years of employment. We include salaries and bonuses and some personal benefits as covered compensation under the Retirement Plan. We do not include (1) amounts relating to the grant or vesting of restricted stock, the exercise of stock options and SARs, and receipt of tax-offset supplemental payments with respect to stock options, SARs or restricted stock, or (2) employer contributions under our Savings Plan or our Supplemental Benefit Plan.

     Prior to January 1, 1998, the maximum annual retirement benefit under our Retirement Plan was 50% of the participant's average covered compensation minus 22.5% of his covered social security earnings based on 30 or more years of service with Transocean or Sonat Inc., provided that the participant's benefit would be no less than the sum of (1) the benefit he would have been entitled to from the Sonat Inc. Retirement Plan had he terminated employment on the date of completion of Transocean's initial public offering in 1993, plus (2) the benefit he accrued under the Retirement Plan considering only years of service with the company after that date. Effective January 1, 1998, the maximum annual retirement benefit was increased to 60% of the participant's average covered compensation minus 19.5% of his covered social security earnings, under the equivalent conditions.

     Our executive officers, other than Mr. Talbert, and some other employees accrued benefits under the Sonat Inc. Retirement Plan under the following formula: (1) 2.4% of average covered compensation, calculated as described above, minus 2.0% of primary social security benefits for each year of service prior to January 1, 1992; plus (2) 2.0% of average covered compensation minus 1.667% of primary social security benefits for each year of service after January 1, 1992; plus (3) when the total of (1) plus (2) above equals 60% of average covered compensation minus 50% of primary social security benefits, 1% of average covered compensation for each year of service after January 1, 1992, not included in the calculation in (2) above, up to five such additional years of service. The eligible survivors of a deceased Retirement Plan participant are entitled to a survivor's benefit, which usually equals 50% of the participant's retirement benefit, or, if greater, 75% of the participant's retirement benefit accrued under the Sonat Inc. Retirement Plan plus 50% of the retirement benefit accrued after Transocean's initial public offering of its common stock in 1993. Assets and liabilities relating to benefits accrued by our employees were transferred from the Sonat Inc. Retirement Plan to our Retirement Plan. As a result, no benefits are payable to those employees from the Sonat Inc. Retirement Plan. Benefits under our Retirement Plan are generally paid as life annuities.

     Transocean and Sonat Inc. each have a Supplemental Benefit Plan that provides eligible participants and their eligible survivors with retirement and survivors benefits that would have been payable under the applicable Retirement Plan but for the fact that benefits payable under funded pension plans are limited by federal tax laws. As a general rule, during 1998, the federal tax laws limited annual benefits under tax-qualified retirement plans to $130,000, subject to reduction in some cases, and required those plans to disregard any portion of the participant's 1998 compensation in excess of $160,000. Benefits accrued by employees of the company under the Sonat Inc. Supplemental Benefit Plan as of the closing of our 1993 initial public offering will continue to be paid under that plan. Any additional supplemental benefits to which an employee becomes entitled will be paid under our Supplemental Benefit Plan. A participant may choose to have benefits under each Supplemental Benefit Plan paid either as a life annuity or in a cash lump sum upon termination of employment.

     The following table contains the benefits payable to the named executive officers under our Retirement Plan, Supplemental Benefit Plan and the Sonat Inc. Supplemental Benefit Plan as of December 31, 1998:

                           DEFINED BENEFIT PLAN TABLE


                                                                           ESTIMATED ANNUAL
                                                                              RETIREMENT
                                                           CURRENT YEARS      BENEFIT AT
NAME                                                       OF SERVICE(1)      AGE 65(2)
----                                                       -------------   ----------------
J. Michael Talbert.......................................       4.3            $312,436
W. Dennis Heagney........................................      29.5             256,917
Jon C. Cole..............................................      21.2             203,152
Robert L. Long...........................................      22.5             189,695
Donald R. Ray............................................      26.8             169,695


---------------

(1) Includes years of service with Sonat Inc.

(2) Estimated annual retirement benefit payable under the Retirement Plan, Supplemental Benefit Plan and the Sonat Inc. Supplemental Benefit Plan as a single life annuity at age 65 (based on the assumptions that the officer retires from employment with us at age 65 with average covered compensation at his retirement date equal to his 1998 covered compensation) and calculated prior to the offset for covered social security earnings.

PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return of (1) our common stock, (2) the Standard & Poor's 500 Stock Index and (3) the Simmons Index over the period in which our common stock has been publicly traded. The graph assumes that $100 was invested in our common stock and each of the other two indices on December 31, 1993, and that all dividends were reinvested at date of payment.

                      CUMULATIVE TOTAL SHAREHOLDER RETURN

                        INDEXED TOTAL SHAREHOLDER RETURN
                     DECEMBER 31, 1993 -- DECEMBER 31, 1998

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                   TRANSOCEAN         S&P 500           SIMMONS
12/31/93                                                       100               100               100
12/31/94                                                       112               101               105
12/31/95                                                       286               139               151
12/31/96                                                       402               171               240
12/31/97                                                       620               229               371
12/31/98                                                       347               294               159

COMPENSATION UPON CHANGE OF CONTROL

     Some of our benefit plans provide for the acceleration of benefits in the event of a change of control of Transocean. A change of control is deemed to occur if:

     - any person or group acquires beneficial ownership of 20% or more of our common stock or total voting power, except as a result of acquisitions by or from Transocean or in a transaction excluded from the definition of change of control as described below;

     - individuals who constitute the "Incumbent Board," as defined in the plan, and generally including all current members of the board and subsequent directors whose nomination or election was approved by a majority of the directors then comprising the Incumbent Board, fail to constitute at least a majority of the board of directors; or

     - a merger, consolidation, reorganization or sale of substantially all of Transocean's assets occurs, unless following such transaction:

        - the beneficial owners of our common stock before the transaction own more than 50% of the common stock and total voting power of the company resulting from the transaction;

        - no person or entity owns 20% or more of the common stock or voting power of the company resulting from the transaction unless that ownership existed before the transaction; and

      - at least a majority of members of the board of directors of the company resulting from the transaction were members of the Incumbent Board at the time the board approved the transaction; or

      - our shareholders approve a complete liquidation or dissolution of Transocean.

     Upon the occurrence of a change of control:

     - all outstanding shares of restricted stock granted under the Incentive Plan will immediately vest;

     - all stock options and SARs granted to outside directors under the Incentive Plan will become immediately exercisable and will remain exercisable for the remainder of their term; and

     - all outstanding stock options and SARs under the Incentive Plan held by then-current employees will become immediately exercisable and will remain exercisable for the remainder of their term.

     If an SAR is exercised within 60 days of the occurrence of a change of control, the holder will receive a payment equal to the excess over the amount otherwise due of the highest price per share of common stock paid during the 60-day period prior to exercise of the SAR. Plus, in some cases, the holder is entitled to a supplemental payment on that excess. Those payments are in addition to the amount otherwise due on exercise. Also, upon the occurrence of a change of control, the participant will become vested in 100% of the maximum performance award he could have earned under our Performance Award and Cash Bonus Plan for the proportionate part of the performance period prior to the change of control and will retain the right to earn out any additional portion of his award if he remains in our employ.

     The reorganization will not be deemed a change of control.

EMPLOYMENT AGREEMENTS

     We are party to employment agreements with some of our executive officers, including the named executive officers. The agreements provide that if the executive officer's employment is terminated within three years after a change of control as defined in the agreements (and described above) or prior to but in anticipation of a change of control, either:

     - by us for reasons other than death, disability or "cause" (as defined);
       or

     - by the executive officer for "good reason," which includes a diminution of responsibilities or compensation, or a determination by the executive officer to leave during the 30-day period immediately following the first anniversary of the change of control:

then the executive officer will receive:

     - any unpaid portion of his current salary and prorated portion of his highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the "highest bonus");

     - a lump-sum payment equal to three times the sum of his annual base salary, based on the highest monthly salary paid in the twelve months prior to the change of control, and his highest bonus;

     - benefits to him and his family at least equal to those which would have been provided had the employment not been terminated for a three-year period; and

     - a lump sum amount equal to the excess of:

      - the actuarial equivalent of the benefit under the Retirement Plan and Supplemental Retirement Plan had the executive's employment continued for three years after termination; over

      - the actuarial equivalent of the executive's actual benefit under those plans.

     The agreements also provide that in the event the payments called for under the agreement would subject the executive to an excise tax under Section 4999 of the U.S. Internal Revenue Code, the executive will be entitled to receive an additional "gross-up" payment. That payment will equal the amount that would leave him with the amount he would have received, on an after-tax basis, if the payments under the agreement did not give rise to an excise tax. However, if the payments called for under the agreement do not exceed 100% of the amount that could be paid to the executive without triggering an excise tax, no "gross-up payment" will be made and payments under the agreement will be reduced to the lesser amount. If the named executive officers had terminated their employment on January 31, 1999, in a manner entitling them to benefits under the Employment Agreements, they would have received the following lump-sum cash payments, excluding any gross-up payments:


Mr. Talbert..............................................  $4,193,186
Mr. Heagney..............................................  $2,207,465
Mr. Cole.................................................  $1,842,368
Mr. Long.................................................  $1,761,167
Mr. Ray..................................................  $1,710,281


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the executive compensation committee of the board of directors are Ronald L. Kuehn, Jr., Chairman, Richard D. Kinder, Robert J. Lanigan, Fridtjof Lorentzen and Max L. Lukens. There are no matters relating to interlocks or insider participation that we are required to report.

                              SELECTION OF AUDITOR

     We have selected Ernst & Young LLP as our auditor for the 1999 calendar year. Ernst & Young LLP served as our auditor for the 1998 calendar year. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.

                           PROPOSALS OF SHAREHOLDERS


     Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to the 2000 annual meeting of shareholders, your proposals must be received at our principal executive offices, 4 Greenway Plaza, Houston, Texas 77046, by no later than December 14, 1999. However, if the date of the 2000 annual meeting changes by more than 30 days from the date of the 1999 annual meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.



     Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our by-laws. Our by-laws provide generally that, if you desire to propose any business at an annual meeting of shareholders, you must give us written notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual meeting. However, if the date of the forthcoming annual meeting is more than 30 days before or after that anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date. The deadline under our by-laws for submitting proposals will be February 13, 2000 for the

2000 annual meeting unless it is more than 30 days before or after the anniversary of the 1999 annual meeting. Your notice must set forth:

     - a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

     - your name and address;

     - a representation that you are a holder of record of our common stock entitled to vote at the meeting, or if the record date for the meeting is subsequent to the date required for shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting, and, in either case, intend to appear in person or by proxy at the meeting to propose that business; and

     - any material interest you have in the business.

     If you desire to nominate directors at an annual meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at a special meeting at which the board of directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:

     - your name and address and the name and address of the person or persons to be nominated;

     - a representation that you are a holder of record of our common stock entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

     - a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

     - a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

     - any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

     - the consent of each nominee to serve as a director if so elected.

     The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures.

     You may obtain a copy of our by-laws, in which these procedures are set forth upon written request to Eric B. Brown, Secretary, Transocean Offshore Inc., 4 Greenway Plaza, Houston, Texas 77046.

                                 LEGAL MATTERS

     Baker & Botts, L.L.P., Houston, Texas, will issue an opinion about certain Delaware and Texas legal matters in connection with the reorganization for Transocean. Legal matters in connection with the Transocean-Cayman ordinary shares have been passed upon for Transocean by its Cayman Islands counsel, W.S. Walker & Company, Cayman Islands. W.S. Walker & Company has also rendered an opinion regarding the Cayman Islands tax consequences of the reorganization referred to in "Material Tax Considerations -- Cayman Islands Tax Consequences." Weil, Gotshal & Manges LLP, New York, New York, has rendered an opinion regarding the United States federal income tax consequences of the reorganization referred to in "Material Tax Considerations -- U.S. Federal Income Tax Consequences."

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements included in Transocean-Delaware's Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Transocean-Delaware's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Transocean-Delaware is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, New York, New York 10048 and 500 West Madison 14th Floor, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Transocean-Delaware's SEC filings also are available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Transocean-Delaware at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the Oslo Stock Exchange, on which exchanges the Transocean-Delaware common stock is currently listed.

     Transocean-Texas has filed a Registration Statement on Form S-4 with the SEC to register the Transocean-Cayman ordinary shares to be issued in connection with the reorganization. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Transocean-Texas in addition to being a proxy statement of Transocean-Delaware for the annual meeting.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits thereto.

     The SEC allows Transocean-Delaware to "incorporate by reference" information into this proxy statement/prospectus, which means that Transocean-Delaware can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Transocean-Delaware previously filed with the SEC. These documents contain important information about Transocean-Delaware.

          1. Annual Report on Form 10-K for the year ended December 31, 1998;

          2. Current Report on Form 8-K dated March 15, 1999; and


          3. The description of the Transocean-Delaware common stock contained in Transocean-Delaware's Registration Statement on Form 8-A filed on May 12, 1993, as that registration statement may be amended from time to time for the purpose of updating, changing or modifying the description.

     Transocean-Delaware also is incorporating by reference all additional documents that it files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the annual meeting.

     If you are a shareholder or beneficial owner, Transocean-Delaware may already have sent you some of the documents incorporated by reference, but you can obtain any of them from Transocean-Delaware or the SEC. Documents incorporated by reference are available from Transocean-Delaware without charge, excluding exhibits unless Transocean-Delaware specifically has incorporated by reference an exhibit in this proxy statement/prospectus. Shareholders, beneficial owners and any other person to whom a proxy statement/prospectus is delivered, may obtain without charge a copy of documents that we incorporate by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following address:

           Transocean Offshore Inc.
           4 Greenway Plaza
           Houston, Texas 77046

           Attn: Director of Investor Relations

           Tel: (713) 871-7500

     If you would like to request documents from Transocean-Delaware, please do so by May 6, 1999, to receive them before the annual meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to consider and vote upon the approval and adoption of the reorganization. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Transocean-Cayman shares in the reorganization shall create any implication to the contrary.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus includes or incorporates by reference forward-looking statements that reflect our current view of future events and financial performance. These forward-looking statements are subject to numerous risks and uncertainties, including those identified in "Risk Factors" and the factors discussed elsewhere in this proxy statement/prospectus and our other filings with the Securities and Exchange Commission.

     These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Forward looking statements include payment of cash dividends, benefits or effects of the reorganization, future opportunities, listing of the Transocean-Cayman shares on the New York Stock Exchange, the restructuring following the reorganization, tax consequences of the reorganization, any reduction of our effective tax rate as a result of the reorganization, receipt of Cayman tax undertaking and effectiveness of the reorganization. You can identify these and other forward-looking statements by the use of words like "anticipate," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "predict," "project" and similar expressions. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                                                         ANNEX A

                  AGREEMENT AND PLAN OF MERGER AND CONVERSION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  AGREEMENT AND PLAN OF MERGER AND CONVERSION

                                    BETWEEN

                            TRANSOCEAN OFFSHORE INC.

                                      AND

                        TRANSOCEAN OFFSHORE (TEXAS) INC.

                           DATED AS OF MARCH 12, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I  THE MERGER
       Section 1.1     The Merger...........................   A-4
       Section 1.2     Filing Certificate of Merger; Merger
        Effective Time......................................   A-5
ARTICLE II  THE CONVERSION
       Section 2.1     The Conversion.......................   A-5
       Section 2.2     Filing Articles of Conversion;
                       Register by Way of Continuation;
                       Conversion Effective Time............   A-5
ARTICLE III  CHARTER DOCUMENTS, DIRECTORS AND OFFICERS OF
  SURVIVING CORPORATION AND TRANSOCEAN-CAYMAN
       Section 3.1     Articles of Incorporation of
        Surviving Corporation...............................   A-5
       Section 3.2     Bylaws of Surviving Corporation......   A-5
       Section 3.3     Directors of Surviving Corporation...   A-5
       Section 3.4     Officers of Surviving Corporation....   A-5
       Section 3.5     Articles of Association of
        Transocean-Cayman...................................   A-6
       Section 3.6     Memorandum of Association of
        Transocean-Cayman...................................   A-6
       Section 3.7     Directors of Transocean-Cayman.......   A-6
       Section 3.8     Officers of Transocean-Cayman........   A-6
ARTICLE IV  CONVERSION AND EXCHANGE OF STOCK
       Section 4.1     Conversion of Stock in the Merger....   A-6
       Section 4.2     Conversion of Stock in the
        Conversion..........................................   A-7
       Section 4.3     Certificates Representing
        Transocean-Delaware Shares..........................   A-7
ARTICLE V  EMPLOYEE BENEFIT AND COMPENSATION PLANS AND
  AGREEMENTS
       Section 5.1     Effect of the Merger on Employee
                       Benefit and Compensation Plans and
                       Agreements...........................   A-8
       Section 5.2     Effect of the Conversion on Employee
                       Benefit and Compensation Plans and
                       Agreements...........................   A-8
ARTICLE VI  CONDITIONS PRECEDENT
       Section 6.1     Conditions To Each Party's Obligation
        To Effect The Merger................................   A-8
       Section 6.2     Conditions To Each Party's Obligation
        To Effect The Conversion............................  A-10
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER
       Section 7.1     Termination..........................  A-10
       Section 7.2     Effect of Termination................  A-10
       Section 7.3     Amendment............................  A-10
       Section 7.4     Waiver...............................  A-10
       Section 7.5     Procedure for Termination, Amendment,
        Extension or Waiver.................................  A-10

ARTICLE VIII  COVENANTS
       Section 8.1     Agreements of Rule 145 Affiliates....  A-10
       Section 8.2     Indemnification and Insurance........  A-11
       Section 8.3     Rule 16b-3 Approval..................  A-12
ARTICLE IX  GENERAL PROVISIONS
       Section 9.1     Notices..............................  A-12
       Section 9.2     Assignment; Binding Effect;
        Benefit.............................................  A-12
       Section 9.3     Entire Agreement.....................  A-12
       Section 9.4     Governing Law........................  A-13
       Section 9.5     Counterparts.........................  A-13
       Section 9.6     Headings.............................  A-13
       Section 9.7     Severability.........................  A-13

                  AGREEMENT AND PLAN OF MERGER AND CONVERSION

     AGREEMENT AND PLAN OF MERGER AND CONVERSION (this "Agreement") dated as of March 12, 1999 between Transocean Offshore Inc., a Delaware corporation ("Transocean-Delaware"), and Transocean Offshore (Texas) Inc., a Texas corporation and a wholly owned subsidiary of Transocean-Delaware
("Transocean-Texas").

                                    RECITALS

     WHEREAS, the Boards of Directors of each of Transocean-Delaware and Transocean-Texas have determined that it is in the best interests of their respective stockholders and shareholders to reorganize (the "Reorganization") so that Transocean-Delaware merges with and into Transocean-Texas (the "Merger") and, following such merger, Transocean- Texas converts to and registers by way of continuation and continues its existence as (the "Conversion") a Cayman Islands exempted company named "Transocean Offshore Inc." ("Transocean-Cayman");

     WHEREAS, the Boards of Directors of each of Transocean-Delaware and Transocean-Texas have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding share of common stock, par value $0.01 per share (a "Transocean-Delaware Share"), of Transocean-Delaware (other than those shares held by Transocean-Delaware in its treasury or by any wholly owned subsidiary of Transocean-Delaware), will be automatically converted into one share of common stock, par value $.01 per share, of Transocean-Texas (a "Transocean-Texas Share");

     WHEREAS, the Board of Directors of Transocean-Texas has approved the Conversion, upon the terms and subject to the conditions set forth in this Agreement, whereby each outstanding Transocean-Texas Share will be automatically converted into one ordinary share, par value $.01 per share, of Transocean-Cayman (a "Transocean-Cayman Share");

     WHEREAS, the Merger requires the affirmative vote of the holders of a majority of the issued and outstanding Transocean-Delaware Shares and the Conversion requires the affirmative vote of the holders of a majority of the issued and outstanding Transocean-Texas Shares;

     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I


                                   THE MERGER


        Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Merger Effective Time (as defined in Section 1.2), Transocean-Delaware shall be merged with and into Transocean-Texas in accordance with this Agreement, and the separate corporate existence of Transocean-Delaware shall thereupon cease. Transocean-Texas shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA").



        Section 1.2 Filing Certificate of Merger; Merger Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the Merger set forth in Section 6.1, if this Agreement shall not have been terminated prior thereto as provided in
Section 7.1, Transocean-Delaware and Transocean-Texas shall cause (a) a certificate of merger (the "Certificate of Merger") meeting the requirements of
Section 252 of the DGCL to be properly executed and filed in accordance with such section and (b) articles of Merger (the "Articles of Merger") meeting the requirements of Article 5.04 of the TBCA to be properly executed and filed in accordance with such section. The Merger shall become effective at (1) the later of (A) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (B) the time of issuance of a certificate of merger with respect to the Articles of Merger by the Secretary of State of the State of Texas in accordance with the TBCA and (2) at such later time that the parties hereto shall have agreed upon and designated in the Certificate of Merger and the Articles of Merger as the effective time of the Merger (the "Merger Effective Time").


                                   ARTICLE II


                                 THE CONVERSION


        Section 2.1 The Conversion. Subject to the terms and conditions of this Agreement, at the Conversion Effective Time (as defined in Section 2.2), Transocean-Texas shall convert to Transocean-Cayman in accordance with this Agreement and shall thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company rather than a Texas corporation. For purposes of the TBCA, Transocean-Texas shall be the "converting entity" and Transocean-Cayman shall be the "converted entity" in the Conversion. The Conversion shall have the effects specified in the TBCA and the Companies Law (1998 Revision) of the Cayman Islands (the "Companies Law").



        Section 2.2 Filing Articles of Conversion; Register by Way of Continuation; Conversion Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the Conversion set forth in Section 6.2, if this Agreement shall not have been terminated prior thereto as provided in Section 7.1, (a) Transocean-Texas shall cause articles of conversion (the "Articles of Conversion") meeting the requirements of Article 5.18 of the TBCA to be properly executed and filed in accordance with such section and (b) Transocean-Cayman shall register by way of continuation as an exempted company under the Companies Law. The Conversion shall become effective at the later of (1) the time of issuance of a certificate of conversion with respect to the Articles of Conversion by the Secretary of State of the State of Texas in accordance with the TBCA and (2) the time of issuance of a certificate of registration by way of continuation as an exempted company with respect to Transocean-Cayman (the "Conversion Effective Time").



                                  ARTICLE III


                               CHARTER DOCUMENTS,
                           DIRECTORS AND OFFICERS OF
                  SURVIVING CORPORATION AND TRANSOCEAN-CAYMAN


        Section 3.1 Articles of Incorporation of Surviving Corporation. The Articles of Incorporation of Transocean-Texas in effect immediately prior to the Merger Effective Time shall be amended to change its name to "Transocean Offshore Inc." and as so amended shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.



        Section 3.2 Bylaws of Surviving Corporation. The bylaws of Transocean-Texas in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.



        Section 3.3 Directors of Surviving Corporation. The directors of Transocean-Delaware immediately prior to the Merger Effective Time shall be the directors of the Surviving Corporation, with such persons being allocated to each of the three classes into which the Board of Directors of Transocean-Texas is divided in accordance with Transocean-Texas's Articles of Incorporation so that the membership of such classes corresponds with the membership of the classes into which the Board of Directors of Transocean-Delaware is divided in accordance with Transocean-Delaware's Certificate of Incorporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



        Section 3.4 Officers of Surviving Corporation. The officers of Transocean-Delaware immediately prior to the Merger Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


        Section 3.5 Articles of Association of Transocean-Cayman. The Articles of Association of Transocean-Cayman shall be as set forth in Exhibit A attached hereto.



        Section 3.6 Memorandum of Association of Transocean-Cayman. The Memorandum of Association of Transocean-Cayman shall be as set forth in Exhibit B attached hereto.



        Section 3.7 Directors of Transocean-Cayman. The directors of Transocean-Texas immediately prior to the Conversion Effective Time shall continue as the directors of Transocean-Cayman, with such persons being allocated to each of the three classes into which the Board of Directors of Transocean-Cayman is divided in accordance with Transocean-Cayman's Articles of Association so that the membership of such classes corresponds with the membership of the classes into which the Board of Directors of Transocean-Texas is divided in accordance with Transocean-Texas's Articles of Incorporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



        Section 3.8. Officers of Transocean-Cayman. The officers of Transocean-Texas immediately prior to the Conversion Effective Time shall continue as the officers of Transocean-Cayman, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



                                   ARTICLE IV


                        CONVERSION AND EXCHANGE OF STOCK


        Section 4.1 Conversion of Stock in the Merger. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:



          (a) Cancellation of Transocean-Delaware-Owned Stock. Each issued and outstanding Transocean-Delaware Share that is owned by Transocean-Delaware immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.



          (b) Conversion of Transocean-Delaware Shares. Each issued and outstanding Transocean-Delaware Share (other than shares to be canceled in accordance with Section 4.1(a)) shall be automatically converted into one validly issued, fully paid and non-assessable Transocean-Texas Share to be delivered by Transocean-Texas in accordance with Section 4.3.



          (c)  Cancellation of Transocean-Texas Shares Owned by
     Transocean-Delaware. Each issued and outstanding Transocean-Texas Share that is owned by Transocean-Delaware immediately prior to the Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.



          (d) Stock Option Plans. All options (individually, an "Option" and collectively, the "Options") then outstanding under the Transocean-Delaware Long-Term Incentive Plan, the Transocean-Delaware Employee Stock Purchase Plan and the Transocean-Delaware Deferred Compensation Plan (collectively, the "Stock Option Plans") shall remain outstanding and shall be assumed by Transocean-Texas in such manner that Transocean-Texas (i) is a corporation "assuming a stock option in a transaction to which section 424(a) applied" within the meaning of section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), or (ii) to the extent that section 424 of the Code does not apply to any Option, would be such a corporation were section 424 of the Code applicable to such Option. Each Option assumed by Transocean-Texas shall be exercisable upon the same terms and conditions as under the applicable Stock Option Plan and the applicable option agreement issued thereunder, except that upon the exercise of such Options, Transocean-Texas Shares shall be issuable in lieu of TransoceanDelaware Shares. The number of Transocean-Texas Shares issuable upon the exercise of an Option immediately prior to the Merger Effective Time and the option price of each such Option shall be the same number of shares and price as in effect immediately prior to the Merger Effective Time. All Options issued pursuant to the Stock Option Plans after the Merger Effective Time shall entitle the holder thereof to purchase Transocean-Texas Shares in accordance with the terms of the Stock Option Plans.


        Section 4.2 Conversion of Stock in the Conversion. At the Conversion Effective Time, by virtue of the Conversion and without any action on the part of the holder of any shares:



          (a) Cancellation of Transocean-Texas-Owned Stock. Each issued and outstanding Transocean-Texas Share that is owned by Transocean-Texas immediately prior to the Conversion Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.



          (b) Conversion of Transocean-Texas Shares. Each issued and outstanding Transocean-Texas Share (other than shares to be canceled in accordance with Section 4.2(a)) shall be automatically converted into one validly issued, fully paid and non-assessable Transocean-Cayman Share to be delivered by Transocean-Cayman in accordance with Section 4.3.



          (c) Stock Option Plans. All Options then outstanding under the Stock Option Plans shall remain outstanding and shall be assumed by Transocean-Cayman in such manner that Transocean-Cayman (i) is a corporation "assuming a stock option in a transaction to which section 424(a) applied" within the meaning of section 424 of the Code, or (ii) to the extent that section 424 of the Code does not apply to any Option, would be such a corporation were section 424 of the Code applicable to such Option. Each Option assumed by Transocean-Cayman shall be exercisable upon the same terms and conditions as under the applicable Stock Option Plan and the applicable option agreement issued thereunder, except that upon the exercise of such Options, Transocean-Cayman Shares shall be issuable in lieu of Transocean-Texas Shares. The number of Transocean-Cayman Shares issuable upon the exercise of an Option immediately prior to the Conversion Effective Time and the option price of each such Option shall be the same number of shares and price as in effect immediately prior to the Conversion Effective Time. All Options issued pursuant to the Stock Option Plans after the Conversion Effective Time shall entitle the holder thereof to purchase Transocean-Cayman Shares in accordance with the terms of the Stock Option Plans.



        Section 4.3  Certificates Representing Transocean-Delaware Shares.



          (a) From and after the Merger Effective Time, all of the outstanding certificates which prior to that time represented Transocean-Delaware Shares ("Certificates") shall be deemed for all purposes to evidence ownership of, and to represent, the Transocean-Texas Shares into which the Transocean-Delaware Shares represented by such Certificates have been converted as herein provided. No certificates for Transocean-Texas Shares will be issued as a result of the Merger and no holder of record of any Certificates shall be entitled to surrender any Certificate for cancellation to Transocean-Texas or its transfer agent in exchange for a certificate representing that number of Transocean-Texas Shares which such holder has the right to receive pursuant to the provisions of this Article
     4. The registered owner on the books and records of Transocean-Texas or its transfer agent of any such Certificate shall, until such Certificate shall have been surrendered for transfer or otherwise accounted for to Transocean-Texas or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Transocean-Texas Shares evidenced by such Certificate as above provided.



          (b) From and after the Conversion Effective Time, all of the outstanding Certificates shall be deemed for all purposes to evidence ownership of, and to represent, the Transocean-Cayman Shares into which the Transocean-Texas Shares represented by such Certificates have been converted as herein provided. The registered owner on the books and records of Transocean-Cayman or its transfer agent of any such Certificate shall, until such Certificate shall have been surrendered for transfer or otherwise accounted for to Transocean-Cayman or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the Transocean-Cayman Shares evidenced by such Certificate as above provided.


          (c) Following the Conversion Effective Time, each holder of record of one or more Certificates (other than Certificates representing Transocean-Delaware Shares or Transocean-Texas Shares that, pursuant to
     Section 4.1(a) or Section 4.2(a), are canceled without payment of any consideration therefor) may, but shall not be required to, surrender any Certificate for cancellation to Transocean-Cayman or its transfer agent, and the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of Transocean-Cayman Shares which such holder has the right to receive pursuant to the provisions of this Article 4 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Transocean-Delaware Shares which is not registered in the transfer records of Transocean-Delaware or a transfer of ownership of Transocean-Texas Shares which is not registered in the transfer records of Transocean-Texas, a certificate representing the proper number of Transocean-Cayman Shares may be issued to such a transferee if the Certificate representing such Transocean-Delaware Shares or Transocean-Texas Shares is presented to Transocean-Cayman or its transfer agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.



          (d) At or after the Merger Effective Time, there shall be no transfers on the stock transfer books of Transocean-Delaware of the Transocean-Delaware Shares which were outstanding immediately prior to the Merger Effective Time. At or after the Conversion Effective Time, there shall be no transfers on the stock transfer books of Transocean-Texas of the Transocean-Texas Shares which were outstanding immediately prior to the Conversion Effective Time. If, after the Merger Effective Time but prior to the Conversion Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent, the presented Certificates shall be canceled and exchanged after the Conversion Effective Time for certificates for Transocean-Cayman Shares deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article
     4. If, after the Conversion Effective Time, Certificates are presented to Transocean-Cayman or its transfer agent, the presented Certificates shall be canceled and exchanged for certificates for Transocean-Cayman Shares deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.



                                   ARTICLE V


             EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS


        Section 5.1 Effect of the Merger on Employee Benefit and Compensation Plans and Agreements. Immediately after the Merger Effective Time, the Stock Option Plans and other employee benefit and compensation plans and agreements of Transocean-Delaware shall be assumed by and become plans and agreements of Transocean-Texas.



        Section 5.2 Effect of the Conversion on Employee Benefit and Compensation Plans and Agreements. At the Conversion Effective Time, the Stock Option Plans and other employee benefit and compensation plans and agreements of Transocean-Texas shall continue as plans and agreements of Transocean-Cayman.



                                   ARTICLE VI


                              CONDITIONS PRECEDENT


        Section 6.1  Conditions To Each Party's Obligation To Effect The
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

          (a) This Agreement, the Merger and the other transactions contemplated hereby shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding
     TransoceanDelaware Shares entitled to vote thereon at the record date for such actions as set by the Board of Directors of Transocean-Delaware.



          (b) This Agreement, the Merger, the Conversion and the other transactions contemplated hereby shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding Transocean-Texas Shares entitled to vote thereon at the record date for such actions as set by the Board of Directors of Transocean-Texas.



          (c) Neither of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger or the Conversion.



          (d) The registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") by Transocean-Texas in connection with the issuance of the Transocean-Cayman Shares shall have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order with respect thereto shall be in effect.



          (e) The Transocean-Cayman Shares to be issued pursuant to the Conversion (and, if necessary to maintain a continuous listing of shares on the New York Stock Exchange, the Transocean-Texas Shares to be issued pursuant to the Merger) shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.



          (f) Other than the filing of the Certificate of Merger and Articles of Merger provided for under Article I and the Articles of Conversion and the registration by way of continuation provided for under Article II, all consents, appeals, authorizations of, or filings or registrations with and notices to any governmental or regulatory authority required of Transocean-Delaware, Transocean-Texas or any of their subsidiaries to consummate the Merger and the Conversion and the other transactions contemplated hereby, including without limitation any filings required under applicable state securities and "Blue Sky" laws, any consents or filings with the United States Maritime Administration and any consents required under instruments evidencing indebtedness, shall have been made or obtained.



          (g) Transocean-Delaware and Transocean-Texas shall each have received an opinion from Weil, Gotshal & Manges LLP, in form and substance reasonably satisfactory to it, dated as of the date of the Merger Effective Time, confirming the matters discussed under the caption "Certain Tax Considerations -- U.S. Federal Income Tax Consequences" in the proxy statement/prospectus included in the Registration Statement.



          (h) Transocean-Delaware and Transocean-Texas shall each have received an opinion from W.S. Walker & Company, in form and substance reasonably satisfactory to it, dated as of the date of the Merger Effective Time, confirming the matters discussed under "Certain Tax Considerations -- Cayman Islands Tax Consequences" in the proxy statement/prospectus included in the Registration Statement.



          (i) Transocean-Delaware and Transocean-Texas shall each have received an opinion of Baker & Botts, L.L.P., in form and substance reasonably satisfactory to it, dated as of the date of the Merger Effective Time, substantially to the effect that:



             (i) Transocean-Delaware is a corporation duly incorporated and validly existing under the laws of the State of Delaware;



             (ii) Transocean-Texas is a corporation duly incorporated and validly existing under the laws of the State of Texas;



             (iii) Each of Transocean-Delaware and Transocean-Texas has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder;

             (iv) The execution and delivery by Transocean-Delaware of, and the performance by Transocean-Delaware of its obligations under, this Agreement has been duly authorized by all necessary corporate action on the part of Transocean-Delaware under its Restated Certificate of Incorporation, its Amended and Restated Bylaws and under the DGCL; and



             (v) The execution and delivery by Transocean-Texas of, and the performance by Transocean-Texas of its obligations under, this Agreement has been duly authorized by all necessary corporate action on the part of Transocean-Texas under its Articles of Incorporation, its Bylaws and under the TBCA.



        Section 6.2 Conditions To Each Party's Obligation To Effect The Conversion. The respective obligation of each party to effect the Conversion is subject to the satisfaction or waiver of the conditions set forth in Section 6.1 (provided that if the date of the Conversion Effective Time is not the same as the date of the Merger Effective Time, Transocean-Texas shall have received the opinions referred to in Section 6.1 (h) through (j) dated as of the date of the Conversion Effective Time) and the following additional condition: the Merger Effective Time shall have occurred.



                                  ARTICLE VII


                       TERMINATION, AMENDMENT AND WAIVER


        Section 7.1 Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after approval by the stockholders of Transocean-Delaware or the sole shareholder of Transocean-Texas of matters presented in connection with this Agreement, by action of the Board of Directors of Transocean-Delaware.



        Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Transocean-Delaware or Transocean-Texas, other than the provisions of this
Section 7.2 and Article VIII.



        Section 7.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval of matters presented in connection with this Agreement by the stockholders of Transocean-Delaware or the sole shareholder of Transocean-Texas; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders or sole shareholder without the further approval of such stockholders or sole shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.



        Section 7.4 Waiver. At any time prior to the Merger Effective Time or the Conversion Effective Time, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party of this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.



        Section 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or a waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Transocean-Delaware or Transocean-Texas, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII


                                   COVENANTS


        Section 8.1 Agreements of Rule 145 Affiliates. Prior to the Merger Effective Time, Transocean-Delaware shall cause to be prepared and delivered to Transocean-Texas a list identifying all persons who, immediately prior to the Merger Effective Time, Transocean-Delaware believes may be deemed to be "affiliates" of Transocean-Delaware, as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Transocean-Cayman shall be entitled to place restrictive legends on any Transocean-Cayman Shares received by such Rule 145 Affiliates. Transocean-Delaware shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Transocean-Cayman, at or prior to the Conversion Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Transocean-Cayman Shares issued to such Rule 145 Affiliate pursuant to the Conversion, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.



        Section 8.2  Indemnification and Insurance.



          (a) From and after the Merger Effective Time and the Conversion Effective Time, respectively, the Surviving Corporation and Transocean-Cayman shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of Transocean-Delaware or Transocean-Texas (or any subsidiary or division thereof) and each person who served at the request of Transocean-Delaware or Transocean-Texas as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Merger Effective Time or the Conversion Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Surviving Corporation and Transocean-Cayman shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation or Transocean-Cayman, as the case may be, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and upon receipt of any undertaking required by applicable law, and (ii) the Surviving Corporation and Transocean-Cayman will cooperate in the defense of any such matter; provided, however, neither the Surviving Corporation nor Transocean-Cayman shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that the Surviving Corporation and Transocean-Cayman shall not be obligated pursuant to this
     Section 8.2 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.



          (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any Action or suit, in the certificate of incorporation and bylaws of Transocean-Delaware and similar organizational documents of its subsidiaries with respect to matters occurring through the Merger Effective Time, shall survive the Merger and shall continue in full force and effect for a period of six years from the Merger Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition of resolution of such Action. The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any Action or suit, in the articles of incorporation and bylaws of Transocean-Texas and similar organizational documents of its subsidiaries with respect to matters occurring through the Conversion Effective Time, shall survive the Conversion and shall continue in full force and effect for a period of six years from the Conversion Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition of resolution of such Action.


          (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under (i) the certificate of incorporation or bylaws of Transocean-Delaware or the DGCL,
     (ii) the articles of incorporation or bylaws of Transocean-Texas or the TBCA, (iii) similar organizational documents of their subsidiaries or the laws of their subsidiaries' jurisdictions of organization or (iv) otherwise. The provisions of this Section 8.2 shall survive the consummation of the Merger and the Conversion and expressly are intended to benefit each of the Indemnified Parties.



          (d) In the event the Surviving Corporation, Transocean-Cayman or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Transocean-Cayman, as the case may be, shall assume the obligations set forth in this Section 8.2.



        Section 8.3 Rule 16b-3 Approval. Transocean-Delaware, Transocean-Texas and Transocean-Cayman shall take all such steps as may be required to cause the transactions contemplated by Sections 4.1 and 4.2 hereof and any other dispositions of Transocean-Delaware or Transocean-Texas equity securities (including derivative securities) or acquisitions of Transocean-Texas or Transocean-Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (a) is a director or officer of Transocean-Delaware, (b) at the Merger Effective Time, will become a director or officer of Transocean-Texas or (c) at the Conversion Effective Time, will become a director or officer of Transocean-Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

                                   ARTICLE IX


                               GENERAL PROVISIONS


        Section 9.1 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with confirmation of receipt or proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:



        (a)  if to Transocean-Delaware,

             Transocean Offshore Inc.
             4 Greenway Plaza
             Houston, Texas 77046
             Attention: Eric B. Brown
             Facsimile Number: (713) 850-3834


        (b)  if to Transocean-Texas,

             Transocean Offshore (Texas) Inc.
             4 Greenway Plaza
             Houston, Texas 77046
             Attention: Eric B. Brown
             Facsimile Number: (713) 850-3834


        (c)  if to Transocean-Cayman after the Conversion Effective Time,

             Transocean Offshore Inc.
             4 Greenway Plaza
             Houston, Texas 77046
             Attention: Eric B. Brown
             Facsimile Number: (713) 850-3834

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered or three business days after so mailed.


        Section 9.2 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Article 8 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.



        Section 9.3 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.



        Section 9.4 Governing Law. Except to the extent that the laws of the State of Texas or the Cayman Islands are mandatorily applicable to the Merger or the Conversion or the internal affairs of any of the parties, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.



        Section 9.5 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.


        Section 9.6 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.



        Section 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.


     IN WITNESS WHEREOF, Transocean-Delaware and Transocean-Texas have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                          TRANSOCEAN OFFSHORE INC.


                                              /S/ ERIC B. BROWN

                                          By:
                                          --------------------------------------

                                              Eric B. Brown


                                              Vice President



                                          TRANSOCEAN OFFSHORE (TEXAS) INC.


                                              /S/ ERIC B. BROWN

                                          By:
                                          --------------------------------------

                                              Eric B. Brown


                                              Vice President

                                                                         ANNEX B

                 MEMORANDUM OF ASSOCIATION OF TRANSOCEAN-CAYMAN

                               THE COMPANIES LAW
                           COMPANY LIMITED BY SHARES
                           MEMORANDUM OF ASSOCIATION
                                       OF
                            TRANSOCEAN OFFSHORE INC.

     1.  The name of the company is Transocean Offshore Inc. (the "Company").

     2. The Registered Office of the Company shall be situated at the offices of W. S. Walker & Company, Walker House, P.O. Box 265, George Town, Grand Cayman, Cayman Islands, or at such other place as the Board of Directors may from time to time determine.

     3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any objective not prohibited by any law as provided by Section 7(4) of the Companies Law (1998 Revision), as may be amended, modified or re-enacted from time to time (the "Statute").

     4. Except as prohibited or limited by the Statute, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor, or otherwise whatever may be considered by it necessary or desirable for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereof, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company all irrespective of any question of corporate benefit.

     5. The liability of each member is limited to the amount, if any, from time to time unpaid on such member's shares.

     6. The share capital of the Company is US$6,500,000, divided into 150,000,000 Ordinary Shares of a nominal or par value of US$0.01 per share, and 50,000,000 shares of a nominal or par value of U.S. $0.10 per share, which may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined upon the creation thereof by action of the Board of Directors, with power for the Company insofar as is permitted by law, to redeem, call or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Statute and the Articles of Association and to issue any part of its capital, whether original, redeemed, called or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be ordinary, preference or otherwise shall be subject to the powers hereinabove contained.

     7. The Company may exercise the power contained in Section 224 of The Companies Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

     8. Nothing in the preceding sections shall be deemed to permit the Company to carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (1995 Revision) as may be amended, modified or re-enacted from time to time, or to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law (1995 Revision) as may be amended, modified or re-enacted from time to time, or to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (1996 Revision) as may be amended, modified or re-enacted from time to time.

     9. The Company will not trade in the Cayman Islands with any person, firm or company except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

                                                                         ANNEX C

                  ARTICLES OF ASSOCIATION OF TRANSOCEAN-CAYMAN

                               THE COMPANIES LAW

                           COMPANY LIMITED BY SHARES


                            ARTICLES OF ASSOCIATION


                                       OF

                            TRANSOCEAN OFFSHORE INC.

                               I.  INTERPRETATION

     1.1 The Regulations or Articles contained or incorporated in Table "A" Regulations For Management of a Company Limited by Shares in the First Schedule to the Statute shall not apply to this Company, and the following Articles shall be the Articles of Association of the Company. The following terms shall have the following meanings wherever they appear herein, and such meanings shall be equally applicable to both the singular and plural forms of the terms herein defined.

     "Articles" means these Articles of Association, as originally framed or as from time to time altered by Special Resolution.

     "Board of Directors" means the board of directors of the Company.

     "Company" means Transocean Offshore Inc., a Cayman Islands exempted company limited by shares. Where agreement, consent or other action of the Company is provided for herein, such action shall not require approval of the Members, except as expressly required by the Statute or these Articles.

     "Directors" means the directors of the Company as of the applicable date.

     "dividend" includes bonus.

     "holder," in relation to any shares, means the Member whose name is entered in the Register as the holder of such shares.

     "Member" has the meaning ascribed to it in Section 38 of the Statute.

     "Memorandum" means the memorandum of association of the Company, as may be amended from time to time.

     "Month" means calendar month.

     "Ordinary Resolution" means a resolution passed by a majority of such Members as, being entitled to do so, vote in person or by proxy at any general meeting of the Company at which the required quorum is present in person or by proxy.

     "Ordinary Shares" has the meaning ascribed to it in Article III.

     "Paid-up" means fully paid, paid-up and/or credited as fully paid or paid-up.

     "person" means any individual, corporation, partnership, unincorporated association or other legal entity.

     "Register" means the Register of Members of the Company as maintained in accordance with Section 40 of the Statute.

     "Registered Office" means the registered office of the Company maintained in accordance with Section 50 and Section 51 of the Statute, and as may be relocated from time to time.

     "Secretary" means the secretary of the Company and includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

     "shares" means any Ordinary Shares or other shares issued in the capital of the Company.

     "shares generally entitled to vote" means any share which entitles the holder to attend and vote at all general meetings of the Company and excludes
(a) any share where the right to vote at general meetings of the Company is conditional on the Company being in default of an obligation with respect to a right attaching to the class or series of share to which that share belongs and/or (b) any share where the right to vote relates solely to such a class or series of shares (other than the Ordinary Shares).

     "Special Resolution" has the same meaning as in the Statute.

     "Statute" means the Companies Law (1998 Revision) of the Cayman Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

     "written" and "in writing" includes all modes of representing or reproducing words in visible form.

     Words importing the singular number shall also include the plural number and vice-versa.

     Words importing the masculine gender shall also include the feminine gender.

                          II.  CERTIFICATES FOR SHARES

     2.1 Unless otherwise provided by resolution of the Board of Directors, shares shall be represented by certificates that shall be in such form as is approved by the Board of Directors.

     2.2 The Board of Directors shall have authority to make such rules and regulations as it may deem expedient concerning the issue, transfer (in addition to or in lieu of those set forth in Article VIII) and registration of shares, including without limitation, such rules and regulations as may be deemed expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

                             III.  ISSUE OF SHARES

     3.1 The authorized share capital of the Company as of the date of adoption of these Articles is US$6,500,000 divided into 150,000,000 Ordinary Shares of a nominal or par value of US$0.01 per share, with the rights as set out in these Articles and the Memorandum, and 50,000,000 shares of a nominal or par value of US$0.10 per share which may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined upon the creation thereof by action of the Board of Directors.

     3.2 Subject to the provisions of these Articles, all unissued shares for the time being in the capital of the Company shall be at the disposal of the Board of Directors, and the Board of Directors may designate, re-designate, allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they deem proper.

     3.3 No holder of Ordinary Shares or any other shares (unless such right is expressly conferred on the holders of such shares) shall, by reason of such holding, have any preemptive or preferential right to subscribe to or purchase any shares or any notes, debentures, bonds or other securities of the Company, whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such holder.

     3.4 The Company may, insofar as may be permitted by law, pay a commission to any person in consideration of such person or any other person subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

     3.5 The Directors may issue fractions of a share of any class or series of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class or series of shares. If more than one fraction of a share of the same class or series is issued to or acquired by the same member such fractions shall be accumulated. For the avoidance of doubt, in these Articles the expression "share" shall include a fraction of a share.

     3.6 Any shares which have been redeemed or otherwise repurchased by the Company shall have the status of authorized but unissued shares and may be subsequently issued in accordance with the Memorandum and these Articles.

     3.7 The Board of Directors shall have the fullest powers permitted by law to pay all or any monies in respect of the redemption or purchase of any shares out of the Company's share capital and share premium account.

                              IV.  ORDINARY SHARES

     4.1 The Board of Directors may allot, issue or grant any option, right, warrant or other security exercisable for, convertible into or exchangeable for, or otherwise dispose of, any shares or securities of the Company at such times and on such terms as it deems proper. Upon approval of the Board of Directors, such number of Ordinary Shares, or other shares or securities of the Company, as may be required for such purpose shall be reserved for issuance in connection with any option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Ordinary Shares or other shares or securities of the Company. Notwithstanding the generality of the foregoing, the Board of Directors is expressly authorized and empowered to implement or effect at its sole discretion the issuance of a preferred share purchase right to be attached to each issued Ordinary Share with such terms and for such purposes, including the influencing of takeovers, as may be described in a rights agreement between the Company and a rights agent.

     4.2 Subject to the provisions of applicable law and any rights granted to any series or class of shares other than Ordinary Shares, the holders of Ordinary Shares shall have and possess the exclusive right to notice of general meetings of the Company and the exclusive power to vote on resolutions put to general meetings of the Company.

                     V.  OTHER CLASSES OR SERIES OF SHARES

     5.1 The Board of Directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, subject to any limitations prescribed by law, to provide from time to time for the issuance of other classes or series of shares and, in accordance with applicable procedures of the Statute, to establish the characteristics of each class or series including, without limitation, the following:

        (a) the number of shares of that class or series, which may subsequently be increased or decreased (but not below the number of shares of that class or series then in issue) by resolution of the Board of Directors, and the distinctive designation thereof;

        (b) the voting powers, full or limited, if any, of the shares of that class or series, including without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of Ordinary Shares as a single class, or independently as a separate class;

        (c) the rights in respect of dividends, if any, on the shares of that class or series; the rate at which such dividends shall be payable and/or cumulate, which rate may be determined on factors external to the Company and which dividends may be payable in cash, shares of capital or other securities or property of the Company; whether dividends shall be cumulative and, if so, from which date or dates; the relative rights or priority, if any, of payment of dividends on shares of that class or series; and any limitation, restrictions or conditions on the payment of dividends;

        (d) the relative amounts, and the relative rights or priority, if any, of payment in respect of shares of that class or series, which the holder of the shares of that class or series shall be entitled to receive upon any liquidation, dissolution or winding up of the Company;

        (e) any redemption, repurchase, retirement and sinking fund rights, preferences and limitations of that class or series, the amount payable on shares of that class or series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund, the manner of creating such fund or funds and whether any of the foregoing shall be cumulative or non-cumulative;

        (f) the terms, if any, upon which the shares of that class or series shall be convertible into or exchangeable for shares of any other classes, series, or other securities, whether or not issued by the Company;

        (g) the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Company so long as any shares of that class or series are in issue; and

        (h) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

                       VI.  VARIATION OF RIGHTS OF SHARES

     6.1 (a) If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied and amended with the consent in writing of the holders of all of the issued shares of that class or series, or with the sanction of a Special Resolution passed at a separate general meeting of the holders of such class or series.

        (b) The provisions of these Articles relating to general meetings of the Company shall apply to every such separate general meeting of the holders of one class or series of shares (unless otherwise expressly provided by the terms of issue of the shares of that class or series).

        (c) Separate general meetings of the holders of a class or series of shares or the seeking of a consent of the holders of a class or series of shares may only be called at the direction of the Board of Directors (unless otherwise expressly provided by the terms of issue of the shares of that class or series). Nothing in this Article VI gives any Member or group of Members the right to call a class or series meeting or demand a class or series vote or consent.

     6.2 The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking in any respect prior to or pari passu therewith. The rights of the holders of Ordinary Shares shall not be deemed to be varied by the creation or issue of shares with preferred or other rights, which may be effected by the Board of Directors as provided in these Articles without any vote or consent of the holders of Ordinary Shares.

                        VII.  REDEMPTION AND REPURCHASE

     7.1 The Ordinary Shares are not redeemable by the Company or the holder. Subject as set out herein, the Company is authorized to purchase any issued Ordinary Shares in such circumstances and on such terms as shall be agreed by the Company and the holder thereof, subject always to the laws of the Cayman Islands, and the Company may deduct from the price for such shares the aggregate amount of any outstanding debts, liabilities and engagements to or with the Company (whether presently payable or not) by the holder of such shares, either alone or jointly with any other person, whether a Member or not. Without limiting the foregoing, the Company may, from time to time, upon the agreement of a Member, purchase all or part of the Ordinary Shares of any such Member, whether or not the Company has made a similar offer to all or any of the other Members.

                           VIII.  TRANSFER OF SHARES

     8.1 Transfers of shares shall be registered on the records maintained by or on behalf of the Company for such purpose upon (i) surrender to the Company or its transfer agent of a certificate or certificates representing the shares requested to be transferred, the transfer provisions on the certificate or certificates being duly completed or on a separate accompanying transfer in such form as the Board of Directors approves, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Company or its transfer agent may require, or (ii) if shares are not represented by certificates, upon compliance with such transfer procedures as may be approved by the Board of Directors or prescribed by applicable law.

     8.2 Subject to the rules of any stock exchange on which the shares in question may be listed and except as otherwise expressly provided by the terms of issue of the shares of any class or series, the Board of Directors may, in its absolute discretion and without assigning any reason therefore, decline to register any transfer of any share. The registration of transfers may be suspended at such times and for such periods as the Board of Directors may from time to time determine provided always that such registration shall not be suspended for more than 30 days in any year.

                         IX.  NONRECOGNITION OF TRUSTS

     9.1 The Company shall be entitled to treat the holder of record of any share as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by law. The Company shall not be required to recognize any person as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share, any interest in any fractional part of a share (subject to Section 3.5), or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

                               X.  LIEN ON SHARES

     10.1 The Company shall have a first and paramount lien and charge on all shares (not being a fully paid share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Board of Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article X. The registration of a transfer of any such share shall operate as a waiver of the Company's lien (if any) thereon. The Company's lien (if any) on a share shall extend to all dividends, redemptions or other monies payable in respect thereof.

     10.2 The Company may sell, in such manner as the Board of Directors deems fit, any shares on which the Company has a lien, except as set forth in this
Article X. Unless otherwise permitted in the instrument creating such lien, no such sale shall be made unless a sum in respect of which the lien exists is presently payable. Unless otherwise permitted in the instrument creating such lien, no such sale shall be made until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the holder or holders for the time being of the shares, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

     10.3 To give effect to any such sale, the Board of Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares included in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

     10.4 The proceeds of the sale of such shares shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

                              XI.  CALL ON SHARES

     11.1 (a) The Board of Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms; and each Member shall, subject to receiving at least 14 days' notice (or some shorter period of notice as may have been authorized by the terms on issue of the shares) specifying the time or times of payment, pay to the Company at the time or times so specified the amount called on the shares. A call may be revoked or postponed as the Board of Directors may determine. A call may be made payable by installments.

         (b) A call shall be deemed to have been made at the time when the resolution of the Board of Directors authorizing such call was passed unless otherwise provided by the Board of Directors.

         (c) The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

     11.2 If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Board of Directors may determine, but the Board of Directors shall be at liberty to waive payment of such interest either wholly or in part.

     11.3 Any sum which by the terms of a share becomes payable on allotment or at any fixed date, whether on account of the nonfinal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of nonpayment all the relevant provisions of these Articles as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

     11.4 The Board of Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

     11.5 (a) The Board of Directors may, if it thinks fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate as may be agreed upon between the Company and the Member paying such sum in advance.

         (b) No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

                           XII.  FORFEITURE OF SHARES

     12.1 (a) If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Board of Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such nonpayment. Such notice shall name a day (not earlier than the expiration of 14 days from the date of giving of the notice) on or before which the payment required by the notice is to be made and shall state that, in the event of nonpayment at or before the time appointed, the shares in respect of which such notice was given will be liable to be forfeited.

         (b) If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board of Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

         (c) A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Board of Directors deems fit, and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Board of Directors thinks fit.

     12.2 A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

     12.3 A certificate in writing under the hand of the President or any Vice President and the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share on any sale or disposition thereof and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of, and that person shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall that person's title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

     12.4 The provisions of these Articles as to forfeiture shall apply in the case of nonpayment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

              XIII.  TRANSMISSION OF SHARES ON DEATH OR BANKRUPTCY

     13.1 In case of the death of a Member who is a natural person, the survivor or survivors, where the deceased was a joint holder, and the legal personal representatives of the deceased, where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

     13.2 (a) Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Board of Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Board of Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

         (b) If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

     13.3 A person becoming entitled to a share by reason of the death or bankruptcy of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Board of Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within 90 days the Board of Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

            XIV. AMENDMENT OF MEMORANDUM OF ASSOCIATION, CHANGE OF LOCATION OF REGISTERED OFFICE AND ALTERATION OF CAPITAL

     14.1 (a) Subject to and insofar as permitted by the provisions of the Statute, the Company may from time to time by Special Resolution alter or amend the Memorandum and may, without restricting the generality of the foregoing:

           (i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe;

           (ii) consolidate all or any of its share capital into shares of larger amount than its existing shares;

           (iii) by subdivision of all of its existing shares or any class of series of shares, divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum; or

           (iv) cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person or reserved for issue by the Board of Directors.

         (b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

         (c) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital or any capital redemption reserve fund.

     14.2 Subject to the provisions of the Statute, the Company may by Special Resolution change its name.

     14.3 Subject to the provisions of the Statute, the Board of Directors may change the location of the Company's registered office.

             XV.  CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

     15.1 For the purpose of determining Members entitled to notice of or to vote at any general meeting of the Company or any adjournment thereof, or Members entitled to receive payment of any dividend or other distribution or allotment of any rights of the Members entitled to exercise any rights in respect of any charge, change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may provide that the Register shall be closed for transfers for a stated period.

     15.2 In lieu of or apart from closing the Register, the Board of Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a general meeting of the Company; provided, however, that such record date shall not be more than 60 nor less than 10 days prior to such meeting. For the purpose of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights of the Members entitled to exercise any rights in respect of any charge, change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board of Directors may, at or within 60 days prior to the date of declaration of such dividend or other action, fix a subsequent date no later than the date of declaration as the record date for such determination.

     15.3 If the Register is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a general meeting of the Company, the date preceding the day on which notice of the meeting is given or if notice is waived, at the close of business on the day preceding the day on which the meeting is held shall be the record date for such determination of Members. When a determination for Members entitled to vote at any general meeting of the Company has been made as provided in this Article XV, such determination shall apply to any adjournment thereof; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     15.4 If the Register is not so closed and no record date is fixed for the determination of Members entitled to receive payment of any dividend or other distribution or allotment of any rights of the Members entitled to exercise any rights in respect of any charge, change, conversion or exchange of shares, or for the purpose of any other lawful action (other than as specified in Section 15.3), the record date for determining the Members for any such purpose shall be the close of business on the day in which the Board of Directors adopts the resolution relating thereto.

                                  XVI.  VOTING

     16.1   Subject to the rights of holders of any class or series of shares:

         (a) at each election for Directors at a general meeting of the Company the Directors shall be elected by a plurality of the votes cast in person or by proxy at that general meeting and each Member holding Ordinary Shares shall have the right to vote, in person or by proxy, the number of Ordinary Shares registered in his name in the Register for as many persons as there are Directors to be elected and for whose election he has a right to vote. Cumulative voting, for the election of Directors, is expressly prohibited. Election of Directors need not be by ballot; and

         (b) on all matters coming before the Members at a general meeting of the Company, other than the election of Directors, each Member holding Ordinary Shares shall have the right to vote, in person or by proxy, one vote for each issued Ordinary Share registered in his name in the Register.

                            XVII.  GENERAL MEETINGS

     17.1 (a) The Company shall in each year of its existence hold a general meeting of the Company as its annual general meeting. The annual general meeting shall be held on such date and at such time and place as the Board of Directors shall appoint. At each annual general meeting, elections shall be held for Directors whose terms have expired and such other business may be transacted as may properly be brought before such meeting.

         (b) At each annual general meeting of the Company, the Directors to be elected at that meeting shall be elected by single resolution for the applicable term or until their respective successors have been elected.

     17.2 (a) Except as otherwise required by law, and subject to the rights of any class or series of shares having a preference over the Ordinary Shares as to dividends or to elect Directors in specified circumstances, extraordinary general meetings of the Company may be called only by resolution of the Board of Directors, approved by at least a majority of the entire Board of Directors.

         (b) Any action required or permitted to be taken by the Members whether pursuant to these Articles or by law, must be taken at a duly called annual or extraordinary general meeting of the Company unless the written consent or approval of all holders of issued shares generally entitled to vote has been obtained with respect to such action.

     17.3 No Member shall have any right to requisition a general meeting of the Company.

                       XVIII.  NOTICE OF GENERAL MEETINGS

     18.1 Written notice of each general meeting of the Company stating the place, date and time of the meeting shall be given not less than 10 (or such greater number of days as may be required by the Statute) nor more than 60 days before the date of the meeting to each Member entitled to vote at such meeting. The notice of each general meeting of the Company shall state the purpose or purposes for which the meeting is called. The business at an annual general meeting of the Company shall be limited in the manner set out in Section 19.2(c). No business shall be transacted at any extraordinary general meeting of the Company except as stated in the notice.

     18.2 The accidental omission to give notice of a general meeting of the Company to, or the nonreceipt of notice of such a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

                     XIX.  PROCEEDINGS AT GENERAL MEETINGS

     19.1 No business shall be transacted at any general meeting of the Company unless a quorum of Members is present at the time when the meeting proceeds to business. At a general meeting of the Company to:

         (a) consider or adopt a Special Resolution to amend, vary, suspend the operation of or disapply Sections 17, 19, 21.1, 26 or 27 (other than a Special Resolution referred to in Section 19.1(b)), one or more Members present in person or by proxy holding at least 95 percent of the issued shares entitled to vote at such meeting shall be a quorum unless:

         (i) a majority of the Board of Directors has at, or at any time prior to, the meeting recommended to the Members entitled to vote at such meeting, to vote in favor of such Special Resolution; and

         (ii) in the case of a Special Resolution to amend, vary, suspend the operation of or disapply Section 27 (other than a Special Resolution referred to in Section 19.1(b)), such Board of Directors' recommendation is made at a time where a majority of the Board of Directors then in office (but not less than one) were Directors prior to any person becoming an Interested Member (as defined in Section 27) during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors, in which case one or more Members present in person or by proxy holding at least a majority of the issued shares entitled to vote at such meeting shall be a quorum;

         (b) consider or adopt a Special Resolution to delete Section 27 on the conditions that (i) such resolution shall not be effective until 12 months after the passing of such resolution and (ii) the restriction in Section 27 shall otherwise continue to apply to any Business Combination between the Company and any person who became an Interested Member on or prior to the passing of such resolution, one or more Members present in person or by proxy holding at least a majority of the issued shares entitled to vote at such meeting shall be a quorum; and

         (c) consider or adopt any other resolution or to take any other action, one or more Members present in person or by proxy holding at least a majority of the issued shares generally entitled to vote at such meeting shall be a quorum.

         The Members present at a duly constituted general meeting of the Company may continue to transact business until adjournment, despite the withdrawal of such Members as leave less than a quorum.

     19.2 (a) Subject to the rights of holders of any class of shares to the contrary, nominations for election of Directors at any general meeting of the Company may be made either by the Board of Directors or by any Member entitled to vote for the election of Directors who gives advance notice as hereafter provided. Any such Member may nominate persons for election as Directors only if written notice of such Member's intent to make such nomination is transmitted to, and received by, the Secretary at the principal executive offices of the Company not later than (i) in the case of an annual general meeting of the Company, not less than 90 days prior to the anniversary of the date of the immediately preceding annual general meeting that was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual general meeting is more than 30 days before or after such anniversary date, such written notice must instead be received by the Secretary by the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date) and (ii) in the case of an extraordinary general meeting of the Company (provided that the Board of Directors has determined that Directors shall be elected at such meeting), the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date. Each notice given by such Member shall set forth: (i) the name and address of the Member who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the Member is a registered holder of shares entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such Member notice, a representation that the Member is such a registered holder at the time of such notice and intends to be a registered holder on the date for such meeting), and setting forth the class and number of shares so held (including shares held beneficially); (iii) a representation that such Member intends to appear in person or by proxy as a registered holder of shares at the meeting to nominate the person or persons specified in the notice;
(iv) a description of all arrangements or understandings between such Member and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the Member; (v) such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission of the United States of America; and (vi) the consent of each nominee to serve as a director of the Company if so elected.

         (b) If the facts show that a nomination was not made in accordance with the provisions of Section 19.2(a), the presiding officer of the general meeting shall so determine and declare to the meeting, whereupon the defective nomination shall be disregarded. Public disclosure of the date of a forthcoming general meeting may be made by the Company for purpose of this Section 19.2 not only by the giving of the formal notice of the meeting, but also (i) by notice to a national securities exchange (as such term is used in the Securities Exchange Act of 1934, as amended of the United States of America (the "Exchange Act") or to the National Association of Securities Dealers, Inc. (if the Ordinary Shares are then listed on such exchange or quoted on NASDAQ), (ii) by filing a report under Section 13 or 15(d) of the Exchange Act (if the Company is then subject thereto) or (iii) by a mailing to Members or by issuance of a general press release.

         (c) No business shall be transacted at an annual general meeting of the Company other than such business as shall be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) brought before the meeting by a Member present and entitled to vote at such meeting in accordance with the following procedure. For business to be brought before an annual general meeting of the Company by a Member, the Member must have given timely notice in writing to the Secretary. To be timely, a Member's notice must be transmitted to, and received by, the Secretary at the principal executive offices of the Company not less than 90 days prior to the anniversary of the date of the immediately preceding annual general meeting that was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual general meeting is more than 30 days before or after such anniversary date, such written notice must instead be received by the Secretary by the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date). Each such notice given by such Member must set forth: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and address of the Member who intends to propose such business; (3) a representation that the Member is a registered holder of shares entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such Member notice, a representation that the Member is a registered holder at the time of such notice and intends to be a registered holder on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business; and (4) any material interest of the Member in such business. The presiding officer of the meeting may refuse to transact any business at any meeting made without compliance with the foregoing procedure.

         (d) Notwithstanding the provisions of Section 19.2, a Member also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section 19.2. Nothing in Section 19.2 shall be deemed to affect any rights of Members to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

     19.3 The Chairman of the Board of Directors appointed by the Board of Directors prior to the relevant general meeting of the Company or, in his absence, a person designated by the Chairman of the Board of Directors, or if no person is so designated, a person designated by the Board of Directors shall preside at any meeting of the Members and determine the order of business and all other matters relating to the conduct of the meeting.

     19.4 The presiding officer of any meeting of the Members shall have the power to prescribe such rules, regulations and procedures and to do all such things as in his judgment may be necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, the right of Directors, Members and others to speak, limitations on the time allotted to questions or comments, restrictions on entry to the meeting after the time scheduled for the commencement thereof and the opening and closing of the voting polls.

     19.5 The presiding officer may, with the consent of a majority of the Members present and entitled to vote at any general meeting duly constituted hereunder, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

     19.6 In the case of joint registered holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register.

     19.7 No Member shall be entitled to vote at any general meeting of the Company unless (a) he is registered as a Member on the record date for such meeting or holds a valid proxy of such a Member or unless (b) all calls or other sums presently payable in respect of the shares to be voted have been paid.

     19.8   Votes may be given either personally or by proxy.

                                  XX.  PROXIES

     20.1 The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or his attorney duly authorized in writing, or, if the appointor is a corporation or other legal entity, under the hand of an officer, attorney or where applicable, trustee duly authorized in that behalf. A proxy need not be a Member. Each Member entitled to vote at a general meeting of the Company may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy specifically provides for a longer period. If an instrument of proxy designates two or more persons to act as proxies, their acts with respect to voting shall have the following effect: (a) if only one proxy acts, his acts bind all; (b) if more than one proxy acts, the act of the majority binds all; and (c) if more than one acts and a majority do not agree on a particular issue, each proxy shall be entitled to vote in respect of the same portion of the shares as such proxy is of the proxies representing such shares.

     20.2 The instrument appointing a proxy shall be deposited at the principal executive offices of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting; provided that the presiding officer of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile transmission of the signed proxy or upon receipt of telex or cable confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

     20.3 The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof.

     20.4 A vote given in accordance with the term of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no notice in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its principal executive offices before the commencement of the general meeting, or adjourned meeting, at which it is sought to use the proxy.

     20.5 Any corporation or other legal entity, which is a Member, may in accordance with its articles of association or other governing documents or in the absence of such provision by resolution of its board of directors or other governing body authorize such person as it thinks fit to act as its representative at any general meeting of the Company, and the person so authorized shall be entitled to exercise the same powers on behalf of the corporation or other legal entity which he represents as the corporation or entity could exercise if it were an individual Member.

                                XXI.  DIRECTORS

     21.1 (a) There shall be a Board of Directors the members of which shall be elected by the Members in accordance with Section 16.1 or appointed by the Board of Directors in accordance with this Article XXI consisting of not less than two nor more than 12 persons. The Board of Directors shall have the exclusive power and right to set the exact number of Directors within that range from time to time by resolution adopted by the vote of a majority of the whole Board of Directors.

         (b) Except as set out in Section 21(f), the Directors shall be divided into three classes, designated by Class I, Class II and Class III. At the 2000 annual general meeting of the Company, Class I Directors shall be elected for a term expiring at the 2003 annual general meeting of the Company. At the 2001 annual general meeting of the Company, Class II Directors shall be elected for a term expiring at the 2004 annual general meeting of the Company. At the 2002 annual general meeting of the Company, Class III Directors shall be elected for a term expiring at the 2005 annual general meeting of the Company. At each annual general meeting of the Company, each class of Directors whose term shall then expire shall be elected to hold office for a three-year term and until the election of their respective successors in office or their earlier death, resignation or removal.

         (c) If the number of Directors is decreased by resolution of the Board of Directors pursuant to this Section 21.1, in no case shall that decrease or shorten the term of any incumbent Director.

         (d) Any newly created directorship resulting from an increase in the number of Directors and any other vacancy on the Board of Directors, however caused, may only be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director. Any Director elected by the Board of Directors to fill a vacancy shall hold office until the annual general meeting of the Company for the year in which the term of the Director vacating office expires and until his successor shall have been elected. Any newly created directorship resulting from an increase in the number of Directors may be created in any Class of Directors that the Board of Directors may determine, and any Director elected to fill the newly created vacancy shall hold office until the term of office of such Class expires.

         (e) One or more or all of the Directors may be removed only for "cause" by the affirmative vote of the holders of at least a majority of the issued shares generally entitled to vote, voting together as a single class, at a general meeting of the Company for which proper notice of the proposed removal has been given. As used in the preceding sentence, "cause" shall be limited to (i) action by the Director involving willful malfeasance, which conduct has a material adverse effect on the Company, or (ii) conviction of the Director of a felony. The Board of Directors shall not have any power to remove any Director.

         (f) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of shares in issue has the right, voting separately by class or series, to elect Directors at an annual general meeting or extraordinary general meeting of the Company, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Articles. Directors so elected shall not be divided into classes and shall be elected by such holders annually unless expressly provided otherwise by those provisions or resolutions. The aforesaid Directors and the Directors appointed under Section 21.1 shall together constitute the Board of Directors from time to time.

     21.2 Each Director shall be entitled to receive as compensation for such Director's services as a Director or committee member or for attendance at meetings of the Board of Directors or committees, or both, such amounts (if any) as shall be fixed from time to time by the Board of Directors. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

     21.3 A Director may hold any other office (other than as an outside auditor of the Company) or place of profit under the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board of Directors may determine.

     21.4 A Director may act by himself or for his firm in a professional capacity for the Company (other than as an outside auditor of the Company), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided, however, that he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction.

     21.5   No membership qualifications for Directors shall be required.

     21.6 A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder, member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

     21.7 No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established; provided, however, that he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

     21.8 A general notice that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Section 21.7 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

     21.9 The Directors may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a Director of (a) the

Company, (b) a company which is or was an affiliate of the Company, or (c) a predecessor in business of the Company or of an affiliate of the Company (or, in each case, for any member of his family, including a spouse or former spouse, or a person who is or was dependent on him). For this purpose, the Directors may establish, maintain, subscribe and contribute to any scheme, plan, trust or fund and pay premiums thereon. The Directors may arrange for this to be done by the Company alone or in conjunction with another person.

     21.10 A Director or former Director is entitled to receive and retain for his own benefit a pension or other benefit provided under Section 21.9 and is not obliged to account for it to the Company.

     21.11 A Director may appoint any person to act as his proxy only in respect of the annual meeting of the Board of Directors required to be held in the Cayman Islands in each year pursuant to the Statute. Any proxy appointed for the purposes of any such meeting will have authority only to vote in respect of the approval of the Company's annual return to the Cayman Islands Registrar of Companies. Such appointment must be made in writing under the hand of the appointor and may at any time be revoked in like manner, and notice of every such appointment or revocation in like manner, and the appointee need not be a Director or Member, but he must furnish the Company with his address.

                     XXII.  POWERS AND DUTIES OF DIRECTORS

     22.1 The business and affairs of the Company shall be managed by the Board of Directors who may exercise all such powers of the Company and do all such lawful acts and things as are not from time to time by the Statute or by these Articles required to be exercised or done by the Company in general meeting.

     22.2 The Board of Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board of Directors under these Articles) and for such period and subject to such conditions as it may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Board of Directors may deem fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

     22.3 All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be by such officer or officers or such other person or persons as the Board of Directors shall from time to time designate.

     22.4 The Board of Directors shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Company and the Directors and of committees of the Board of Directors.

     22.5 The Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

     22.6 The Board of Directors may authorize any officer, officers, agent or agents to enter into any contract or agreement of any nature whatsoever, including, without limitation, any contract, deed, bond, mortgage, guaranty, deed of trust, security agreement, pledge agreement, act of pledge, collateral mortgage, collateral chattel mortgage or any other document or instrument of any nature whatsoever, and to execute and deliver any such contract, agreement, document or other instrument of any nature whatsoever for and in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

     22.7 If, as the result of consolidation and division or subdivision of shares, Members become entitled to fractions of a share, the Board of Directors may on behalf of the Members deal with the fractions as it thinks fit. In particular, the Board of Directors may:

         (a) sell fractions of a share to a person (including, subject to the Statute, to the Company) for the best price reasonably obtainable and distribute the net proceeds of sale in due proportion amongst the persons entitled (except that if the amount due to a person is less than US$10, or such other sum as the Board of Directors may decide, the sum may be retained for the benefit of the Company) and to give effect to such a sale the Board of Directors may authorize a person to transfer the shares to the purchaser or his nominee and may cause the name of the purchaser or his nominee to be entered in the register as the holder of the shares. The purchaser is not bound to see to the application of the purchase money and the title of the transferee to the shares is not affected by an irregularity or invalidity in the proceedings connected with the sale; or

         (b) subject to these Articles, allot or issue to a member credited as fully paid by way of capitalization the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or subdivision, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation or subdivision, as the case may be) and if shares are so allotted or issued the amount required to pay-up those shares may be capitalized as the Board of Directors thinks fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying-up in full the appropriate number of shares. A resolution of the Board of Directors capitalizing part of the reserves has the same effect as if the capitalization had been declared by Ordinary Resolution.

                               XXIII.  COMMITTEES

     23.1 The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors, as designated by the Board of Directors. The Board of Directors may designate one or more alternate Directors as members of any committee, who may replace any absent member at any meeting of the committee. In the absence of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent member. At all meetings of any committee, a majority of its members (or the member, if only one) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such committee, unless otherwise specifically provided by the Statute, the Memorandum, these Articles or the resolution establishing such committee. The Board of Directors shall have the power at any time to change the number and members of any such committee, to fill vacancies and to discharge any such committee.

     23.2 Any such committee, to the extent provided in the resolution of the Board of Directors but subject to any limitations of the Statute, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company and may authorize the seal of the Company to be affixed to all papers that may require it. The provisions herein with respect to notice of meetings of the Board of Directors shall apply also to meetings of committees, unless different provisions shall be prescribed by the Board of Directors. Each committee shall serve at the pleasure of the Board of Directors. It shall keep minutes of its meetings and report the same to the Board of Directors when required and shall observe such procedures as are prescribed by the Board of Directors.

     23.3 The committees of the Board of Directors may include the Audit Committee, the Executive Compensation Committee, the Finance/Benefits Committee and the Corporate Governance Committee and any other committees designated by the Board of Directors.

                        XXIV.  PROCEEDINGS OF DIRECTORS

     24.1 Except as otherwise provided by these Articles, the Board of Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit. Questions arising at any meeting shall be decided by a majority of the Directors present at a meeting at which there is a quorum.

     24.2 Regularly scheduled meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a majority of the Directors.

     24.3 No notice need be given of any regular meeting of the Board of Directors or of any adjourned meeting of the Board of Directors. No notice need be given to any Director who signs a written waiver thereof or who attends the meeting without protesting the lack of notice. Notices need not state the purpose of the meeting. Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except when a Director attends and makes it known that he is attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully convened, and such purpose is duly recorded in the minutes of such meeting.

     24.4 Notice of each special meeting of the Board of Directors shall be given to each Director either by first class United States mail at least three days before the meeting, by "overnight" or other express delivery service at least two days before the meeting, or by telegram, telex, cable, telecopy, facsimile, personal written delivery or telephone at least one day before the meeting. Any notice given by telephone shall be immediately confirmed by telegram, telex, cable, telecopy or facsimile. Notices are deemed to have been given: by mail, when deposited in the United States mail with postage prepaid; by "overnight" or other express delivery service, the day after sending; by telegram, telex, or cable, at the time of sending; by telecopy or facsimile, upon receipt of a transmittal confirmation; and by personal delivery or telephone, at the time of delivery. Written notices shall be sent to a director at the address designated by such Director for that purpose or, if none has been so designated, at such director's last known residence or business address.

     24.5 The quorum necessary for the transaction of the business of the Board of Directors shall be a majority of the whole Board of Directors.

     24.6 All acts done at any meeting of the Board of Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director be as valid as if every such person had been duly appointed and qualified to be a Director.

     24.7 Any one or more members of the Board of Directors or any committee thereof may participate in a meeting of such Board of Directors or committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

     24.8 A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Board of Directors or committee, as the case may be, duly convened and held.

                      XXV.  VACATION OF OFFICE OF DIRECTOR

     25.1   The office of a Director shall be vacated:

         (a) if he gives notice in writing to the Board of Directors or Secretary that he resigns the office of Director;

         (b) if he dies;

         (c) if he is found to be or becomes of unsound mind; or

         (d) if removed pursuant to Section 21.1.

     25.2 In the case of a resignation, the resignation shall be effective as of the date specified in the notice or if not so specified, upon receipt thereof. Unless otherwise specified in the notice, acceptance shall not be required to make it effective.

     25.3 A resolution of the Board of Directors declaring a Director to have vacated office under the terms of Section 25.1 is conclusive evidence as to the fact and grounds of vacation stated in the resolution.

                      XXVI.  CERTAIN BUSINESS COMBINATIONS

     26.1 In addition to any approval by Members required pursuant to the terms of any series or class of shares other than Ordinary Shares, the approval of the holders of at least a majority of the issued shares generally entitled to vote at a meeting called for such purpose, following approval by the Board of Directors shall be required in order for the Company "to sell, lease or exchange all or substantially all of its property or assets" as that phrase is interpreted for the purposes of section 271 of the Delaware General Corporation Law, as amended or re-enacted from time to time, of the United States of America, provided that the foregoing approval by Members shall not apply to any such transaction of the Company with any entity which the Company, "directly or indirectly controls" as that phrase is defined in Rule 405 under the Securities Act of 1933, as amended or re-enacted from time to time, of the United States of America.

             XXVII.  BUSINESS COMBINATIONS WITH INTERESTED MEMBERS

     27.1 The Company shall not engage in any Business Combination with any Interested Member for a period of three years following the time that such Member became an Interested Member, unless, at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at a general meeting of the Company by the affirmative vote of at least 66 2/3% of the issued shares generally entitled to vote which are not Owned by the Interested Member; provided, however, that the restrictions contained in this
Section 27.1 shall not apply if:

         (a) prior to such time that such Member became an Interested Member, the Board of Directors approved either the Business Combination or the transaction which resulted in the Member becoming an Interested Member;

         (b) upon consummation of the transaction which resulted in the Member becoming an Interested Member, the Interested Member Owned at least 85% of the issued shares generally entitled to vote at the time the transaction commenced, excluding for purposes of determining the number of shares then in issue, those shares Owned (i) by Persons who are both Directors and officers of the Company and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

         (c) the Company does not have a class of voting shares that is (i) listed on a national securities exchange (as such term is defined in the Exchange Act), (ii) authorized for quotation on the NASDAQ Stock Market (or any successor to such stock market) in the United States of America or (iii) held by more than 2,000 Members, unless any of the foregoing results from action taken, directly or indirectly, by an Interested Member or from a transaction in which a Person becomes an Interested Member;

         (d) a Member becomes an Interested Member inadvertently and (i) as soon as practicable divests itself of Ownership of sufficient shares so that the Member ceases to be an Interested Member and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Member but for the inadvertent acquisition of Ownership;

         (e) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 27.1(e); (ii) is with or by a person who either was not an Interested Member during the previous three years or who became an Interested Member with the approval of the Board of Directors or during the period described in Section 27.1(f); and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any person becoming an Interested Member during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company (other than to any direct or indirect wholly Owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued shares or (z) a proposed tender or exchange offer for 50% or more of the voting shares then in issue. The Company shall give not less than 20 days' notice to all Interested Members prior to the consummation of any of the transactions described in clause (y) of the second sentence of this
Section 27.1(e);

         (f) the Business Combination is with an Interested Member who became an Interested Member at a time when the restrictions contained in Section 27.1(e) did not apply by reason of Section 27.1(c);

         (g) As used in this Section 27.1, the term:

         (i) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

         (ii) "Associate," when used to indicate a relationship with any person, means (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of voting shares, (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

         (iii) "Business Combination," when used in reference to the Company and any Interested Member of the Company, means:

              (A) any merger or consolidation of any direct or indirect majority-Owned subsidiary of the Company with (1) the Interested Member or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Member and as a result of such merger or consolidation
         Section 27.1 is not applicable to the surviving entity;

              (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a Member, to or with the Interested Member, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-Owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the shares then in issue;

              (C) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-Owned subsidiary of the Company of any shares or shares of such subsidiary to the Interested Member, except (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which securities were in issue prior to the time that the Interested Member became such; (2) pursuant to a Holding Company Merger; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares or the shares of a direct or indirect majority-Owned subsidiary of the Company which security is distributed, pro rata, to all holders of a class or series of shares subsequent to the time the Interested Member became such; (4) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares; or (5) any issuance or transfer of shares by the Company; provided, however, that in no case under (3)-(5) above shall there be an increase in the Interested Member's proportionate interest in the shares of any class or series or of the voting shares;

              (D) any transaction involving the Company or any direct or indirect majority-Owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate interest of the shares of any class or series, or securities convertible into the shares of any class or series, or of the interest of the shares of any such subsidiary which is Owned by the Interested Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Member; or

              (E) any receipt by the Interested Member of the benefit, directly or indirectly (except proportionately as a Member), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (A)-(D) of this Section 27.1(g)(iii)) provided by or through the Company or any direct or indirect majority-Owned subsidiary of the Company.

         (iv) "control," including the terms "controlling," "controlled by" and "under common control with," means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the Ownership of voting shares, by contract, or otherwise. A person who is the Owner of 20% or more of the issued or outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have control of such entity.

         (v) "Interested Member" means any person (other than the Company and any direct or indirect majority-Owned subsidiary of the Company) that (A) is the Owner of 15% or more of the issued voting shares or (B) is an Affiliate or Associate of the Company and was the Owner of 15% or more of the issued voting shares at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Member, and also the Affiliates and Associates of such person; provided, however, that the term "Interested Member" shall not include any person whose Ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company; provided that such person shall be an Interested Member if thereafter such person acquires additional voting shares, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Member, the voting shares deemed to be in issue shall include shares deemed to be Owned by the person but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (vi)  "merger or consolidation" shall be construed in accordance with
      Section 203 of the Delaware General Corporation Law (as amended or re-enacted from time to time) of the United States of America.

         (vii) "Owner" including the terms "Own," "Owned" and "Ownership" when used with respect to any shares means a person that individually or with or through any of its Affiliates or Associates:

              (A)  beneficially Owns such shares, directly or indirectly;

              (B) has (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the Owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person's Affiliates or Associates until such tendered shares is accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the Owner of any shares because of such person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

              (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in Section 27.1(g)(vii)(B)(2)), or disposing of such shares with any other person that beneficially Owns, or whose Affiliates or Associates beneficially Own, directly or indirectly, such shares.

         (viii) "voting shares" means, with respect to the Company or any other corporation, shares or stock of any class or series which entitles the holder to vote generally in the election of directors and, with respect to any other entity that is not a corporation, any equity interest which entitles the holder to vote generally in the election of the governing body of such entity.

                                 XXVIII.  SEAL

     28.1 The Board of Directors may adopt a seal, alter the seal at its pleasure and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

                                XXIX.  OFFICERS

     29.1 The officers of the Company shall be chosen by the Board of Directors and shall include a President and a Secretary and may also include a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, one or more Vice Presidents (who may be further classified by such descriptions as "Executive," "Senior" or "Assistant" as determined by the Board of Directors), and such other officers, as the Board of Directors may deem necessary or appropriate. The Board of Directors may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person's authority and duties. Any person may hold at one time two or more offices. Each officer shall have such authority and perform such duties, in addition to those specified in these Articles, as may be prescribed by the Board of Directors from time to time.

     29.2 Each officer shall hold office for the term for which elected or appointed by the Board of Directors, and until the person's successor has been elected or appointed and qualified or until such person's earlier resignation or removal. Any officer may be removed by the Board of Directors, with or without cause. The election or appointment of an officer shall not in and of itself create contractual rights against the Company. Any officer may resign at any time by giving written notice to the Board of Directors or the Secretary. Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     29.3 The Chairman of the Board of Directors shall be a member of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the Board of Directors and, if so designated by the Board of Directors, shall be the Chief Executive Officer of the Company. If designated Chief Executive Officer, the Chairman of the Board of Directors shall, subject to the control of the Board of Directors, be responsible for the day-to-day management of the business and affairs of the Company and shall enjoy all other powers commonly incident to the office of Chief Executive Officer.

     29.4 Unless there shall be a Chairman of the Board of Directors designated by the Board of Directors as the Chief Executive Officer of the Company, the President shall be the Chief Executive Officer of the Company. Subject to the control of the Board of Directors and the Chairman of the Board of Directors (if designated Chief Executive Officer), the President shall be responsible for the day-to-day management of the business and affairs of the Company and shall enjoy all other powers commonly incident to the office. If the President shall not be designated the Chief Executive Officer of the Company, such President shall have such authority and perform such duties as may be prescribed from time to time by the Board of Directors.

     29.5 Each of the Vice Presidents shall have such authority and perform such duties as may be prescribed from time to time by the Board of Directors.

     29.6 The Secretary shall keep the minutes of the meetings of the Members and the Board of Directors and give notice of such meetings and shall perform like duties for the committees of the Board of Directors when so required. The Secretary shall have custody of the seal and affix and attest the seal to any instrument to be executed under seal and enjoy all powers commonly incident to the office. In the case of the absence or inability to act of the Secretary, any Assistant Secretary (or, in the case of keeping minutes of a meeting of Members or Directors, any other person designated by the presiding officer of such meeting) may act in the Secretary's place.

     29.7 Compensation of officers, agents and employees of the Company shall be fixed from time to time by, or under the authority of, the Board of Directors.

                          XXX.  DIVIDENDS AND RESERVES

     30.1 Subject to the Statute and any rights and restrictions for the time being attached to any class or series of shares, the Board of Directors may from time to time declare dividends (including interim dividends) on the shares issued and authorize payment of the same out of the funds of the Company lawfully available therefor.

     30.2 Subject to the Statute and any rights and restrictions for the time being attached to any class or series of shares, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect of which the dividend is paid, but no amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Section
30.2 as paid on the share. Subject to the Statute and any rights and restrictions for the time being attached to any class or series of shares, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

     30.3 If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividends, bonuses or other moneys payable on or in respect of the share.

     30.4 The Board of Directors may deduct from any dividend payable to any Member all sums of money (if any) presently payable by him to the Company or account of calls or otherwise.

     30.5 The Board of Directors may declare that any dividend be paid wholly or partly by the distribution of shares or other securities of the Company and/or specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and where any difficulty arises in regard to such distribution, the Board of Directors may settle the same as it deems expedient and in particular may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Board of Directors.

     30.6 No dividend shall bear interest against the Company unless expressly authorized by the Board of Directors.

                             XXXI.  CAPITALIZATION

     31.1 The Company may upon the recommendation of the Board of Directors capitalize any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Board of Directors shall do all acts and things required to give effect to such capitalization, with full power to the Board of Directors to make such provisions as it thinks fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Board of Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto, and any agreement made under such authority shall be effective and binding on all concerned.

                                 XXXII.  AUDIT

     32.1 The accounts relating to the Company's affairs shall be audited in such manner, if at all, as may be determined from time to time by the Board of Directors.

                                XXXIII.  NOTICES

     33.1 Notices shall be in writing and may be given by the Company to any Member either by first class United States mail, "overnight" or other express delivery service, telegram, telex, cable, telecopy, facsimile or personal delivery. Notices are deemed to have been given: by mail, three days after deposited in the United States mail with postage prepaid; by "overnight" or other express delivery service, the day after sending; by telegram, telex or cable, at the time of sending; by telecopy or facsimile, upon receipt of a transmittal confirmation; and by personal delivery, at the time of delivery.

     33.2 A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by any manner set forth in Section 33.1 addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankruptcy, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled.

     33.3 A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joining holder first named on the Register in respect of the share.

     33.4 Notice of every general meeting of the Company shall be given in any manner hereinbefore authorized to:

         (a) every holder of voting shares as shown in the Register as of the record date for such meeting except that in the case of joint holder the notice shall be sufficient if given to the joint holder first named in the Register;

         (b) every person upon whom the ownership of a voting share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a holder of voting shares where such holder but for his death or bankruptcy would be entitled to receive notice of the meeting; and

         (c) except as otherwise required by law or these Articles, no other person shall be entitled to receive notice of general meetings.

                 XXXIV.  LIMITATION OF LIABILITY AND INDEMNITY

     34.1 (a) No Director shall be personally liable to the Company or, if any, its Members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or, if any, to its Members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Director derived an improper personal benefit.

         (b) The Company shall indemnify, to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that he is or was a Director or officer of the Company, or, while serving as a Director or officer of the Company, is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by this Section 34.1 also shall include the right of such persons to be paid in advance by the Company for their expenses to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect. The right to indemnification conferred on such persons by this
Section 34.1 shall be a contractual right.

         (c) Unless otherwise determined by the Board of Directors, the Company shall indemnify to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was an employee (other than an officer) or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

         (d) The rights and authority conferred in this Section 34.1 shall not be exclusive of any other right that any person has or hereafter acquires under any law, provision of these Articles or the Memorandum, agreement, vote of Members or of the Board of Directors or otherwise.

         (e) Neither the amendment nor repeal of this Section 34.1, nor the adoption of any provision of the Memorandum or these Articles or of any law inconsistent with this Section 34.1, shall eliminate or reduce the effect of this Section 34.1 in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                            XXXV.  BOOKS AND RECORDS

     35.1 In addition to any rights which may be conferred on Members by Statute, upon written demand under oath stating the purpose thereof, any Member, in person or by attorney or other agent, may review for any proper purpose, during usual hours for business, the books and records of the Company including, without limitation, the Register. A proper purpose shall mean a purpose reasonably related to such person's interest as a Member. In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the shareholder. The demand under oath shall be directed to the corporation at its principal executive offices.

         The Board of Directors may establish procedures for, or limitations or conditions on, Members' review of books and records of the Company for the purpose of (a) protecting the interests of the Company, (b) protecting the confidentiality of the information contained in those books and records, (c) the convenience of the Company, or (d) protecting any other interest of the Company that the Board of Directors deems proper.

                               XXXVI.  WINDING UP

     36.1 In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or distribution on winding up, the full amounts to which they shall be entitled and the holders of the then-issued Ordinary Shares shall be entitled to receive, pro rata according to the number of Ordinary Shares registered in the names of such Members, any remaining assets of the Company available for distribution to its Members; provided, if, at such time, the holder of Ordinary Shares has any outstanding debts, liabilities or engagements to or with the Company (whether presently payable or not), either alone or jointly with any other person, whether a Member or not (including, without limitation, any liability associated with the unpaid purchase price of such Ordinary Shares), the liquidator appointed to oversee the liquidation of the Company may deduct from the amount payable in respect of such Ordinary Shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with the Company (whether presently payable or not). The liquidator may with the sanction of a Special Resolution distribute, in kind, to the holders of the Ordinary Shares remaining assets of the Company or may, without the need of any such sanction sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person, corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other person, corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the Ordinary Shares. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

                            XXXVII.  DEREGISTRATION

     37.1 (a) The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing; and

         (b) In furtherance of a resolution adopted pursuant to (a) above of this Section 37.1, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

                             XXXVIII.  FISCAL YEAR

     38.1 Each Fiscal Year shall commence on such date as may be specified by the Board of Directors.

                         XXXIX.  AMENDMENTS OF ARTICLES

     39.1 Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           Section 34.1 of Transocean-Cayman's Articles of Association provides that:

           No Transocean-Cayman director will be personally liable to Transocean-Cayman or, if any, its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Transocean-Cayman or, if any, to its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the director derived an improper personal benefit.

           Transocean-Cayman will indemnify, to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of Transocean-Cayman) by reason of the fact that he is or was a director or officer of Transocean-Cayman, or, while serving as a director or officer of Transocean-Cayman, is or was serving at the request of Transocean-Cayman, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by
           Section 34.1 also includes the right of such persons to be paid in advance by Transocean-Cayman for their expenses to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect.

           Unless otherwise determined by the Transocean-Cayman board of directors, Transocean-Cayman will indemnify to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of Transocean-Cayman), by reason of the fact that he is or was an employee (other than an officer) or agent of Transocean-Cayman, or is or was serving at the request of Transocean-Cayman as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

           The rights and authority conferred by Section 34.1 are not exclusive of any other right that any person has or hereafter acquires under any law, provision of Transocean-Cayman's Articles of Association or Memorandum of Association, agreement, vote of members of Transocean-Cayman or of the board of directors of Transocean-Cayman or otherwise.

           Transocean-Delaware also has directors and officers liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such. Transocean-Cayman is expected to continue to maintain this insurance.

ITEM 21.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



           (a) Exhibits.



            EXHIBIT
            NUMBER                                 DESCRIPTION
            -------                                -----------
              *2.1    --   Agreement and Plan of Merger and Conversion dated as of
                           March 12, 1999 between the Registrant and Transocean
                           Offshore Inc., a Delaware corporation (included as Annex A to the proxy statement/prospectus that constitutes part of this registration statement)
               3.1    --   Articles of Incorporation of Transocean Offshore (Texas)
                           Inc.
               3.2    --   Bylaws of Transocean Offshore (Texas) Inc.
              *3.3    --   Form of Memorandum of Association for Transocean Offshore
                           Inc., a Cayman Islands exempted company (included as Annex B to the proxy statement/ prospectus that constitutes part of this registration statement)
              *3.4    --   Form of Articles of Association for Transocean Offshore
                           Inc., a Cayman Islands exempted company (included as Annex C to the proxy statement/prospectus that constitutes part of this registration statement)
               5.1    --   Opinion of Baker & Botts, L.L.P., regarding the legality of the securities to be issued by Transocean Offshore (Texas)
                           Inc.
               5.2    --   Opinion of W. S. Walker & Company, regarding the legality of securities to be issued by Transocean Offshore Inc., a
                           Cayman Islands exempted company
               8.1    --   Opinion of W. S. Walker & Company, regarding certain Cayman
                           Islands tax matters
               8.2    --   Opinion of Weil Gotshal & Manges LLP, regarding certain U.S.
                           tax matters
              23.1    --   Consent of Ernst & Young LLP
              23.2    --   Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1)
              23.3    --   Consent of W. S. Walker & Company (included in Exhibit 5.2)
              23.4    --   Consent of W. S. Walker & Company (included in Exhibit 8.1)
              23.5    --   Consent of Weil Gotshal & Manges LLP (included in Exhibit
                           8.2)
              23.6    --   Consents of the following as nominees for directorship:
                           Richard D. Kinder; Ronald L. Kuehn, Jr.; Robert J. Lanigan;
                           Fridtjof Lorentzen; Max L. Lukens; Martin B. McNamara;
                           Kristian Siem
              99.1    --   Proxy card for use at Annual Meeting of Transocean Offshore
                           Inc.


           --------------------------

*   Incorporated by reference.



           (b) Financial Statement Schedules.



           All schedules are omitted because they are not applicable.



ITEM 22.           UNDERTAKINGS.



     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes:



          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.



          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.



          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



          (4) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 8, 1999.



                                          TRANSOCEAN OFFSHORE (TEXAS) INC.


                                                  /s/ ROBERT L. LONG

                                          By:


                                          --------------------------------------


                                                       Robert L. Long


                                                   Senior Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on April 8, 1999 in the capacities indicated.



                  SIGNATURE                                            TITLE
                  ---------                                            -----

           /s/ J. MICHAEL TALBERT                Chairman of the Board and Chief Executive Officer
---------------------------------------------              (Principal Executive Officer)
             J. Michael Talbert

             /s/ ROBERT L. LONG                   Director, Senior Vice President, Chief Financial
---------------------------------------------                         Officer
               Robert L. Long                       and Treasurer (Principal Financial Officer)

         /s/ BARBARA S. KOUCOUTHAKIS            Vice President and Controller (Principal Accounting
---------------------------------------------                         Officer)
           Barbara S. Koucouthakis

            /s/ W. DENNIS HEAGNEY                              Director and President
---------------------------------------------
              W. Dennis Heagney

                               INDEX TO EXHIBITS





EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------

  *2.1    --   Agreement and Plan of Merger and Conversion dated as of
               March 12, 1999 between the Registrant and Transocean
               Offshore Inc., a Delaware corporation (included as Annex A to the proxy statement/prospectus that constitutes part of this registration statement)
   3.1    --   Articles of Incorporation of Transocean Offshore (Texas)
               Inc.
   3.2    --   Bylaws of Transocean Offshore (Texas) Inc.
  *3.3    --   Form of Memorandum of Association for Transocean Offshore
               Inc., a Cayman Islands exempted company (included as Annex B to the proxy statement/prospectus that constitutes part of this registration statement)
  *3.4    --   Form of Articles of Association for Transocean Offshore
               Inc., a Cayman Islands exempted company (included as Annex C to the proxy statement/prospectus that constitutes part of this registration statement)
   5.1    --   Opinion of Baker & Botts, L.L.P., regarding the legality of the securities to be issued by Transocean Offshore (Texas)
               Inc.
   5.2    --   Opinion of W. S. Walker & Company, regarding the legality of securities to be issued by Transocean Offshore Inc., a
               Cayman Islands exempted company
   8.1    --   Opinion of W. S. Walker & Company, regarding certain Cayman
               Islands tax matters
   8.2    --   Opinion of Weil Gotshal & Manges LLP, regarding certain U.S.
               tax matters
  23.1    --   Consent of Ernst & Young LLP
  23.2    --   Consent of Baker & Botts, L.L.P. (included in Exhibit 5.1)
  23.3    --   Consent of W. S. Walker & Company (included in Exhibit 5.2)
  23.4    --   Consent of W. S. Walker & Company (included in Exhibit 8.1)
  23.5    --   Consent of Weil Gotshal & Manges LLP (included in Exhibit
               8.2)
  23.6    --   Consents of the following as nominees for directorship:
               Richard D. Kinder; Ronald L. Kuehn, Jr.; Robert J. Lanigan;
               Fridtjof Lorentzen; Max L. Lukens; Martin B. McNamara;
               Kristian Siem
  99.1    --   Proxy card for use at Annual Meeting of Transocean Offshore
               Inc.


---------------

*   Incorporated by reference.